UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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EXXON MOBIL CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2009
ANNUAL MEETING
AND PROXY STATEMENT

April 13, 2009

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 27, 2009, at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas 75201. The meeting will begin promptly at 9:00 a.m., Central Time. At the meeting, you will hear a report on our business and vote on the following items:

•	Election of directors;

•	Ratification of PricewaterhouseCoopers LLP as independent auditors;

•	Eleven shareholder proposals contained in this proxy statement; and,

•	Other matters if properly raised.

Only shareholders of record on April 6, 2009, or their proxy holders may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and ExxonMobil guests. Only shareholders or their valid proxy holders may address the meeting.

This booklet includes the formal notice of the meeting, proxy statement, and financial statements. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

Even if you own only a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card.

To attend the meeting in person, please follow the instructions on page 3. A live audiocast of the meeting and a report on the meeting will be available on our Web site at exxonmobil.com.

Sincerely,

David S. Rosenthal	Rex W. Tillerson
Secretary	Chairman of the Board

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 6, 2009, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 27, 2009.

•	The 2009 Proxy Statement and 2008 Summary Annual Report are available at www.edocumentview.com/xom

Electronic Delivery of Proxy Statement and Annual Report

Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to the proxy materials. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

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Shareholders of Record: If you vote on the Internet at www.investorvote.com/exxonmobil, simply follow the prompts for enrolling in the electronic proxy delivery service. You may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/exxonmobil. You may also revoke an electronic delivery election at this site at any time.

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Beneficial Shareholders: If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

How Proxies Work

ExxonMobil’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals, or abstain from voting.

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

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Via Internet: Go to www.investorvote.com/exxonmobil and follow the instructions. You will need to have your proxy card in hand. At this Web site, you can elect to access future proxy statements and annual reports via the Internet.

•	By Telephone: Call toll-free 1-800-652-8683 or 1-781-575-2300 (outside the United States, Canada, and Puerto Rico), and follow the instructions. You will need to have your proxy card in hand.

•	In Writing: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy card covers all shares registered in your name and shares held in your Computershare Investment Plan account. If you own shares in the ExxonMobil Savings Plan for employees and retirees, your proxy card also covers those shares.

If you give us your signed proxy but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the ratification of the appointment of independent auditors; and against the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The trustee of the ExxonMobil Savings Plan will vote Plan shares as participants direct. To the extent participants do not give instructions, the trustee will vote shares as it thinks best. The proxy card serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date via a proxy card, the Internet, or by telephone;

•	Notifying ExxonMobil’s Secretary in writing before the meeting; or,

•	Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

Votes Required

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Election of Directors Proposal: A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. Only votes FOR or WITHHELD count. Abstentions are not counted for purposes of the election of directors.

Our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our Web site at exxonmobil.com/governance, state that all directors will stand for election at the annual meeting of shareholders. In any non-contested election of directors, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election shall tender his or her resignation. Within 90 days after certification of the election results, the Board of Directors will decide, through a process managed by the Board Affairs Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation. The Board will promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation on Form 8-K filed with the Securities and Exchange Commission (SEC).

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Other Proposals: Approval of the Ratification of Independent Auditors proposal and the shareholder proposals requires the favorable vote of a majority of the votes cast. Only votes FOR or AGAINST these proposals count. Abstentions and broker non-votes count for quorum purposes, but not for the voting of these proposals. A “broker non-vote” occurs when a bank, broker, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Annual Meeting Admission

Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting. For safety and security reasons, cameras, camera phones, recording equipment, electronic devices, large bags, briefcases, or packages will not be permitted in the meeting. In addition each shareholder and ExxonMobil guest will be asked to present a valid government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 6, 2009, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed under “Contact Information” below.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Audiocast of the Annual Meeting

You are invited to visit our Web site at exxonmobil.com to hear the live audiocast of the meeting at 9:00 a.m., Central Time, on Wednesday, May 27, 2009. An archived copy of this audiocast will be available on our Web site for one year.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.

Dialogue can be better accomplished with interested parties outside the meeting and, for this purpose, we have provided a method for raising issues and contacting the non-employee directors either in writing or electronically on our Web site at exxonmobil.com/directors. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Mr. David S. Rosenthal

Secretary

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

call us at 1-972-444-1157,

or send a fax to 1-972-444-1505.

For information about shares registered in your name or your Computershare Investment Plan account, call ExxonMobil Shareholder Services at 1-800-252-1800 or 1-781-575-2058 (outside the United States, Canada, and Puerto Rico), or access your account via the Web site at www.computershare.com/exxonmobil. We also invite you to visit ExxonMobil’s Web site at exxonmobil.com. Investor information can be found at exxonmobil.com/investor. Web site materials are not part of this proxy solicitation.

BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Overview

The Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

•	Overseeing the management of the Company on your behalf;

•	Reviewing ExxonMobil’s long-term strategic plans;

•	Exercising direct decision-making authority in key areas, such as declaring dividends;

•	Selecting the CEO and evaluating the CEO’s performance; and,

•	Reviewing development and succession plans for ExxonMobil’s top executives.

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s position on a number of governance issues. A copy of our current Corporate Governance Guidelines is posted on our Web site at exxonmobil.com/governance. The Guidelines are also available to any shareholder on request to the Secretary at the address given under “Contact Information” on page 3.

All ExxonMobil directors stand for election at the annual meeting. Non-employee directors cannot stand for election after they have reached age 72, unless the Board makes an exception on a case-by-case basis. Employee directors resign from the Board when they are no longer employed by ExxonMobil.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. In general the Guidelines require that an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE), the additional categorical standards referenced in our Corporate Governance Guidelines, and other facts and circumstances the Board considers relevant.

The NYSE standards generally provide that a director will not be independent if: (1) the director is, or in the past three years has been, an employee of ExxonMobil; or a member of the director’s immediate family is, or in the past three years has been, an executive officer of ExxonMobil; (2) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from ExxonMobil other than for service as a director; (3) the director is a current partner or employee, or an immediate family member is a current partner, of PricewaterhouseCoopers LLP (PwC), our independent auditors; or an immediate family member is a current employee of PwC and personally works on ExxonMobil’s audit; or within the past three years the director or an immediate family member has been a PwC partner or employee who worked on ExxonMobil’s audit; (4) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an ExxonMobil executive officer serves on the compensation committee; or, (5) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, ExxonMobil in an amount which, in any 12-month period during the past three years, exceeds the greater of $1 million or 2 percent of that other company’s consolidated gross revenues.

ExxonMobil’s Corporate Governance Guidelines also provide that a director will not be independent if a reportable “related person transaction” exists with respect to that director or a member of the director’s family for the current or most recently completed fiscal year. See the Guidelines for Review of Related Person Transactions posted on the Corporate Governance section of our Web site and described in more detail under “Related Person Transactions and Procedures” on pages 11-12. The categorical standards provided in the Related Person Transaction Guidelines also serve as ExxonMobil’s additional categorical standards for determining director independence.

The Board has reviewed relevant relationships between ExxonMobil and each non-employee director and director nominee to determine compliance with the NYSE standards and ExxonMobil’s additional categorical standards. The Board has also evaluated whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Board has determined that all ExxonMobil non-employee directors and director nominees (M.J. Boskin, L.R. Faulkner, K.C. Frazier, W.W. George, J.R. Houghton, R.C. King, M.C. Nelson, S.J. Palmisano, S.S Reinemund, W.V. Shipley, and E.E. Whitacre, Jr.) are independent. The Board has also determined that each member of the Audit, Board Affairs, Compensation, and Public Issues and Contributions Committees (see membership table below) is independent.

In recommending that each director and nominee be found independent, the Board Affairs Committee reviewed the following transactions, relationships, or arrangements. All matters described below fall within the NYSE and ExxonMobil independence standards.

Name	Matters Considered
K.C. Frazier	Ordinary course business with Merck (purchases of pharmaceutical products; sales of chemicals and oils)
M.C. Nelson	Ordinary course business with Carlson (purchases of travel services; sales of lubricants)
S.J. Palmisano	Ordinary course business with IBM (purchases of consulting and IT maintenance services)

Presiding Director

Mr. Palmisano currently serves as ExxonMobil’s Presiding Director. The Presiding Director is selected annually by the other independent members of the Board of Directors. It is normally expected that the same director will serve as Presiding Director for at least two years. The Presiding Director acts as a liaison with the Chairman, in consultation with the other directors.

Specific duties of the Presiding Director include: chairing executive sessions of the non-employee directors and providing feedback from such sessions to the Chairman as appropriate; chairing meetings of the Board in the absence of the Chairman and President; and reviewing in advance and consulting with the Chairman regarding the schedule and agenda for all Board meetings as well as reviewing in advance the materials to be distributed to the directors for Board meetings.

Executive sessions may be convened by the Presiding Director at his or her discretion and will be convened if requested by any other director. Any non-employee director may raise issues for discussion at an executive session.

Board Meetings and Committees; Annual Meeting Attendance

The Board met 10 times in 2008. ExxonMobil’s incumbent directors, on average, attended approximately 96 percent of Board and committee meetings during 2008; and no director attended less than 75 percent of such meetings. ExxonMobil’s non-employee directors held four executive sessions in 2008.

As specified in our Corporate Governance Guidelines, it is ExxonMobil’s policy that directors should make every effort to attend the annual meeting of shareholders. All incumbent directors attended last year’s meeting except Mr. Whitacre, who was first elected to the Board in May 2008.

The Board appoints committees to help carry out its duties. Board committees work on key issues in greater detail than would be possible at full Board meetings. Only non-employee directors may serve on the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committees. Each committee has a written charter. The charters are posted on the Corporate Governance section of our Web site and are available free of charge on request to the Secretary at the address given under “Contact Information” on page 3.

The table below shows the current membership of each Board committee and the number of meetings each committee held in 2008.

Director	Audit	Compensation	Board Affairs	Finance	Public Issues and Contributions	Executive(1)
M.J. Boskin	•			•		•
L.R. Faulkner	•			•
W.W. George		C	•
J.R. Houghton	C			•		•
R.C. King		•			C	•
M.C. Nelson			•		•	•
S.J. Palmisano		•	•
S.S Reinemund	•			•
W.V. Shipley			C		•
R.W. Tillerson				C		C
E.E. Whitacre, Jr.		•			•
2008 Meetings	11	7	9	2	4	0

C	= Chair
•	= Member
(1)	Other directors serve as alternate members on a rotational basis.

Below is additional information about each Board committee.

Board Affairs Committee

The Board Affairs Committee serves as ExxonMobil’s nominating and corporate governance committee. The Committee recommends director candidates, reviews non-employee director compensation, and reviews other corporate governance practices, including the Corporate Governance Guidelines. The Committee also reviews any issue involving an executive officer or director under ExxonMobil’s Code of Ethics and Business Conduct and administers ExxonMobil’s Related Person Transaction Guidelines.

The Committee has adopted Guidelines for the Selection of Non-Employee Directors that describe the qualifications the Committee looks for in director candidates. These Selection Guidelines, as well as the Committee’s charter, are posted on the Corporate Governance section of our Web site.

The Selection Guidelines provide that candidates for non-employee director of ExxonMobil should be individuals who have achieved prominence in their fields, with experience and demonstrated expertise in managing large, relatively complex organizations, and/or, in a professional or scientific capacity, be accustomed to dealing with complex situations preferably with worldwide scope.

A substantial majority of the Board must meet the independence standards described in the Corporation’s Corporate Governance Guidelines, and all candidates must be free from any relationship with management or the Corporation that would interfere with the exercise of independent judgment. Candidates should be committed to representing the interests of all shareholders and not any particular constituency.

The Board believes a director should be able to serve for several years. Candidates should bring integrity, insight, energy, and analytical skills to Board deliberations, and must have a commitment to devote the necessary time and attention to oversee the affairs of a corporation as large and complex as ExxonMobil. ExxonMobil recognizes that the strength and effectiveness of the Board reflect the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. ExxonMobil seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation. The Board must include members with particular experience required for service on key Board committees, as described in the committee charters on our Web site.

The Committee identifies director candidates primarily through recommendations made by the non-employee directors. These recommendations are developed based on the directors’ own knowledge and experience in a variety of fields, and research conducted by ExxonMobil staff at the Committee’s direction. The Committee has also engaged an executive search firm to help the Committee identify new director candidates. The firm identifies potential director candidates for the Committee to consider and helps research candidates identified by the Committee. Additionally the Committee considers recommendations made by the employee directors, shareholders, and others. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Selection Guidelines.

Mr. Frazier was initially suggested as a candidate by the executive search firm, Heidrick & Struggles, and subsequently recommended for nomination by the incumbent non-employee directors on the Board Affairs Committee.

Shareholders may send recommendations for director candidates to the Secretary at the address given under “Contact Information” on page 3. A submission recommending a candidate should include:

•	Sufficient biographical information to allow the Committee to evaluate the candidate in light of the Selection Guidelines;

•	Information concerning any relationship between the candidate and the shareholder recommending the candidate; and,

•	Material indicating the willingness of the candidate to serve if nominated and elected.

The procedures by which shareholders may recommend nominees have not changed materially since last year’s proxy statement.

The Committee is also responsible for reviewing and making recommendations to the Board regarding the compensation of the non-employee directors. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

Audit Committee

The Audit Committee oversees accounting and internal control matters. Its responsibilities include oversight of:

•	Management’s conduct of the Corporation’s financial reporting process;

•	The integrity of the financial statements and other financial information provided by the Corporation to the SEC and the public;

•	The Corporation’s system of internal accounting and financial controls;

•	The Corporation’s compliance with legal and regulatory requirements;

•	The performance of the Corporation’s internal audit function;

•	The independent auditors’ qualifications, performance, and independence; and,

•	The annual independent audit of the Corporation’s financial statements.

The Committee has direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee also prepares the report that SEC rules require be included in the Corporation’s annual proxy statement. This report is on pages 49-50.

The Committee has adopted specific policies and procedures for pre-approving fees paid to the independent auditors. These policies and procedures, as well as the Committee’s charter, are posted on the Corporate Governance section of our Web site.

The Board has determined that all members of the Committee are financially literate within the meaning of the NYSE standards, and that Dr. Boskin, Dr. Faulkner, Mr. Houghton, and Mr. Reinemund are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee oversees compensation for ExxonMobil’s senior executives, including their salary, bonus, incentive awards, and succession plans for key executive positions. The Committee’s charter is available on the Corporate Governance section of our Web site.

During 2008 the Committee established the ceiling for the 2008 short term and long term incentive award programs, endorsed the salary program for 2009, reviewed the individual performance and contributions of each senior executive, granted individual incentive awards and set salaries for the senior executives, and reviewed progress on executive development and succession planning for senior positions.

The Compensation Committee’s report is on page 19.

The Committee does not delegate its responsibilities with respect to ExxonMobil’s executive officers and other senior executives (approximately 25 positions). For other employees, the Committee delegates authority to determine individual salaries and incentive awards to a committee consisting of the Chairman and the Senior Vice Presidents of the Corporation. That committee’s actions are subject to a salary budget and aggregate annual ceilings on cash and equity incentive awards established by the Compensation Committee.

The Committee utilizes the expertise of an external independent consultant, Pearl Meyer & Partners, whom the Committee retains and works with during the year. At the direction of the Chair of the Compensation Committee, the consultant provides the following services:

•	Attends meetings of the Compensation Committee.

•	Makes an annual presentation to the Compensation Committee regarding:

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General trends in executive compensation across industries, particularly trends that reflect a change in compensation practices. The consultant advises the Committee on whether changes in compensation practices are relevant to ExxonMobil’s compensation programs.

–	A perspective on the structure and competitive standing of ExxonMobil’s compensation program for senior executives.

•	Participates in the Committee’s deliberations regarding compensation for Named Executive Officers that include items such as:

–	How to interpret the level of compensation of each Named Executive Officer compared to similar positions across industries.

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The appropriate level of each element of compensation for individual Named Executive Officers considering their career experience and tenure in their positions, as well as general performance of the Company within the industry.

–	The pace at which compensation levels should be adjusted over future years.

–	How to weigh or consider the impact of a compensation change today on future retirement income.

–	The interpretation of issues involving executive compensation raised by shareholders and the appropriate responses from management.

–	The relationship between compensation and executive succession planning.

–	How the Committee should emphasize or weigh one element of compensation versus another to address the long-term nature of the business and long planning lead times.

•	Prepares the analysis of comparator company compensation used by the Compensation Committee.

The input of the independent consultant is given serious consideration as part of the Committee’s decision-making process but is not assigned a weight versus the other matters considered by the Committee as described in the “Compensation Discussion and Analysis” beginning on page 20.

In addition at the direction of the Chair of the Board Affairs Committee, Pearl Meyer & Partners provides an annual survey of non-employee director compensation for use by that Committee.

ExxonMobil management does not use Pearl Meyer & Partners to advise on ExxonMobil’s general employee compensation and benefit programs. The Compensation Committee retains sole discretion to hire and fire the independent consultant and to negotiate the terms of the consultant’s engagement.

The Committee meets with ExxonMobil’s CEO and other senior executives during the year to review the Corporation’s business results and progress against strategic plans. The Committee uses this input to help determine the aggregate annual ceilings to be set for the Corporation’s cash and equity incentive award programs. The CEO also provides input to the Committee regarding performance assessments for ExxonMobil’s other senior executives and makes recommendations to the Committee with respect to salary and incentive awards for these executives and succession planning for senior positions.

The Committee uses tally sheets to assess total compensation for the Corporation’s senior executives under different scenarios. The tally sheets value all elements of cash compensation; incentive awards, including restricted stock grants; the annual change in pension value; and other benefits and perquisites. The tally sheets also display the value of outstanding awards and lump sum pension estimates. For tally sheet purposes, the Committee considers restricted stock awards on the basis of grant date fair value as shown in the “Grants of Plan-Based Awards” table, not on the financial accounting method used for the “Summary Compensation Table.”

See pages 28-30 for additional information on tally sheets and other analytical tools used by the Committee to facilitate compensation decisions.

For more information on the Committee’s approach to executive compensation and the decisions made by the Committee for 2008, refer to the “Compensation Discussion and Analysis” beginning on page 20.

Finance Committee

The Finance Committee reviews ExxonMobil’s financial policies and strategies, including our capital structure, dividends, and share purchase program. The Committee authorizes the issuance of corporate debt subject to limits set by the Board. The Committee’s charter is available on the Corporate Governance section of our Web site.

Public Issues and Contributions Committee

The Public Issues Committee and the Advisory Committee on Contributions were combined in 2008. This Committee reviews the effectiveness of the Corporation’s policies, programs, and practices with respect to safety, health, the environment, and social issues. The Committee hears reports from operating units on safety and environmental activities, and also visits operating sites to observe and comment on current operating practices. In addition the Committee reviews the level of ExxonMobil’s support for education and other public service programs, including the Company’s contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in the United States at all levels, with special emphasis on math and science. The Foundation also supports the Company’s other cultural and public service giving. The Committee’s charter is available on the Corporate Governance section of our Web site.

Executive Committee

The Executive Committee has broad power to act on behalf of the Board. In practice the Committee meets only when it is impractical to call a meeting of the full Board.

Shareholder Communications

The Board Affairs Committee has approved and implemented procedures for shareholders and other interested persons to send communications to individual directors, including the Presiding Director, Board Committees, or the non-employee directors as a group.

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Written Communications: Written correspondence should be addressed to the director or directors in care of the Secretary at the address given under “Contact Information” on page 3. All correspondence either is forwarded to the intended recipient and/or to the Chair of the Board Affairs Committee, as appropriate, or held for review by the Board Affairs Committee at its next regular meeting. A log of all correspondence addressed to the directors is also kept for periodic review by the Board Affairs Committee and any other interested director.

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Electronic Communications: You may send e-mail to individual non-employee directors, Board Committees, or the non-employee directors as a group by using the form provided for that purpose on our Web site at exxonmobil.com/directors. These communications are sent directly to the specified director’s or the Committee Chair’s electronic mailbox. E-mail can be viewed by staff of the Office of the Secretary, but can only be deleted by the director to whom it is addressed. More information about our procedures for handling communications to non-employee directors is posted on the Corporate Governance section of our Web site.

Code of Ethics and Business Conduct

The Board maintains policies and procedures (which we refer to in this proxy statement as the “Code”) that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under SEC rules, and the code of business conduct and ethics for directors, officers, and employees under NYSE listing standards. The Code applies to all directors, officers, and employees. The Code includes a Conflicts of Interest Policy under which directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests of the Corporation.

The Code is posted on the ExxonMobil Web site at exxonmobil.com/governance and is available free of charge on request to the Secretary at the address given under “Contact Information” on page 3. The Code is also included as an exhibit to our Annual Report on Form 10-K. Any amendment of the Code will be posted promptly on our Web site.

The Corporation maintains procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to make complaints without identifying themselves. The Corporation also conducts periodic mandatory business practice training sessions and requires each regular employee and non-employee director to make an annual compliance certification.

The Board Affairs Committee will initially review any suspected violation of the Code involving an executive officer or director and will report its findings to the Board. The Board does not envision that any waiver of the Code will be granted. Should such a waiver occur, it will be promptly disclosed on our Web site.

Related Person Transactions and Procedures

In accordance with SEC rules, ExxonMobil maintains Guidelines for Review of Related Person Transactions. These Guidelines are available on the Corporate Governance section of our Web site.

In accordance with the Related Person Transaction Guidelines, all executive officers, directors, and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Covered persons must also advise the Secretary of the Corporation promptly of any change in the information provided, and will be asked periodically to review and re-affirm their information.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, and step-relatives.

Based on this information, we review the Company’s own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions and including a reasonable level of detail is then provided to the Board Affairs Committee. The Committee oversees the Related Person Transaction Guidelines generally and reviews specific items to assess materiality.

In assessing materiality for this purpose, information will be considered material if, in light of all the circumstances, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy or sell ExxonMobil stock or in deciding how to vote shares of ExxonMobil stock. A director will abstain from the decision on any transactions involving that director or his or her immediate family members.

Under SEC rules, certain transactions are deemed not to involve a material interest (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In addition based on a consideration of ExxonMobil’s facts and circumstances, the Committee will presume that the following transactions do not involve a material interest for purposes of reporting under SEC rules:

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Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to enter into such transactions; and, (2) the amount involved in any related category of transactions in a 12-month period is less than 1 percent of the entity’s gross revenues.

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Grants or membership payments in the ordinary course of business to nonprofit organizations, provided (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to make such payments; and, (2) the amount of general-purpose grants in a 12-month period is less than 1 percent of the recipient’s gross revenues.

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Payments under ExxonMobil plans and arrangements that are available generally to U.S. salaried employees (including contributions under ExxonMobil’s Educational and Cultural Matching Gift Programs and payments to providers under ExxonMobil health care plans).

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Employment by ExxonMobil of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

Transactions or relationships not covered by the above standards will be assessed by the Committee on the basis of the specific facts and circumstances.

The following disclosures are made as of February 25, 2009, the date of the most recent Board Affairs Committee review of potential related person transactions.

ExxonMobil and its affiliates have about 80,000 employees around the world and employees related by birth or marriage may be found at all levels of the organization. Two retired executive officers have family members who are employed by the Corporation: J.S. Simon (formerly Senior Vice President and Director) has a son-in-law who works for ExxonMobil Fuels Marketing Company, and H.H. Hubble (formerly Vice President, Investor Relations and Secretary) has a son who works for ExxonMobil Development Company.

ExxonMobil employees do not receive preferential treatment by reason of being related to an executive officer, and executive officers do not participate in hiring, performance evaluation, or compensation decisions for family members. ExxonMobil’s employment guidelines state: “Relatives of Company employees may be employed on a non-preferential basis. However an employee should not be employed by or assigned to work under the direct supervision of a relative, or to report to a supervisor who in turn reports to a relative of the employee.” Accordingly, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider the relationships noted above to be material within the meaning of the related person transaction disclosure rules.

P.T. Mulva (Vice President and Controller) has a brother serving as Chairman and CEO of ConocoPhillips. As is the case with most other major companies in the oil and gas industry, ExxonMobil has a variety of business transactions with ConocoPhillips. These transactions include routine purchases and sales of crude oil, petroleum products, and pipeline transportation capacity. Affiliates of ExxonMobil and ConocoPhillips have joint ownership of a refinery in Germany and a number of pipelines, terminals, emergency response companies, and service companies, and also have undivided interests in a variety of exploration, development, and production projects. All of these transactions are entered into in the ordinary course of business without influence from P.T. Mulva. Neither P.T. Mulva nor, to our knowledge after reasonable inquiry, his brother, has any interest in these transactions different from the general interest of other employees and shareholders. Accordingly, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider these transactions to be material within the meaning of the related person transaction disclosure rules.

S.R. LaSala (Vice President and General Tax Counsel) has a son who is a partner of a law firm that performs work for ExxonMobil. Mr. LaSala is not involved in decisions to retain the firm, and, therefore, we do not consider the relationship to be material within the meaning of the related person transaction disclosure rules.

S.J. Glass, Jr. (Vice President) has a brother who is a partner of a law firm that performs work for ExxonMobil. Mr. Glass is not involved in decisions to retain the firm, and, therefore, we do not consider the relationship to be material within the meaning of the related person transaction disclosure rules.

The Board Affairs Committee also reviewed ExxonMobil’s ordinary course business with companies for which non-employee directors serve as executive officers and determined that, in accordance with the categorical standards described above, none of those matters represent reportable related person transactions. See “Director Independence” on page 4.

We are not aware of any related person transaction required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review, or where such policies and procedures were not followed.

The Corporation’s Related Person Transaction Guidelines are intended to assist the Corporation in complying with its disclosure obligations under SEC rules. These procedures are in addition to, not in lieu of, the Corporation’s Code of Ethics and Business Conduct.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees is also provided. All of our nominees currently serve as ExxonMobil directors except Mr. Frazier, who has been nominated by the Board for first election as a director at the annual meeting. Messrs. Houghton and Shipley, who previously reached the usual retirement age, are not standing for re-election this year.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Michael J. Boskin Age 63 Director since 1996

Principal Occupation: T.M. Friedman Professor of Economics and Senior Fellow, Hoover Institution, Stanford University

Business Experience: Dr. Boskin is also a Research Associate, National Bureau of Economic Research; and serves on the Panel of Advisors of the Congressional Budget Office. He is Chief Executive Officer and President of Boskin & Co., an economic consulting company.

Public Company Directorships: Oracle; Shinsei Bank

Larry R. Faulkner Age 64 Director since 2008

Principal Occupation: President, Houston Endowment; President Emeritus, the University of Texas at Austin

Business Experience: Dr. Faulkner served as President of the University of Texas at Austin from 1998 to 2006. He also served on the chemistry faculties of the University of Texas, the University of Illinois, and Harvard University. At the University of Illinois, he also held a number of positions in academic administration including Provost and Vice Chancellor for Academic Affairs.

Public Company Directorships: Guaranty Financial Group; Temple-Inland

Kenneth C. Frazier Age 54 Director nominee

Principal Occupation: Executive Vice President and President, Global Human Health, Merck & Co.

Business Experience: Mr. Frazier was elected Executive Vice President and President, Global Human Health, at Merck in 2007, and Executive Vice President and General Counsel in 2006. He served as Senior Vice President and General Counsel at Merck from 1999 to 2006.

Public Company Directorships: None

William W. George Age 66 Director since 2005

Principal Occupation: Professor of Management Practice, Harvard University

Business Experience: Mr. George was elected Chairman of Medtronic in 1996, and retired in 2002; Chief Executive Officer in 1991; and President and Chief Operating Officer in 1989.

Public Company Directorships: Goldman Sachs

Reatha Clark King Age 71 Director since 1997

Principal Occupation: Former Chairman, Board of Trustees, General Mills Foundation

Business Experience: Dr. King was elected Chairman, Board of Trustees, General Mills Foundation in 2002, and retired in 2003; President and Executive Director, General Mills Foundation; and Vice President, General Mills, Inc. from 1988 to 2002. Prior to joining the General Mills Foundation, Dr. King held a variety of positions in chemical research, education, and academic administration.

Company Directorships: Lenox Group

Marilyn Carlson Nelson Age 69 Director since 1991

Principal Occupation: Chairman of the Board, Carlson

Business Experience: Mrs. Nelson was elected Chairman and Chief Executive Officer of Carlson in 1998, and relinquished the role of CEO in 2008. She has held a number of other management positions at Carlson including President, Chief Operating Officer, Vice Chair and Senior Vice President.

Company Directorships: Carlson

Samuel J. Palmisano Age 57 Director since 2006 Presiding Director since 2008

Principal Occupation: Chairman of the Board, President, and Chief Executive Officer, IBM

Business Experience: Mr. Palmisano was elected Chairman, President, and Chief Executive Officer of IBM in 2003. Mr. Palmisano also served as President, Senior Vice President, and Group Executive for IBM’s Enterprise Systems Group, IBM Global Services, and IBM’s Personal Systems Group.

Public Company Directorships: IBM

Steven S Reinemund Age 61 Director since 2007

Principal Occupation: Dean of Business, Wake Forest University

Business Experience: Mr. Reinemund served as Executive Chairman of the Board of PepsiCo from 2006 to 2007, and retired in 2007; was elected Chief Executive Officer and Chairman of the Board in 2001; President and Chief Operating Officer in 1999; and Director in 1996. He was also elected President and CEO of Frito-Lay in 1992 and Pizza Hut in 1986.

Public Company Directorships: American Express; Marriott

Rex W. Tillerson Age 57 Director since 2004

Principal Occupation: Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation

Business Experience: Mr. Tillerson was elected Chairman and Chief Executive Officer of ExxonMobil in 2006; President and Director in 2004; and Senior Vice President in 2001. Mr. Tillerson has held a variety of management positions in domestic and foreign operations since joining the Exxon organization in 1975, including President, Exxon Yemen Inc. and Esso Exploration and Production Khorat Inc.; Vice President, Exxon Ventures (CIS) Inc.; President, Exxon Neftegas Limited; and Executive Vice President, ExxonMobil Development Company.

Public Company Directorships: None

Edward E. Whitacre, Jr. Age 67 Director since 2008

Principal Occupation: Chairman Emeritus, AT&T

Business Experience: Mr. Whitacre was elected Chairman and Chief Executive Officer of AT&T upon its merger with SBC Communications in 2005, and retired in 2007. He was elected Chairman and Chief Executive Officer of SBC in 1990; and President and Chief Operating Officer in 1988.

Public Company Directorships: Burlington Northern Santa Fe

DIRECTOR COMPENSATION

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

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Ensure the Company can attract and retain outstanding director candidates who meet the selection criteria outlined in the Guidelines for Selection of Non-Employee Directors, which can be found on the Corporate Governance section of our Web site;

•	Recognize the substantial time commitments necessary to oversee the affairs of the Corporation; and,

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Board Affairs Committee each year, and resulting recommendations are presented to the full Board for approval. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

ExxonMobil employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of cash and equity in the form of restricted stock. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director of Exxon Mobil Corporation.

The annual cash retainer for non-employee directors is $100,000 per year. Committee and Committee Chair fees were eliminated in 2007, except for the Chairs of the Audit and Compensation Committees (who receive an additional $10,000 per year). The purpose of this change was to simplify the non-employee director compensation package.

As of year-end 2007, the program in which non-employee directors could defer their cash compensation was terminated. Accrued deferred account balances were returned to participants in one or two annual installments that commenced in January 2008.

A significant portion of director compensation is paid in restricted stock to align director compensation with the long-term interests of shareholders. The annual restricted stock award grant for incumbent non-employee directors is 2,500 shares. A new non-employee director receives a one-time grant of 8,000 shares of restricted stock upon first being elected to the Board.

While on the Board, the non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the non-employee director is not allowed to sell the shares. The restricted shares may be forfeited if the non-employee director leaves the Board early, i.e., before retirement age of 72, as specified for non-employee directors.

Current and former non-employee directors of Exxon Mobil Corporation are eligible to participate in the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs under the same terms as the Corporation’s U.S. employees.

Director Compensation for 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Other Compensation ($)(b)	Total ($)
M.J. Boskin	100,000	234,163	0	0	0	350	334,513
L.R. Faulkner	92,033	687,280	0	0	0	350	779,663
W.W. George	105,934	234,163	0	0	0	350	340,447
J.R. Houghton	110,000	234,163	0	0	0	350	344,513
W.R. Howell	44,725	234,163	0	0	0	350	279,238
R.C. King	100,000	234,163	0	0	0	350	334,513
P.E. Lippincott	40,659	234,163	0	0	0	350	275,172
M.C. Nelson	100,000	234,163	0	0	0	350	334,513
S.J. Palmisano	100,000	234,163	0	0	0	350	334,513
S.S Reinemund	100,000	510,846	0	0	0	350	611,196
W.V. Shipley	100,000	234,163	0	0	0	350	334,513
E.E. Whitacre, Jr.	59,341	418,670	0	0	0	350	478,361

(a)	In accordance with SEC rules, the valuation of stock awards in this table represents the compensation cost of awards recognized for financial statement purposes for 2008 under Statement of Financial Accounting Standards No. 123, as revised (FAS 123R). The Company recognizes compensation cost for restricted stock granted to the non-employee directors over a 12-month period following the grant date. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value.

Each director (other than Dr. Faulkner and Mr. Whitacre, who joined the Board in 2008) received an annual grant of 2,500 restricted shares in January 2008. The compensation cost recognized for these awards and shown in the table for 2008 is the same as the grant date fair value of these grants, which was $234,163.

Dr. Faulkner received a one-time grant of 8,000 restricted shares upon being first elected to the Board in January 2008. The compensation cost recognized for this award and shown in the table for 2008 is the same as the grant date fair value of this grant, which was $687,280.

Mr. Reinemund received a one-time grant of 8,000 restricted shares upon being first elected to the Board in May 2007. The compensation cost recognized for this award and shown in the table for 2008 is five-twelfths of the grant date fair value of this grant in 2007, which was $276,683.

Mr. Whitacre received a one-time grant of 8,000 restricted shares upon being first elected to the Board in May 2008. The compensation cost recognized for this award and shown in the table for 2008 is seven-twelfths of the grant date fair value of this grant in 2008, which was $418,670.

At year-end 2008, the aggregate number of restricted shares held by each director was as follows:

Name	Restricted Shares (#)
M.J. Boskin	46,800
L.R. Faulkner	8,000
W.W. George	18,500
J.R. Houghton	48,400
R.C. King	45,600
M.C. Nelson	50,800
S.J. Palmisano	14,500
S.S Reinemund	10,500
W.V. Shipley	44,400
E.E. Whitacre, Jr.	8,000

(b)	The amount shown for each director is the prorated cost of travel accident insurance covering death, dismemberment, or loss of sight, speech, or hearing under a policy purchased by the Corporation with a maximum benefit of $500,000 per individual.

The non-employee directors are not entitled to any additional payments or benefits as a result of leaving the Board or death except as described above. The non-employee directors are not entitled to any payments or benefits resulting from a change in control of the Corporation.

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show the number of ExxonMobil common stock shares each executive named in the “Summary Compensation Table” on page 35 and each non-employee director or director nominee owned on February 28, 2009 (or at retirement, if earlier). In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.03 percent of the outstanding shares.

Named Executive Officer	Shares Owned		Shares Covered by Exercisable Options
R.W. Tillerson	1,131,520	(1)	327,307
D.D. Humphreys	518,127	(2)	175,097
H.R. Cramer	671,613		458,000
C.W. Matthews	525,742		110,000
S.D. Pryor	712,421	(3)	508,000
J.S. Simon	833,685	(4)	462,705
M.E. Foster	496,673	(5)	215,097

(1)	Includes 1,875 shares owned by dependent child.
(2)	Includes 54,947 shares jointly owned with spouse.
(3)	Includes 23,022 shares owned by spouse.
(4)	Includes 11,177 shares jointly owned with spouse.
(5)	Includes 678 shares owned by spouse and 13,845 shares owned by dependent children.

Non-Employee Director/Nominee	Shares Owned
M.J. Boskin	49,300
L.R. Faulkner	10,500
K.C. Frazier	0
W.W. George	31,000	(1)
J.R. Houghton	57,900	(2)
R.C. King	50,904	(3)
M.C. Nelson	71,300	(4)
S.J. Palmisano	17,000
S.S Reinemund	15,275	(5)
W.V. Shipley	49,540
E.E. Whitacre, Jr.	10,500

(1)	Includes 10,000 shares held as co-trustee of family foundation.
(2)	Includes 5,000 shares owned by spouse.
(3)	Includes 1,000 shares owned by spouse.
(4)	Includes 18,000 shares held as co-trustee of family trusts.
(5)	Includes 1,100 shares held in family trust of which spouse is a trustee, and 1,175 shares held by family foundation of which Mr. Reinemund is a director.

On February 28, 2009, ExxonMobil’s incumbent directors and executive officers (27 people) together owned 6,979,421 shares of ExxonMobil stock and 2,401,119 shares covered by exercisable options, representing about 0.19 percent of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the SEC and NYSE. We are not aware of any unfiled reports and are not aware of any late reports for 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” for 2008 with management of the Corporation. Based on that review and discussion, we recommended to the Board that the “Compensation Discussion and Analysis” be included in the Corporation’s proxy statement for the 2009 annual meeting of shareholders, and also incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

William W. George, Chair	Samuel J. Palmisano
Reatha Clark King	Edward E. Whitacre, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis and Executive Compensation Tables are organized as follows:

Overview

Providing energy to meet the world’s demands is a complex business. We meet this challenge by taking a long-term view rather than reacting to short-term business cycles. The compensation program of ExxonMobil aligns with and supports the long-term business fundamentals and core business strategies outlined below and illustrated in the model on page 23.

Business Environment

•	Long investment horizons;

•	Large capital investments;

•	Worldwide diverse resources and markets; and,

•	Commodity-based, cyclical product prices.

Key Business Strategies

•	Long-term growth in shareholder value;

•	Disciplined, selective, and long-term focus in making investments;

•	Operational excellence; and,

•	Industry-leading returns on capital and superior cash flow.

Key Elements of the Compensation Program

The key elements of our compensation program and staffing objectives that support the business fundamentals and strategies are:

•	Long-term career orientation with high individual performance standards (see page 24);

•	Base salary that rewards individual experience and performance (see page 24);

•	Annual bonus grants based on business performance, as well as individual experience and performance (see pages 24-25);

•	Payment of a large portion of executive compensation in the form of equity with long mandatory holding periods that extend beyond retirement (see pages 25-26); and,

•	Retirement benefits (pension and savings plans) that provide for financial security after employment (see pages 27-28).

Other Supporting Compensation and Staffing Practices

•	Executives are “at-will” employees of the Company. They do not have employment contracts, a severance program, or any benefits triggered by a change in control.

•	A strong program of management development and succession planning is in place to reinforce a career orientation and provide continuity of leadership.

•	Inappropriate risk-taking is discouraged by requiring senior executives to hold a substantial portion of their equity incentive award for their entire career and beyond retirement.

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All U.S. executives, including the CEO, the other Named Executive Officers, and about 1,200 other U.S. executives, participate in common programs (the same salary, incentive and retirement programs). Within these programs, the compensation of executives is differentiated based on individual experience, level of responsibility, and performance assessment.

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No tax assistance is provided by the Company on any elements of executive officer compensation or perquisites other than relocation. The relocation policy is a broad-based program that applies to all transferred U.S. professional and executive employees.

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Substantial amounts of executive compensation are at risk of forfeiture in case of detrimental activity, unapproved early termination, or material negative restatement of financial or operating results.

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The Company does not reprice equity incentive awards. The utilization of restricted stock instead of stock options and the determination of annual grants on a share-denominated versus price basis help reinforce this practice.

•	Equity compensation is not included in pension calculations.

Business Performance and Basis for Compensation Decisions

•	Compensation decisions are based on the results achieved in the following areas over multiple year periods:

–	Total shareholder return;

–	Net income;

–	Return on capital employed;

–	Cash returned to shareholders;

–	Safety, health, and environmental performance;

–	Operating performance of the Upstream, Downstream, and Chemical segments;

–	Business controls; and,

–	Effectiveness of actions that support the long-term, strategic direction of the Company.

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The decision-making process with respect to compensation requires judgment, taking into account business and individual performance and responsibility. Quantitative targets or formulas are not used to assess individual performance or determine the amount of compensation. The Compensation Committee assesses the results described above against a broad range of goals and objectives and takes into consideration multiple external factors that influence these results.

Leadership Structure

•	The disclosure regulations result in a roster of Named Executive Officers different from the most senior management team leading the Company, which is referred to as the Management Committee.

•	The Management Committee comprises the following:

–	Chairman and CEO: R.W. Tillerson

–	Senior Vice Presidents who report directly to the CEO:

–	D.D. Humphreys;

–	M.W. Albers, who replaced S.R. McGill upon his retirement in 2007;

–	M.J. Dolan, who replaced J.S. Simon upon his retirement in 2008; and,

–	A.P. Swiger, effective April 2009.

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All members of the Management Committee are shown as Named Executive Officers except for Messrs. Albers, Dolan and Swiger, who have short tenure as Senior Vice Presidents. Consistent with our career orientation, which is supported by a career-based compensation strategy, their individual compensation levels do not currently place them among the Named Executive Officers.

•	Although each member of the Management Committee is responsible for specific business activities, together they share responsibility for the performance of the Company.

People and Business Strategies Model

The following summary illustrates how the compensation and executive development strategies support and integrate with ExxonMobil’s business model. This integrated approach supports long-term growth in shareholder value.

Key Elements of the Compensation Program

Career Orientation

•	It is our objective to attract and retain for a career the best talent available.

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It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders.

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Career orientation among a dedicated and highly skilled workforce, combined with the highest performance standards, contributes to the Company’s leadership in the industry and serves the interests of shareholders in the long term.

•	The long Company service of executive officers reflects this strategy at all levels of the organization.

–	The Named Executive Officers have career service ranging from 32 to over 42 years.

–	The other executive officers of the Corporation have career service ranging from 27 to over 36 years.

•	Consistent with our long-term career orientation, high-performing executives typically earn substantially higher levels of compensation in the final years of their careers than in the earlier years.

–	This pay practice reinforces the importance of a long-term focus in making decisions that are key to business success.

–	Because the compensation program emphasizes individual experience and long-term performance, executives holding similar positions may receive substantially different levels of compensation.

Salary

•	Salaries provide executives with a base level of income.

•	The level of annual salary is based on the executive’s responsibility, performance assessment, and career experience.

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Salary decisions directly affect the level of retirement benefits since salary is included in retirement-benefit formulas. The level of retirement benefits is, therefore, performance-based like other elements of compensation.

Bonus

•	The annual bonus program is highly variable depending on annual financial and operating results.

•	The size of the annual bonus pool is based on the annual net income of the Company and other business performance factors as described under “Business Results Considered” on page 30.

•	In setting the size of the annual bonus pool and individual executive awards, the Compensation Committee:

–	Secures input from the Chairman on the performance of the Company and from the Compensation Committee’s external consultant regarding compensation trends across industries.

–	Uses judgment to determine the overall size of the annual bonus pool taking into consideration the cyclical nature and long-term orientation of the business.

•	The annual bonus program incorporates unique elements to further reinforce retention and recognize performance. Awards under this program are generally delivered as:

•

Earnings Bonus Units are cash awards that are tied to future cumulative earnings per share. Earnings Bonus Units pay out when a specified level of cumulative earnings per share is achieved or within three years.

–

For bonus awards granted in 2008, the trigger or cumulative earnings per share required for payout of the delayed portion was increased to $5.75 per unit versus $5.00 in 2007 (+15 percent), to reinforce the Company’s principle of continuous improvement in business performance and address the impact of the Company’s share purchase program.

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If cumulative earnings per share do not reach $5.75 within three years, the delayed portion of the bonus would be reduced to an amount equal to the number of units times the actual cumulative earnings per share over the period.

–

The intent of the earnings per share trigger is to tie the timing of the bonus payment to the rate of the Corporation’s future earnings and not to decrease the amount of the payment, although it is at risk of forfeiture as described below. Thus the trigger of $5.75 is intentionally set at a level that is expected to be achieved within the three-year period.

–	Prior to payment, the delayed portion of a bonus may be forfeited if the executive leaves the Company before the standard retirement age, or engages in activity that is detrimental to the Company.

–

Cash and Earnings Bonus Unit payments are subject to recoupment in the event of material negative restatement of the Corporation’s reported financial or operating results. Even though a restatement is unlikely given ExxonMobil’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies, a recoupment policy was approved by the Board of Directors to reinforce the well-understood philosophy that incentive awards are at risk of forfeiture and that how we achieve results is as important as the actual results.

•	The 2008 annual bonus pool was $232 million versus $214 million in 2007. This reflects the combined value at grant of cash and Earnings Bonus Units.

Equity

•	Equity compensation accounts for a substantial portion of total compensation to align the personal financial interests of executives with the long-term interests of shareholders.

•	It is the objective to grant 50 to 70 percent of a senior executive’s total compensation in the form of restricted stock as measured by grant date fair market value, as described beginning on page 32.

Rationale

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Given the long-term orientation of our business, granting equity in the form of restricted stock with long vesting provisions keeps executives focused on the fundamental premise that decisions made currently affect the performance of the Corporation and Company stock many years into the future.

•	This practice supports a risk/reward profile that reinforces a long-term view, which is fundamental to the business and discourages inappropriate risk taking.

•	Restricted stock removes employee discretion on the sale of Company-granted stock holdings and reinforces the retention objectives of the compensation program.

Restriction Periods

•	The restriction periods for ExxonMobil’s stock grants to the most senior executives are the longest of most public companies.

–	50 percent of each grant is restricted for five years; and,

–	The balance is restricted for 10 years or until retirement, whichever is later.

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The long restriction periods reinforce the Company’s focus on growing shareholder value over the long term by subjecting a large percentage of executive compensation and personal net worth to the long-term return on ExxonMobil stock realized by shareholders.

•	For the most senior executives, more than half of the total amount of restricted stock may not be sold or transferred until after the executive retires.

•	The restricted period for stock awards is not subject to acceleration, except in the case of death.

Forfeiture Risk and Hedging Policy

•	Restricted stock is subject to forfeiture if an executive:

–

Leaves the Company before standard retirement time (defined as age 65 for U.S. employees). In the event of early retirement prior to the age of 65 (i.e., age 55 to 64), the Compensation Committee must approve the retention of awards by an executive officer.

–	Engages in activity that is detrimental to the Company, even if such activity occurs or is discovered after retirement.

•	Company policy prohibits all employees, including executives, from entering into put or call options on ExxonMobil common stock or futures contracts on oil or gas.

Share Utilization

•

The Compensation Committee establishes a ceiling each year for annual stock awards. The overall number of shares granted in the restricted stock program in 2008 represents dilution of 0.2 percent, which is well below the average of the other large U.S.-based companies benchmarked for compensation and incentive program purposes based on their historical grant patterns.

•	The Company has a long-established practice of purchasing shares in the marketplace to eliminate the dilutive effect of stock-based incentive awards.

Prior Stock Programs

•

All equity awards granted since 2003 are granted under the Corporation’s 2003 Incentive Program. All equity-based awards (including stock options and restricted stock) granted prior to 2003 that remain outstanding were granted under the Corporation’s 1993 Incentive Program (other than awards granted by Mobil Corporation prior to the merger). No further grants can be made under the 1993 Incentive Program.

•	Prior to 2002, ExxonMobil granted Career Shares to the Company’s most senior executives.

–

Career Shares vest the year following an executive’s retirement and are subject to forfeiture on substantially the same terms as current grants of restricted stock. The long vesting period further aligns the personal financial interests of executives with the long-term interests of shareholders, and helps ExxonMobil retain senior executives for the duration of their careers.

–	The Corporation ceased granting Career Shares in 2002 when the Corporation began granting restricted stock to the broader executive population in lieu of stock options.

–	Restricted stock and long mandatory holding periods achieve the same objectives as Career Shares and therefore it is unnecessary to grant both Career Shares and the current form of restricted stock.

–	Career Shares could be granted again in the future under the Corporation’s 2003 Incentive Program, but there are no current plans to make such grants.

•	Before the merger, Mobil Corporation granted retention awards under the former Mobil Corporation Management Retention Plan. Retention awards are stock units that settle in cash in a single lump sum payment as soon as practicable after retirement (taking into account the required six-month delay in payment required under the American Jobs Creation Act of 2004). Messrs. Cramer and Pryor have outstanding retention awards.

Stock Ownership

•

The table below shows stock ownership as a multiple of salary and the percentage of shares that are still subject to restrictions for the Named Executive Officers except for Messrs. Foster and Simon who have retired, and the average for all other executive officers as of year-end 2008. Valuation for this purpose is based on the year-end stock price. These levels of ownership ensure executive officers have a significant stake in the sustainable long-term success of the Corporation.

Name	Dollar Value of Stock Ownership as a Multiple of Salary	Percent of Shares Restricted
R.W. Tillerson	48	89%
D.D. Humphreys	45	84%
H.R. Cramer	64	69%
C.W. Matthews	49	72%
S.D. Pryor	61	68%
All Other Executive Officers (average)	35	74%

Retirement

Common Programs

•

Senior executives participate in the same tax-qualified pension and savings plans as most other U.S. employees. Senior executives also participate in the same nonqualified defined benefit and defined contribution plans as other U.S. executives.

•

A key principle on which the pension and savings programs are based is commonality of design for all employees, except where the American Jobs Creation Act of 2004 requires delayed timing of nonqualified plan distributions for higher-level executives. The same principle of commonality applies to the Company health care benefits (see page 48).

Pension Plans

•

The tax-qualified and nonqualified pension plans, described in more detail beginning on page 44, provide an annual benefit of 1.6 percent of final average pay per year of service, with an offset for Social Security benefits.

•	Pay for the purpose of pension calculations includes base salary and bonus but does not include equity compensation.

•	Bonus includes the amounts that are paid at grant and the amounts delayed by the Company, as described beginning on page 24.

•

The portion of annual bonus subject to delayed payment is not intended to be at risk and therefore is included for pension purposes in the year of grant rather than the year of payment, as described on page 45.

•	Pension benefits are paid upon retirement as follows:

–	Qualified pension plan benefits are payable, at the election of the employee, in a lump sum or in one of various forms of annuity payments.

–	Nonqualified pension plan benefits are paid in the form of an equivalent lump sum six months after retirement.

Qualified Savings Plan

•

The qualified savings plan described on page 39 permits employees to make pre- or post-tax contributions and receive a Company-matching contribution of 7 percent of eligible salary, subject to Internal Revenue Code (“Code”) limits on the amount of pay taken into account and the total amount of contributions.

•	To receive the Company-matching contribution, employees must contribute a minimum of 6 percent of salary.

•	Qualified benefits are payable in a single lump sum or in partial withdrawals at any time after retirement.

•	The Code generally requires distributions to commence after the employee has attained age 70-1/2.

Nonqualified Savings Plan

•

The nonqualified savings plan described on pages 39 and 47 does not permit employee contributions, but provides 7 percent of eligible pay to restore matching contributions that could not be made to the qualified plan due to Code limits (increased from 6 percent beginning in 2008).

•	The nonqualified savings plan balance is paid in a single lump sum six months after retirement.

Basis of Compensation Committee Decisions

The Committee sets the compensation for the Named Executive Officers and certain other senior executives. The following describes the basis on which the Committee made decisions in 2008.

Analytical Tools

Tally Sheets

•

A tally sheet is a matrix used by the Compensation Committee that shows the individual elements of compensation and benefits for each Named Executive Officer. The total of all compensation and benefit plan elements is included to reflect the full employment costs for each Named Executive Officer.

•

For tally sheet purposes, the Compensation Committee values restricted stock based on fair market value at the date of grant, which equals the number of shares multiplied by the grant price. This is different from the restricted stock values in the “Summary Compensation Table,” which, as required by current disclosure rules, are based on the expensing of outstanding restricted stock under Statement of Financial Accounting Standards No. 123, as revised (FAS 123R).

•	Tally sheets were used for the following principal purposes:

–	To understand how decisions on each individual element of compensation affect total compensation for each senior executive;

–	To gauge total compensation for each senior executive against publicly available data for comparable positions at comparator companies; and,

–	To confirm that equity compensation represents a substantial portion of each senior executive’s total compensation.

Pension Modeling

•	A pension modeling tool was used to determine how current compensation decisions would affect pension values upon retirement.

Benchmarking

•	Compensation is benchmarked annually. The primary benchmark for the Named Executive Officers is a select group of large companies across industries.

•	Comparator Companies

–	The following criteria for selecting comparator companies are consistently applied every year:

•	U.S. companies;

•	International operations;

•	Large scope and complexity;

•	Capital intensive; and,

•	Proven sustainability/permanence.

–

The 14 companies benchmarked based on these criteria are listed below. The comparator group included the same companies as in 2007, except United Technologies was added, and Ford and General Motors were removed from the overall analysis. The changes aligned the comparator group more closely with ExxonMobil’s current business circumstances and the above selection criteria. Changes to the list of comparator companies are infrequent.

Altria Group AT&T Boeing Chevron	Citigroup ConocoPhillips General Electric Hewlett-Packard	IBM Johnson & Johnson Pfizer Procter & Gamble	United Technologies Verizon Communications

–

In the United States, only Chevron and ConocoPhillips have the size, complexity, and geographic scope in the oil and gas business to provide reasonable comparisons. Other smaller oil companies in the United States do not have the international scale or functional integration to make comparisons meaningful for our senior executives.

•	Principles

–

Consistent with the Compensation Committee’s practice of using well-informed judgment rather than formulas to determine executive compensation, the Committee does not target any particular percentile among comparator companies at which to align compensation.

–

When the Committee cross-checks compensation levels against comparator companies, the focus is on a broader and more flexible orientation, generally a range around the median of comparator company compensation, which provides the ability to:

•	Better respond to changing business conditions;

•	Manage salaries based on a career orientation;

•	Minimize the potential for automatic ratcheting-up of compensation that could occur with an inflexible and narrow target among benchmarked companies; and,

•	Differentiate compensation based on experience and performance levels among executives.

–	This benchmarking principle applies to salaries and the annual incentive program that includes bonus awards and stock grants.

–

For the purpose of its analysis, the Compensation Committee does not adjust for differences in the types or nature of businesses. Consideration is given, however, to the differences in size, scope, and complexity among ExxonMobil and the comparator companies. This is one of several judgmental factors the Committee considers and is not based on a formula.

–	The Compensation Committee uses an independent consultant to assist in this analysis as described in the Corporate Governance section beginning on page 8.

Performance Measurements

Decisions made by the Compensation Committee in 2008 were based on the Company’s operating and financial performance, as well as individual performance, experience and level of responsibility as described below.

Business Results Considered

The operating and financial performance measurements listed below and the Company’s continued maintenance of sound business controls and a strong corporate governance environment formed the basis for the salary and incentive award decisions made by the Committee in 2008. The Committee considered the results in the aggregate and over multiple years, in recognition of the long-term nature of our business.

•	Record net income of $45.2 billion. Five-year annual average of $37.4 billion.

•	Total shareholder return was a negative 13.2 percent versus the S&P 500 of negative 37.0 percent. Ten-year annual average of 10.4 percent.

•

$8.1 billion distributed to shareholders as dividends in 2008. $62.5 billion in dividends distributed to shareholders since the beginning of 2000. Dividend payments per share increased for the 26th consecutive year.

•	$32 billion distributed to shareholders through the share purchase program in 2008 and $125 billion since the beginning of 2000.

•	Strong results in the areas of safety, health, and environment. Workforce safety continues to lead the industry.

•	Industry-leading return on average capital employed of 34.2 percent, with a five-year average of 30.7 percent.

Performance Assessment Process

•	The above business results form the context in which the Committee assesses the individual performance of each senior executive, taking into account experience and level of responsibility.

•

During the annual executive development review with the Board of Directors in October of each year, the CEO reviews the performance of the Management Committee and all officers in achieving results in line with the long-term business strategies (see page 21).

•	The same long-term business strategies and results are key elements in the assessment of the CEO’s performance by the Compensation Committee.

•

The performance of all officers is also assessed by the Board of Directors throughout the year during specific business reviews and Board committee meetings that provide reports on strategy development; operating and financial results; safety, health, and environmental results; business controls; and other areas pertinent to the general performance of the Company.

•

The Committee does not use quantitative targets or formulas to assess executive performance or determine compensation. The Compensation Committee does not assign weights to the factors considered. Formula-based performance assessments and compensation typically require emphasis on two or three business metrics. For the Company to be an industry leader and effectively manage the technical complexity and global scope of ExxonMobil, the most senior executives must advance multiple strategies and objectives in parallel, versus emphasizing one or two at the expense of others that require equal attention.

•

An executive’s performance must be high in all key performance areas for the executive to receive an overall superior evaluation. Outstanding performance in one area will not cancel out poor performance in another. For example:

–

A problem in safety, health, or environmental performance in a business unit for which the executive is responsible could result in an executive’s incentive award being reduced even though the executive’s performance against financial and other criteria was superior.

–

A violation of the Company’s code of business conduct could result in elimination of an executive’s incentive award for the year, as well as termination of employment and/or cancelation of all previously granted awards that have not yet vested or been paid.

•

The Management Committee and all other officers are expected to perform at the highest level or they are replaced. If it is determined that another executive is ready and would make a stronger contribution than one of the current officers, a replacement plan is implemented.

•

The fact that executives do not have employment contracts, severance agreements, or change-in-control arrangements eliminates any real or perceived “safety net” with respect to job security. This increases the risk and consequences of performance that does not meet the highest standards.

Individual Experience and Responsibility

Experience and assigned responsibilities are factors in assessing the contribution of individual executives. The current responsibilities, tenure in the current job, and recent past experience of each Named Executive Officer are described below. Refer to page 22 for information on the leadership structure of the Company.

•	Management Committee

–	Mr. Tillerson was a Senior Vice President before becoming President and a member of the Board in 2004, and Chairman of the Board and CEO in 2006.

–	Mr. Humphreys was Vice President and Controller, and then Vice President and Treasurer before becoming Senior Vice President and Treasurer in 2006.

–	Mr. Simon, who retired in 2008, was President of ExxonMobil Refining & Supply Company before becoming Senior Vice President in 2004 and a member of the Board in 2006.

•	Other Named Executive Officers

–	Mr. Cramer has been President of ExxonMobil Fuels Marketing Company since 1999.

–	Mr. Matthews has been Vice President and General Counsel since 1995.

–	Mr. Pryor was President of ExxonMobil Refining & Supply Company since 2004 before becoming President of ExxonMobil Chemical Company in 2008.

–	Mr. Foster, who retired in 2008, was President of ExxonMobil Development Company before becoming President of ExxonMobil Production Company in 2004.

As discussed on page 24, the career service for Named Executive Officers ranges from 32 to over 42 years.

Pay Awarded to Named Executive Officers

•

Within the context of the compensation program structure and performance assessment processes described above, the Compensation Committee aligned the value of 2008 incentive awards and 2009 salary adjustments with the:

–	Performance of the Company;

–	Individual performance;

–	Long-term strategic plan of the business; and,

–	Annual compensation of comparator companies.

•

The Committee’s decisions reflect judgment taking all factors into consideration, rather than application of formulas or targets. The Committee approved the individual elements of compensation and the total compensation as shown in the tables beginning on page 35.

CEO

•

The higher level of pay for Mr. Tillerson, CEO, versus the other Named Executive Officers reflects his greater level of responsibility, including the ultimate responsibility for the performance of the Corporation and oversight of the other senior executives.

Other Named Executive Officers

•

The higher level of compensation for Mr. Humphreys, versus the active other Named Executive Officers, reflects his greater level of responsibility as Senior Vice President and Treasurer and tenure as a member of the Management Committee.

•

The compensation of Messrs. Cramer and Pryor is lower than that of the CEO and Mr. Humphreys based on combined salary, bonus, and the annual stock grant (calculated using the fair market value on date of grant). This occurs because Messrs. Cramer and Pryor report to designated members of the Management Committee (CEO and Senior Vice Presidents). Messrs. Humphreys and Matthews report to the CEO.

•

Messrs. Simon and Foster are included as Named Executive Officers due to the full expensing of their prior stock grants still outstanding in 2008, resulting from their retirements, as required by FAS 123R. They did not receive a bonus or restricted stock grant in 2008.

Compensation Allocation

•

To achieve alignment with the interests of shareholders, it is the objective that 50 to 70 percent of annual total remuneration be in the form of stock with long holding periods as described on page 25 (based on grant date fair value as shown in the “Grants of Plan-Based Awards” table).

•

To further tie compensation to the performance of the business, the objective is to have about 15 to 20 percent of annual total remuneration in the form of variable annual bonus awards, which are described beginning on page 24.

•	Salary represents less than 10 percent of annual total remuneration, with pension accruals and other forms of compensation comprising the remainder.

•

Whether an executive’s total compensation is near, substantially below, or substantially above the comparator group median is a qualitative factor the Compensation Committee considers along with experience, level of responsibility, and performance (see page 29).

•	The allocation of compensation in 2008 for the CEO and the average for the other Named Executive Officers is illustrated in the chart below, excluding Messrs. Simon and Foster.

Salary

•

The change in salary for the active Named Executive Officers from the prior year, as shown in the “Summary Compensation Table,” primarily reflects adjustments to the competitive position of the base salary program for U.S. executives, taking into account individual experience and level of responsibility.

Bonus

•

The change in bonus for the active Named Executive Officers from the prior year, as shown in the “Summary Compensation Table,” reflects the Company’s strong business results compared to 2007 and takes into account individual experience and level of responsibility.

Restricted Stock

•

The increase in the number of shares granted to Messrs. Tillerson and Humphreys reflects the Corporation’s strong earnings and cash flow performance, safety record, and performance versus industry peers (see “Business Results Considered” on page 30), as well as the additional experience the officers have gained in their positions.

•

The Committee makes grant decisions on a share-denominated basis rather than a price basis. The Committee does not support a practice of offsetting the loss or gain of prior restricted stock grants by the value of current year grants. This practice would minimize the risk/reward profile of equity-based awards and undermine the long-term view that executives are expected to adopt.

•

The Corporation also compares the total value of restricted stock grants against the combined value of all forms of long term awards by comparator companies through an annual benchmarking process, and makes adjustments as necessary (see page 29).

Other Compensation

•	This category comprises the change in pension value and earnings on nonqualified deferred compensation and all other compensation as shown in the “Summary Compensation Table” beginning on page 35.

Award Timing

•

The Compensation Committee grants incentive awards to the Company’s senior executives at their regular November meeting, which is held either the day of or the day before the regularly scheduled November Board of Directors meeting.

–	The Board of Directors meeting is scheduled over a year in advance and is held on the last Wednesday of the month (or on Tuesday if the last Wednesday immediately precedes Thanksgiving).

–	This firm timing of award grants is reinforced through a decision-making process in which the Corporation does not grant awards by written consent.

•

A committee comprising ExxonMobil’s Chairman and Senior Vice Presidents grants incentive awards to other eligible managerial, professional, and technical employees, within the parameters of the bonus and equity award ceilings approved by the Compensation Committee. The schedule of the November meeting of the Compensation Committee as described above determines when this committee meets to approve the annual incentive grants for employees under its purview.

•	The Company has not granted stock options since 2001.

•

Previously granted stock options that remain outstanding were granted on the same annual schedule described above except for grants in 1999. Due to the fact that the merger closed on November 30 of that year, the regular annual grant meeting date was moved to December 8. Grants to other managerial, professional, and technical employees were made on December 8, and also to additional grantees on April 26, 2000, after employee data for the two companies had been more fully integrated.

•	The exercise price for each stock option grant was the average of the high and low sale prices reported on the NYSE on the date of the grant meeting.

Tax and Accounting Matters

•

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other three most highly paid executives other than the Principal Financial Officer (PFO). Performance-based compensation that meets Internal Revenue Service requirements is not subject to this limit.

–

The short term awards and restricted stock grants described above are designed to meet these requirements so that ExxonMobil can continue to deduct the related expenses. The shareholders have approved the material terms of performance goals for awards to the senior executives. These material terms limit short term and long term awards to each of these executives to 0.2 and 0.5 percent, respectively, of income from continuing operations.

•

These terms have been established to meet tax regulations and do not represent performance targets for the affected executives. Actual award levels have been significantly less based on the factors and judgments described in this report.

–

Salaries for senior executives may be set at levels that exceed the U.S. income tax law limitation on deductibility. The primary drivers for determining the amount and form of executive compensation are the retention and motivation of superior executive talent rather than the Internal Revenue Code.

•	In 2005 the Compensation Committee eliminated the ability of executives to defer payment of incentive awards. No element of compensation for executives can be deferred prior to retirement.

•	Tax assistance is not provided by the Company for either the short term or long term incentive awards discussed above.

•

All nonqualified pension and other benefits have been modified to be in full compliance with the American Jobs Creation Act of 2004, which imposes tax penalties unless the form and timing of distributions are fixed to eliminate executive and company discretion (Section 409A of the Internal Revenue Code).

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)*	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
R.W. Tillerson Chairman and CEO	2008 2007 2006	1,870,000 1,750,000 1,500,000	4,000,000 3,360,000 2,800,000	7,807,523 5,675,362 4,159,713	0 0 0	0 0 0	8,290,253 5,511,588 4,067,544	446,826 429,792 482,238	22,414,602 16,726,742 13,009,495
D.D. Humphreys PFO; Senior Vice President	2008 2007 2006	910,000 830,000 750,000	2,364,000 1,859,000 1,750,000	3,895,851 2,421,168 1,768,252	0 0 0	0 0 0	4,599,191 3,919,806 2,784,795	108,989 86,689 97,331	11,878,031 9,116,663 7,150,378
H.R. Cramer Vice President; President, ExxonMobil Fuels Marketing Company	2008 2007 2006	843,333 807,917 772,917	1,744,598 1,586,000 1,586,176	3,383,296 3,645,262 2,921,188	0 0 0	0 0 0	3,215,127 2,294,584 1,833,188	87,522 86,202 93,148	9,273,876 8,419,965 7,206,617
C.W. Matthews Vice President; General Counsel	2008	855,000	1,477,305	5,490,643	0	0	1,781,214	96,065	9,700,227
S.D. Pryor Vice President; President, ExxonMobil Chemical Company	2008	905,000	1,744,598	3,668,776	0	0	3,571,656	311,614	10,201,644
RETIRED
J.S. Simon Senior Vice President and Director (Retired 6/1/2008)	2008 2007 2006	593,337 995,000 935,000	0 2,150,000 2,150,000	18,366,191 9,168,388 3,284,506	0 0 0	0 0 0	714,029 2,585,221 2,088,907	103,747 135,133 121,735	19,777,304 15,033,742 8,580,148
M.E. Foster Vice President; President, ExxonMobil Production Company (Retired 4/1/2008)	2008 2007	314,233 803,750	0 1,859,000	12,113,088 7,805,893	0 0	0 0	554,968 2,930,181	76,845 116,389	13,059,134 13,515,213

*	In accordance with disclosure regulations, the valuation of “Stock Awards” in this table represents the compensation cost of awards recognized for financial statement purposes under Statement of Financial Accounting Standards No. 123, as revised (FAS 123R).

As described in more detail under “Stock Awards” below, the stock award values shown in 2008 for Messrs. Simon and Foster reflect the recognition of expense for outstanding awards triggered by their retirements. This is not a severance payment or a new award. Of the underlying stock awards for Messrs. Simon and Foster, more than 93 and 96 percent, respectively, remain restricted from transfer and subject to forfeiture for a number of years.

The stock award value shown in 2008 for Mr. Matthews includes the effect of using a shorter amortization schedule since he is nearing standard retirement age.

Employment Arrangements

ExxonMobil’s Compensation Committee believes senior executives should be “at will” employees of the Corporation. Accordingly the CEO and other executive officers, including the other officers named in these tables, do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

Salary

•	Effective January 1, 2009, Mr. Tillerson’s annual salary increased to $2,057,000, and Mr. Humphreys’ annual salary increased to $1,010,000.

•

The 2008 and 2009 salary increases reflect adjustments to the competitive position of the base salary program for U.S. executives, taking into account individual experience and level of responsibility. See the “Pay Awarded to Named Executive Officers” section beginning on page 32.

•	The 2008 salary for Messrs. Simon and Foster includes pay in lieu of vacation that they received due to their retirements. Refer to page 48 for information on unused vacation.

Bonus

•

As described in more detail in the “Compensation Discussion and Analysis” (CD&A), the 2008 bonus shown was paid half in cash at the time of grant. The Company delays payment of the balance until cumulative earnings reach $5.75 per share.

•	Delayed bonus amounts do not earn interest.

•	The bonus and the stock awards described below meet the requirements of Section 162(m) of the Internal Revenue Code for tax deductibility, which is explained in more detail on page 34.

Stock Awards

•

In accordance with disclosure regulations, the valuation of stock awards in this table represents the compensation cost of awards recognized for financial statement purposes under Statement of Financial Accounting Standards No. 123, as revised (FAS 123R).

•	The amounts include portions of restricted stock grants in 2002 through 2008 that were expensed in 2008 based on the following amortization schedule:

–	Awards granted in 2002 through 2005 are amortized over the period of restriction.

–	Awards granted after 2005 are amortized over the period of restriction or the time between the grant date and age 65, whichever is less.

•	The 2008 grant was made November 25, and therefore only one month of amortized expense for 2008 is reflected in the total.

•

If an executive retires in the reportable year, the remaining amortization expense for all outstanding awards is accelerated and recognized in the year of retirement (see the specific discussion regarding Messrs. Simon and Foster below).

•	The remaining value of all outstanding Career Shares described on page 26 was fully expensed in 2006.

•	The amount shown for stock awards also includes the following:

–

For Messrs. Cramer and Pryor, the retention awards made by Mobil Corporation before the merger are included. Retention awards are stock units settled in cash after retirement. During employment, dividend equivalents are credited and reinvested in additional units up to the total dollar amount of the retention award. Both Messrs. Cramer and Pryor reached the dividend reinvestment cap in 2007, and, therefore, they did not receive any further dividend equivalents on these awards in 2008. These awards were expensed at time of grant, but the incremental cost of the awards based on changes in share price is expensed quarterly on a mark-to-market method. The lower share price resulted in negative values for 2008 for Mr. Cramer (-$425,090) and for Mr. Pryor (-$212,505), which are included in the table.

–

For Mr. Simon, the scheduled amortization expense is through his retirement date of June 1, 2008, and reflects the expensing of the unamortized remaining balance of six years’ worth of outstanding awards. Mr. Simon did not receive a 2008 restricted stock award. His Career Shares remained restricted for seven months after retirement, and his restricted stock grants outstanding from 2002 through 2007 will remain restricted for up to nine years and six months following his retirement.

–

For Mr. Foster, the scheduled amortization expense is through his retirement date of April 1, 2008, and reflects the expensing of the unamortized remaining balance of six years’ worth of outstanding awards. Mr. Foster did not receive a 2008 restricted stock award. His Career Shares remained restricted for nine months after retirement, and his restricted stock grants outstanding from 2002 through 2007 will remain restricted for up to nine years and eight months following his retirement.

•	The terms of all restricted stock granted between 2002 and 2008 are the same and are provided on page 25.

•	Dividends on stock awards are not shown in the table because those amounts are reflected in the grant date fair value reported in the “Grants of Plan-Based Awards” table.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The following table breaks down the 2008 amounts shown in this column in the “Summary Compensation Table.”

Name	Change in Pension Value ($)	Nonqualified Deferred Compensation Earnings ($)	Total ($)
R.W. Tillerson	8,290,253	0	8,290,253
D.D. Humphreys	4,599,191	0	4,599,191
H.R. Cramer	3,215,127	0	3,215,127
C.W. Matthews	1,781,214	0	1,781,214
S.D. Pryor	3,571,656	0	3,571,656
J.S. Simon	714,029	0	714,029
M.E. Foster	552,298	2,670	554,968

Pension Value

•

The change in pension value shown in the table is the increase between year-end 2007 and year-end 2008 (or retirement, if earlier) in the present value of each executive’s pension benefits under the plans described in more detail in the text following the “Pension Benefits” table on page 44. Messrs. Simon and Foster retired on June 1, 2008, and April 1, 2008, respectively, resulting in lower pension accruals than those for the other Named Executive Officers in the table.

•

For each year end, the data reflects an annuity beginning at age 60 (or current age if over 60) equal to 1.6 percent of the participant’s covered compensation multiplied by year-end service. These values are converted to lump sums using the plan’s applicable factors and then discounted in the case of employees under age 60 to present values based on the time difference between the individual’s age at year-end 2007 and age 60 (and at year-end 2008 and age 60) using the interest rates for financial reporting of pension obligations as of each year end. The difference between the two year-end amounts represents the annual increase in the value of the pension shown in the “Summary Compensation Table.”

•

The lump sum interest rate applied for an employee who worked through the end of 2007 was 4.75 percent. The lump sum interest rate applied for an employee who worked through the end of 2008 was 4.25 percent. In the second quarter of 2008 (when Messrs. Simon and Foster retired), the lump sum interest rate was 4.5 percent. The rate used to discount the age 60 lump sum to a value at current age for those under age 60 was 6.25 percent for 2007 and 2008.

•

The pension accrual shown for the two retired Named Executive Officers reflects their additional months of service in 2008 plus the impact of the lower interest rate used in calculating their lump sum benefits, as described in the paragraph above.

–

For Mr. Simon, who worked through May 31, 2008, and retired June 1, 2008, the pension accrual shown in the table represents five additional months of service in 2008 on the value of his lump sum pension distribution and the effect of the lower interest rate used in computing the lump sum.

–

For Mr. Foster, who worked through March 31, 2008, and retired April 1, 2008, the pension accrual shown in the table represents three additional months of service in 2008 on the value of his lump sum pension distribution and the effect of the lower interest rate used in computing the lump sum.

Nonqualified Deferred Earnings

•

The portion of annual earnings on each executive’s principal balance under the Corporation’s nonqualified supplemental savings plan that exceeds 120 percent of the long-term Applicable Federal Rate, compounded monthly, as prescribed under Section 1274(d) of the Internal Revenue Code, is required to be disclosed. As of January 1, 2008, the basis for the interest rate during the term of a participant’s employment was changed from the Citibank prime lending rate to 120 percent of the long-term Applicable Federal Rate.

•

For Mr. Foster, the amount reported in 2008 is interest exceeding 120 percent of the long-term Applicable Federal Rate on the lump sum nonqualified pension payments during the six-month deferral period required by Section 409A of the Internal Revenue Code. The deferred payment bore interest at the Citibank prime lending rate on the date of retirement.

All Other Compensation

The following table breaks down the amounts included in the “All Other Compensation” column of the “Summary Compensation Table.” Note the table has been changed from prior years as follows: removed the column for “Club Memberships” since the Company discontinued reimbursement effective January 1, 2007; and added a new column labeled “Relocation” since a Named Executive Officer had relocation costs in 2008.

Name	Life Insurance ($)	Savings Plan ($)	Personal Security ($)	Personal Use of Company			Relocation ($)	Financial Planning ($)	Tax Assistance ($)	Total ($)
				Aircraft ($)	Properties ($)	Car ($)
R.W. Tillerson	38,390	130,900	222,985	41,980	3,271	0	0	9,300	0	446,826
D.D. Humphreys	28,618	63,700	3,281	0	4,090	0	0	9,300	0	108,989
H.R. Cramer	17,338	59,033	1,835	0	0	16	0	9,300	0	87,522
C.W. Matthews	26,915	59,850	0	0	0	0	0	9,300	0	96,065
S.D. Pryor	18,593	63,350	810	0	0	528	148,275	7,500	72,558	311,614
J.S. Simon	58,115	30,333	2,469	0	430	0	0	12,400	0	103,747
M.E. Foster	46,965	15,050	1,246	0	0	1,184	0	12,400	0	76,845

Life Insurance

•	The Company offers senior executives term life insurance or a Company-paid death benefit.

•	Coverage under either option equals four times base salary until age 65, and a declining multiple thereafter until age 75, at which point the multiple remains at 2.5 times salary.

•	For executives with life insurance coverage, the premium cost in any year depends on overall financial and mortality experience under the group policy.

•	For executives electing the death benefit, there is no cash cost until the executive dies, as benefits are paid directly by the Company.

•

The amount shown is based on Internal Revenue Service tables used to value the term cost of such coverage. This valuation is applied since the actual life insurance premium is a single payment for a large group of executives that does not represent the cost of insuring one specific individual and because several of the Named Executive Officers have elected the death benefit, the long-term cost of which is comparable to the insurance.

•

The Company eliminated the executive term life insurance and Company-paid death benefit for all newly eligible executives as of October 1, 2007, and retained it for all current participants, including the Named Executive Officers.

Savings Plan

•

The amount shown is the value of Company-matching contributions under ExxonMobil’s tax-qualified defined contribution (401(k)) plan and Company credits under the related nonqualified supplemental plan.

•

The nonqualified supplemental plan provides all affected employees with the 7-percent Company credit to which they would otherwise be entitled as a matching contribution under the qualified plan but for limitations under the Internal Revenue Code. The Company credit was previously 6 percent and was increased to 7 percent effective January 1, 2008. All affected employees participate in the nonqualified supplemental plan on the same basis.

•	The value of the credits to the nonqualified supplemental plan is also disclosed in the “Nonqualified Deferred Compensation” table on page 47.

Personal Security

•	The Company provides security for its employees as appropriate based on an assessment of risk. The assessment includes consideration of the employee’s position and work location.

•

The Company does not consider any such security costs to be personal benefits since these costs arise from the nature of the employee’s employment by the Company; however, the disclosure regulations require certain security costs to be reported as personal benefits.

•

The amounts shown in the table include the following types of security related costs: security systems at executive residences; security services and personnel (at residences and/or during personal travel); car and personal security driver; and Company mobile phones. Costs of security relating to travel for business purposes are not included.

•

Cars provided for security reasons and used primarily for commuting are valued based on the annualized cost of the car plus maintenance and fuel. Reported costs for rental cars utilized due to security concerns during personal travel are the actual incremental costs.

•

For security personnel employed by the Company, the cost is the actual incremental cost of expenses incurred by the security personnel. Total salary, wages, and benefits for security personnel are not allocated because the Company already incurs these costs for business purposes.

•	For security contractors, the cost is the actual incremental cost of such contractors associated with the executive’s personal time.

•

For Mr. Tillerson, the amount shown includes $34,060 for car, $57,513 for personal security driver, and $122,182 for residential security. The remainder is for mobile phones and other communications equipment for conducting business in a secure manner.

Aircraft

•

Incremental cost for personal use of the aircraft is based on direct operating costs (fuel, airport fees, incremental pilot costs, etc.) and does not include capital costs of the aircraft since the Company already incurs these capital costs for business purposes.

•	For security reasons, the Board requires the Chairman and CEO to use Company aircraft for both business and personal travel.

•

The Committee considers these costs to be necessary, security-related business expenses rather than perquisites, but per the disclosure regulations we report the incremental cost of aircraft usage for personal travel.

Properties

•

The Company owns or leases various venues for the purpose of business entertainment, including boxes and season tickets to sporting events and recreation and conference retreat properties. When these venues are not otherwise in use for business entertainment, the tickets and properties may be available for use by Company executives and other personnel.

•	The table shows the incremental cost incurred for any personal use of these venues by the Named Executive Officers.

•

Cost for this purpose is based solely on incremental operating costs (catering, transportation, incremental employee or contractor costs, etc.) and does not include annual or capital costs of these venues since the Company already incurs these costs for business purposes.

Car

•

Incremental cost for personal use of company car by executives other than Mr. Tillerson (whose car-related expenses are included under “Personal Security”) is based on an assumed cost in 2008 of $0.505 per mile for January through June, and $0.585 for July through December. Driver personnel costs are not allocated because the Company already incurs these costs for business purposes.

Financial Planning

•	The Company provides financial planning services to senior executives, which includes tax preparation. This benefit is valued based on the actual charge for the services.

Relocation

•

The Company provides relocation assistance for all transferred professionals and executives. All affected employees participate in the Company’s relocation program on the same basis. The amount shown is the relocation costs reimbursed to the executive or paid on behalf of the executive.

Tax Assistance

•

The amount shown is the aggregate amount of payments made on the executive’s behalf by the Corporation during the year for the payment of taxes related to relocation costs. The Company discontinued providing tax assistance on financial planning effective January 1, 2008.

Grants of Plan-Based Awards for 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh- old ($)	Tar- get ($)	Maxi- mum ($)	Thresh- old (#)	Tar- get (#)	Maxi- mum (#)
R.W. Tillerson	11/25/2008	0	0	0	0	0	0	225,000	0	0	17,604,000
D.D. Humphreys	11/25/2008	0	0	0	0	0	0	106,400	0	0	8,324,736
H.R. Cramer	11/25/2008	0	0	0	0	0	0	77,000	0	0	6,024,480
C.W. Matthews	11/25/2008	0	0	0	0	0	0	64,400	0	0	5,038,656
S.D. Pryor	11/25/2008	0	0	0	0	0	0	77,000	0	0	6,024,480
J.S. Simon	—	0	0	0	0	0	0	0	0	0	0
M.E. Foster	—	0	0	0	0	0	0	0	0	0	0

The awards granted in 2008 are in the form of restricted stock.

Restrictions and Forfeiture Risk

•

These grants are restricted (1) for half the shares, until five years after the grant date; and, (2) for the balance, until 10 years after the grant date or retirement, whichever occurs later. These restricted periods are not subject to acceleration, except upon death, and thus, shares may remain subject to restriction for many years after an executive’s retirement.

•

During the restricted period, the executive receives the same cash dividends as a holder of regular common stock and may vote the shares; however, the executive may not sell or transfer the shares, or use them as collateral.

•

The shares also remain subject to forfeiture during the restricted period in case of an unapproved early termination of employment or in case the executive is found to have engaged in activity that is detrimental to the Company. Detrimental activity may include conduct that violates the Company’s Ethics or Conflicts of Interest policies.

Grant Date

•	The grant date is the same as the date on which the Compensation Committee of the Board met to approve the awards, as described beginning on page 33.

•

Grant date fair value is equal to the number of shares awarded times the grant price, which is deemed to be the average of the high and low sale prices on the NYSE on the grant date (November 25, 2008; $78.24).

Outstanding Equity Awards at Fiscal Year-End for 2008

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R.W. Tillerson	130,000	0	0	45.21875	11/28/2010	1,002,000	79,989,660	0	0
	197,307			37.12000	11/27/2011
D.D. Humphreys	87,790	0	0	45.21875	11/28/2010	436,950	34,881,719	0	0
	87,307			37.12000	11/27/2011
H.R. Cramer	118,000	0	0	41.78125	12/07/2009	502,188	40,089,668	0	0
	170,000			45.21875	11/28/2010
	170,000			37.12000	11/27/2011
C.W. Matthews	110,000	0	0	37.12000	11/27/2011	376,900	30,087,927	0	0
S.D. Pryor	11,090	0	0	31.70000	02/25/2009	491,141	39,207,786	0	0
	168,000			41.78125	12/07/2009
	170,000			45.21875	11/28/2010
	180,000			37.12000	11/27/2011
J.S. Simon	117,608	0	0	41.78125	12/07/2009	517,450	41,308,034	0	0
	167,790			45.21875	11/28/2010
	177,307			37.12000	11/27/2011
M.E. Foster	107,790	0	0	45.21875	11/28/2010	344,500	27,501,435	0	0
	107,307			37.12000	11/27/2011

Option Awards

•

The option awards shown are exercisable and outstanding as of year end. The actual gain on an option exercise, if any, will depend on the market price of ExxonMobil stock at the time of exercise. ExxonMobil has not granted stock options since 2001.

Stock Awards (Restricted Stock/Units)

•

See the narrative accompanying the “Grants of Plan-Based Awards” table as well as the narrative describing Stock Awards in the “Summary Compensation Table” for more information regarding the terms of restricted stock. For Messrs. Cramer and Pryor, the table above also includes the retention awards granted by Mobil Corporation before the merger in the form of restricted stock units as described beginning on page 36.

•

The table below shows the dates on which the respective restricted periods for the restricted stock shown in the previous table expire, assuming the awards are not forfeited and the executive is alive when the restrictions lapse.

Name	Date Restrictions Lapse / Number of Shares
	11/23/2009	11/30/2010	11/28/2011	11/28/2012	11/25/2013	10 Years or Retirement, Whichever Occurs Later	Retirement*
R.W. Tillerson	66,000	75,000	92,500	92,500	112,500	545,500	18,000
D.D. Humphreys	24,200	28,000	40,000	45,400	53,200	226,150	20,000
H.R. Cramer	38,500	38,500	38,500	38,500	38,500	255,200	54,488
C.W. Matthews	27,500	30,000	32,200	32,200	32,200	194,800	28,000
S.D. Pryor	38,500	38,500	38,500	38,500	38,500	260,400	38,241
J.S. Simon	45,400	53,500	53,500	53,500	0	277,550	34,000
M.E. Foster	27,500	33,000	40,000	45,400	0	186,600	12,000

*	Restrictions lapse on Career Shares on the first day of the calendar year following retirement with the exception of the restricted stock units granted to Messrs. Cramer and Pryor by Mobil Corporation under the Management Retention Plan, which are converted to a cash value at retirement and then paid in a single lump sum (36,488 units for Mr. Cramer and 18,241 units for Mr. Pryor).

Option Exercises and Stock Vested for 2008

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R.W. Tillerson	0	0	53,500	4,215,265
D.D. Humphreys	20,000	997,575	18,350	1,445,797
H.R. Cramer	71,964	3,838,920	31,350	2,470,067
C.W. Matthews	110,000	5,417,538	20,350	1,603,377
S.D. Pryor	172,838	8,704,641	33,950	2,674,921
J.S. Simon	39,137	2,044,519	36,700	2,891,593
M.E. Foster	0	0	20,350	1,603,377

Option Awards

•	The value realized on option awards represents the difference between the option exercise price and the market price of ExxonMobil stock on date of exercise.

•	The net number of shares acquired as a result of all exercises during 2008: 1,135 for Mr. Matthews; 6,858 for Mr. Pryor; and 21,062 for Mr. Simon.

Stock Awards/Restriction Lapse in 2008

•	Restrictions lapsed on 50 percent of stock awards that were granted in 2003.

•	The number of shares acquired on vesting is the gross number of shares to which the award relates.

•	The value realized is the gross number of shares times the market price, which is the average of the high and low sale prices on the NYSE on the date that restrictions lapse.

•

The net number of shares acquired (gross number of shares less shares withheld for taxes): 33,999 for Mr. Tillerson; 11,661 for Mr. Humphreys; 18,120 for Mr. Cramer; 12,932 for Mr. Matthews; 21,575 for Mr. Pryor; 23,322 for Mr. Simon; and 12,932 for Mr. Foster.

•	Refer to pages 25-27 for information on restricted stock awards.

Career Shares Distribution

•	Messrs. Simon and Foster received their Career Shares (less shares withheld for taxes) in January 2009, as described beginning on page 26.

•

All other shares granted to Messrs. Simon and Foster from 2002 through 2007 remain restricted, except for 50 percent of the 2002 and 2003 grants on which restrictions lapsed in 2007 and 2008 respectively, as described above.

Pension Benefits for 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R.W. Tillerson	ExxonMobil Pension Plan	33.58	1,330,660	0
	ExxonMobil Supplemental Pension Plan	33.58	9,436,657	0
	ExxonMobil Additional Payments Plan	33.58	21,569,425	0
D.D. Humphreys	ExxonMobil Pension Plan	32.40	1,512,694	0
	ExxonMobil Supplemental Pension Plan	32.40	4,407,828	0
	ExxonMobil Additional Payments Plan	32.40	14,505,657	0
H.R. Cramer	ExxonMobil Pension Plan	35.58	1,609,138	0
	ExxonMobil Supplemental Pension Plan	35.58	4,401,242	0
	ExxonMobil Additional Payments Plan	35.58	12,423,572	0
C.W. Matthews	ExxonMobil Pension Plan	37.96	1,643,942	0
	ExxonMobil Supplemental Pension Plan	37.96	4,530,908	0
	ExxonMobil Additional Payments Plan	37.96	11,062,187	0
S.D. Pryor	ExxonMobil Pension Plan	37.17	1,700,523	0
	ExxonMobil Supplemental Pension Plan	37.17	5,076,474	0
	ExxonMobil Additional Payments Plan	37.17	13,241,260	0
J.S. Simon	ExxonMobil Pension Plan	41.43	0	1,838,255	*
	ExxonMobil Supplemental Pension Plan	41.43	0	5,968,286
	ExxonMobil Additional Payments Plan	41.43	0	17,361,681
M.E. Foster	ExxonMobil Pension Plan	42.83	0	1,849,080
	ExxonMobil Supplemental Pension Plan	42.83	0	4,467,778
	ExxonMobil Additional Payments Plan	42.83	0	13,680,687

*	Payment was deferred until third quarter 2008 and calculated based on 4.25 percent interest rate, rather than 4.5 percent rate in effect on retirement date.

Pension Plan

•

The tax-qualified pension plan provides a benefit calculated as an annual annuity beginning at age 65 (the Plan’s normal retirement age) equal to 1.6 percent of the participant’s final average salary multiplied by years of credited service, minus an offset for Social Security benefits.

–	Final average salary is the average of the highest 36 consecutive months in the 10 years of service prior to retirement.

–	Final average salary included and benefits paid are subject to the limits on compensation ($230,000 for 2008) and benefits prescribed under the Internal Revenue Code.

•	The benefit is available as a lump sum or in various annuity forms.

•	The defined benefit pension arrangements (qualified and nonqualified) help to attract and retain employees at all levels of the Corporation.

•	The defined benefit pension plan provides a strong incentive for employees to stay until retirement age.

•

The plan uses final average pay applied to all years of service, and thus, the increase in pension values is greatest late in career, when compensation tends to be highest. This retention feature is strong for high performers, whose compensation increases as their job responsibilities continue to expand throughout their career, making their level of retirement income performance-based.

Supplemental Pension Plan

•	The nonqualified plan provides a benefit calculated as an annuity on salary above the Internal Revenue Code limit.

•	It is calculated as an annual annuity beginning at age 65 equal to 1.6 percent of the participant’s final average salary over the Internal Revenue Code limit multiplied by years of credited service.

•

To help meet the retention and performance objectives described for U.S. salaried employees, the Supplemental Pension Plan provides pension benefits to the extent annual pay exceeds the amount that can be considered in determining qualified pension benefits ($230,000 for 2008, adjusted each year based on inflation).

•

Without the Supplemental Pension Plan, the retention power of the overall pension plan would be greatly reduced for employees earning more than that amount, since the increase in their pension values in mid- to late-career would be based on relatively flat final average pay.

Additional Payments Plan

•	The nonqualified plan provides a benefit calculated as an annual annuity beginning at age 65 equal to 1.6 percent of the participant’s average annual bonus multiplied by years of credited service.

–

The plan uses the average of the annual bonus for the three highest grants of the last five prior to retirement (including the portion of the annual bonus that is paid at time of grant and the portion that is paid on a delayed basis as described on page 27).

•

Benefits under the Additional Payments Plan are forfeited if an employee resigns prior to completion of 15 years of service and attainment of age 55. All of the Named Executive Officers have satisfied these conditions.

•

The objective of the Additional Payments Plan is to support retention and performance objectives in light of the Compensation Committee’s practice of putting higher percentages of annual cash compensation at risk at higher executive levels.

•

The Compensation Committee believes that even though a large percentage of annual cash compensation is discretionary and based on Corporate business performance, it should not be excluded from the pension calculation. Inclusion of discretionary bonuses in the pension formula strengthens the performance basis of such bonuses.

•	By limiting bonuses to those granted in the five years prior to retirement, there is a strong motivation for executives to continue to perform at a high level.

•

The Additional Payments Plan is designed to be a powerful retention tool, since benefits are forfeited if the employee resigns prior to completion of 15 years of service and attainment of age 55. The plan applies on the same terms to all U.S. salaried employees who receive a bonus.

Present Value Pension Calculations

•

The present value of accumulated benefits shown in the “Pension Benefits” table is determined by converting the annuity values earned as of year end to lump sum values payable at age 60 (or at the employee’s actual age, if older) using the mortality tables and interest rate (4.25 percent) that would apply to a participant who worked through the end of 2008, and retired in the first quarter of 2009.

•

The actual lump sum conversion factors that will apply when each executive retires could be different. For executives who were not yet 60, the present value as of year-end 2008 of each executive’s age 60 lump sum is determined using a discount rate of 6.25 percent, the rate used for valuing pension obligations for purposes of the Corporation’s financial statements for 2008.

Other Plan Terms

•	All three pension plans require attainment of age 55 and completion of 15 years of service to be eligible for early retirement. All Named Executive Officers have satisfied this requirement.

•	The early retirement benefit consists of an annuity that is undiscounted for retirement ages of 60 years or over, with a discount of 5 percent for each year under age 60.

•	In addition the Social Security offset is waived for annuity payments scheduled to be paid prior to age 62.

•

Because early retirement benefits are subject to a smaller discount than a full actuarial equivalent discount, they can be more valuable than the present value of the executives’ earned normal retirement age benefits.

•	Messrs. Tillerson, Cramer, and Pryor were eligible for early retirement prior to age 60 under the plans as of year-end 2008.

•

The table below shows the lump sum early retirement benefits under the three plans for the Named Executive Officers who are under age 60 as of year-end 2008. The lump sum early retirement benefits for Messrs. Humphreys, Matthews, Simon, and Foster as of year-end 2008 are the amounts shown in the “Pension Benefits” table. Messrs. Simon and Foster retired at normal retirement age.

Name	Plan Name	Lump Sum Early Retirement Benefit ($)
R.W. Tillerson	ExxonMobil Pension Plan	1,467,077
	ExxonMobil Supplemental Pension Plan	10,252,077
	ExxonMobil Additional Payments Plan	23,433,236
H.R. Cramer	ExxonMobil Pension Plan	1,679,705
	ExxonMobil Supplemental Pension Plan	4,567,473
	ExxonMobil Additional Payments Plan	12,892,801
S.D. Pryor	ExxonMobil Pension Plan	1,755,786
	ExxonMobil Supplemental Pension Plan	5,219,426
	ExxonMobil Additional Payments Plan	13,614,130

Form of Nonqualified Pension Payments

•	The benefits under the ExxonMobil Supplemental Pension Plan and the ExxonMobil Additional Payments Plan are payable only in the form of a single lump sum six months following retirement.

•

The payment is equal to the pension balance plus interest for the six-month waiting period at the Citibank prime lending rate or a lump sum amount recalculated using the discount rate in effect at the time of payment, whichever is greater.

•

The retirement distributions to Messrs. Simon and Foster included interest as set forth below. To the very limited extent that interest included amounts in excess of a market rate, those amounts are included in the “Summary Compensation Table.”

Name	Plan Name	Interest ($)
J.S. Simon	ExxonMobil Supplemental Pension Plan	146,055
	ExxonMobil Additional Payments Plan	424,359
M.E. Foster	ExxonMobil Supplemental Pension Plan	115,064
	ExxonMobil Additional Payments Plan	352,175

Service Credit Multipliers

•	Under the Company’s U.S. retirement plans, only actual service with Exxon Mobil Corporation or an affiliated company is recognized under current plan rules.

•	Historically the Company provided a “service credit multiplier” for foreign service in specified geographic areas, which has since been discontinued under U.S. and other country pension plans.

•	Mr. Simon has 0.5 additional years of service credit reflected in the above table resulting from discontinued service credit multipliers.

•	All service of the Named Executive Officers is under the U.S. pension plan.

Nonqualified Deferred Compensation for 2008

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R.W. Tillerson	0	114,800	27,458	0	616,366
D.D. Humphreys	0	47,600	17,503	0	380,697
H.R. Cramer	0	42,933	60,202	0	1,229,300
C.W. Matthews	0	44,888	20,969	0	447,935
S.D. Pryor	0	47,250	49,113	0	1,010,650
J.S. Simon	0	14,233	25,799	580,859	0
M.E. Foster	0	0	18,163	491,482	0

•

The table above shows the value of the Company credits under ExxonMobil’s nonqualified supplemental savings plan. The Company credits for 2008 are also included in the “Summary Compensation Table” under the column labeled “All Other Compensation.”

•

The amounts in the “Summary Compensation Table” include both Company contributions to the tax-qualified plan and Company credits to the nonqualified plan, whereas the registrant contributions in the table above represent only the Company credits to the nonqualified plan.

•

The amount of Company contributions to the tax-qualified savings plan was limited to the Internal Revenue Service contribution and salary maximums. For this reason, $16,100 was the maximum Company match in 2008 to the qualified savings plan.

•

The aggregate balance at the last fiscal year end shown above includes amounts reported as Company contributions in the “Summary Compensation Table” of the current proxy statement and in prior-year proxy statements as follows: $453,250 for Mr. Tillerson; $116,750 for Mr. Humphreys; $111,083 for Mr. Cramer; $44,888 for Mr. Matthews; and $47,250 for Mr. Pryor. The aggregate balances for Messrs. Simon and Foster were distributed six months following their retirements.

•

The nonqualified savings plan provides employees with the 7-percent Company-matching contribution to which they would otherwise be entitled under the qualified plan but for limitations on covered compensation and total contributions under the Internal Revenue Code.

–	All eligible employees participate in the nonqualified plan on the same basis.

–

Effective January 1, 2008, the Company match was increased from 6 to 7 percent and the rate at which the nonqualified savings plan account bears interest during the term of a participant’s employment was changed from the Citibank prime lending rate to 120 percent of the long-term Applicable Federal Rate.

–

Distribution of the nonqualified plan is in a single lump sum six months from date of retirement. During this six-month period, the account bears interest at the Citibank prime lending rate. To the extent that this results in payment of amounts in excess of a market rate of interest, those amounts are included in the “Summary Compensation Table.”

•

The tax-qualified and nonqualified savings plans are designed to help attract and retain employees. The matching design is intended to encourage employees to contribute their own funds to the plan to receive the tax benefits available under the Internal Revenue Code. The supplemental savings plan serves similar purposes for salary or contributions in excess of the Internal Revenue Code limits referenced above.

Administrative Services for Retired Employee Directors

•	The Company provides certain administrative support to retired employee directors.

•

The support provided generally involves, but is not limited to, assistance with correspondence and travel arrangements relating to activities the retired directors are involved with that continue from their employment, such as board positions with nonprofit organizations. Given the nature of the support provided, a retired director’s spouse may also benefit from the support provided.

•	The Company also allows retired employee directors to use otherwise vacant office space at the Company’s headquarters.

•	It is not possible to estimate the future cost that may be incurred by the Company for providing these services to Mr. Tillerson, who is currently the only employee director.

–	The aggregate incremental cost of providing these services for all currently covered persons is approximately $190,000 per year.

–

This amount represents the compensation and benefit cost for support personnel allocated based on their estimated time dedicated to providing this service, as well as other miscellaneous office support costs.

Health Care Benefits

•	ExxonMobil does not provide any special executive health care benefits.

•

Executives and their families are eligible to participate in the Company’s health care programs, including medical, dental, prescription drug, and vision care, on the same basis as all other U.S. salaried employees.

•	The terms and conditions of the programs for both current employees and retirees do not discriminate in scope, terms, or operation in favor of executive officers.

Unused Vacation

•	All U.S. salaried employees are entitled to payment of salary for any accumulated but unused vacation days at retirement or other termination of employment.

•	Payment for unused vacation is included in final payments of earned salary.

Termination and Change in Control

•

ExxonMobil executive officers are not entitled to any additional payments or benefits relating to termination of employment other than the retirement benefits previously described in the preceding compensation tables and narrative.

•	Executives are “at-will” employees of the Company. They do not have employment contracts, a severance program, or any benefits triggered by a change in control.

•

As discussed in greater detail above, unexercised stock options, unvested restricted stock, and any unpaid portion of an annual bonus are subject to forfeiture at the discretion of the Compensation Committee if an executive:

–	Engages in detrimental activity; or,

–	Terminates employment prior to standard retirement age (currently age 65 for U.S. executives), whether such termination is voluntary or involuntary.

•	The Board also adopted a recoupment policy in the event of a material negative restatement of the Corporation’s reported financial or operating results as described on page 25.

Payments in the Event of Death

•

The only event that results in acceleration of the normal payment or vesting schedule of any benefit is death. In that event, the vesting period of outstanding restricted stock awards would be accelerated. Also in the event of death, the executive’s estate or beneficiaries would be entitled to payment of the life insurance or death benefit as described beginning on page 39. At year-end 2008, the amount of that life insurance benefit for each Named Executive Officer would be as follows:

Name	Life Insurance Benefit ($)
R.W. Tillerson	7,480,000
D.D. Humphreys	3,640,000
H.R. Cramer	3,360,000
C.W. Matthews	3,420,000
S.D. Pryor	3,620,000
J.S. Simon	3,640,000
M.E. Foster	3,010,000

AUDIT COMMITTEE REPORT

The primary function of our Committee is oversight of the Corporation’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Committee acts under a charter, which can be found on the ExxonMobil Web site at exxonmobil.com/governance. We review the adequacy of the charter at least annually. All of our members are independent, and all are audit committee financial experts under SEC rules. We held 11 meetings in 2008 at which, as discussed in more detail below, we had extensive reports and discussions with the independent auditors, internal auditors, and other members of management.

In performing our oversight function, we reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC indicated that the Corporation’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Corporation in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition we reviewed and discussed management’s report on internal control over financial reporting and the related audit performed by PwC, which confirmed the effectiveness of the Corporation’s internal control over financial reporting.

We also discussed with PwC its independence from the Corporation and management, including the communications PwC is required to provide us under applicable Public Company Accounting Oversight

Board (PCAOB) rules. We considered the non-audit services provided by PwC to the Corporation, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC at each meeting, both with and without management present. Discussions included the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We discussed with the Corporation’s management the comprehensive, long-standing risk management processes and reviewed several topics of interest.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role described below, we recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

We have also appointed PwC to audit the Corporation’s financial statements for 2009, subject to shareholder ratification of that appointment.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Corporation’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Corporation’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition the independent auditors are responsible for auditing the Corporation’s internal controls over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors perform their responsibilities in accordance with the standards of the PCAOB. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

James R. Houghton, Chair	Larry R. Faulkner
Michael J. Boskin	Steven S Reinemund

ITEM 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil’s financial statements for 2009. We are asking you to ratify that appointment.

Total Fees

The total fees for PwC professional services rendered to ExxonMobil for the year ended December 31, 2008, were $34.9 million, a decrease of $17.7 million from 2007. The Audit Committee reviewed and pre-approved all services in accordance with the service pre-approval policies and procedures, which can be found on the ExxonMobil Web site at exxonmobil.com/governance. The Audit Committee did not use the “de minimis” exception to pre-approval that is available under SEC rules. The following table summarizes the fees, which are described in more detail below.

	2008	2007
	(millions of dollars)
Audit Fees	24.8	25.5
Audit-Related Fees	6.1	5.5
Tax Fees	4.0	21.6
All Other Fees	–	–

Total	34.9	52.6

Audit Fees

The aggregate fees for PwC professional services rendered for the annual audit of ExxonMobil’s financial statements for the year ended December 31, 2008, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that year were $24.8 million (versus $25.5 million for 2007).

Audit-Related Fees

The aggregate fees for PwC Audit-Related services rendered to ExxonMobil for the year ended December 31, 2008, were $6.1 million (versus $5.5 million in 2007). These services were mainly related to asset dispositions, benefit plan and joint venture audits, and attestation procedures related to cost certifications.

Tax Fees

The aggregate fees for PwC Tax services rendered to ExxonMobil for the year ended December 31, 2008, were $4.0 million (versus $21.6 million for 2007). These services are described below.

•

PwC assisted in preparing tax returns for individual ExxonMobil expatriate employees. These fees were $2.6 million for 2008 (versus $20.2 million for 2007). The transition of tax return preparation assistance to another service provider is under way.

•	PwC also assisted various ExxonMobil affiliates with the preparation of local tax filings and related tax services. These fees were $1.4 million for 2008 (also $1.4 million in 2007).

All Other Fees

The aggregate fees for PwC services rendered to ExxonMobil, other than the services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” for the year ended December 31, 2008, were zero (also zero in 2007).

PwC has been ExxonMobil’s independent auditing firm for many years, and we believe they are well-qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

The Audit Committee recommends you vote FOR this proposal.

SHAREHOLDER PROPOSALS

We expect Items 3 through 13 to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On oral or written request to the Secretary at the address listed under “Contact Information” on page 3, we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The Board recommends you vote AGAINST Items 3 through 13 for the reasons we give after each one.

ITEM 3 – CUMULATIVE VOTING

This proposal was submitted by Mr. Emil Rossi, P.O. Box 249, Boonville, CA 95415.

“3 – Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Statement of Emil Rossi

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and in 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and in 2008. The Council of Institutional Investors www.cii.org and CalPERS recommended adoption of this proposal topic.

Cumulative voting allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent research firm rated our company ‘High Concern’ in executive pay.

•	Only 59% of CEO pay was incentive based.

•	Our key directors also served on boards rated ‘D’ by the Corporate Library:

James Houghton	Corning (GLW)
James Houghton had 39-years tenure at Corning.
Edward Whitacre	Anheuser-Busch (BUD)
Edward Whitacre had 20-years tenure at Anheuser-Busch.
Michael Boskin	Oracle (ORCL)
Michael Boskin had 14-years tenure at IBM.
William George	Goldman Sachs (GS)
William George was on 3 key committees at Goldman Sachs.
Larry Faulkner	Temple-Inland (TIN)
Larry Faulkner was on 2 key committees at Temple-Inland.
Samuel Palmisano	International Business Machines (IBM)

•	James Houghton (on our audit committee) was designated as an ‘Accelerated Vesting’ director by The Corporate Library due to speeding up stock option vesting to avoid recognizing the related cost.

•	Marilyn Carlson Nelson had long tenure of 17-year tenure (independence concern) and was one of only 3-members on our nomination committee.

•

Our directors made sure that we could not vote on this established topic of cumulative voting at our 2008 annual meeting. Reference: Exxon Mobil Corporation (March 24, 2008) no action letter available through SECnet http://secnet.cch.com.

•	We had no shareholder right to:

Call a special meeting.

Vote on executive pay.

Cumulative voting.

An independent board chairman.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting

Yes on 3”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes the Corporation’s current and long-standing method of voting for directors has resulted in a balanced and highly effective Board of Directors who have represented the best interests of all shareholders, as demonstrated by ExxonMobil’s superior long-term performance. Accordingly the Board does not support this proposal.

ExxonMobil’s director election standards, like those of most major corporations, provide that the holder of each share of common stock is entitled to cast one vote FOR – or WITHHOLD that vote from – each director nominee.

The Corporation’s Corporate Governance Guidelines require a director to tender his or her resignation if the director does not receive a majority of votes cast in favor of election. In the absence of a compelling reason, the resignation will be accepted. The Board believes this director resignation guideline provides shareholders a clear voice in director elections without disturbing the equitable “one share - one vote” approach.

Cumulative voting provides the opportunity for special interest shareholder groups to gain a disproportionate voice in shareholder voting, including in the election of directors who represent special interest groups rather than the interests of all shareholders. This disproportionate voice is especially worrisome when coupled with a majority vote standard.

ITEM 4 – SPECIAL SHAREHOLDER MEETINGS

This proposal was submitted by Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021.

“4 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Kenneth Steiner

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt consideration.

This proposal topic won impressive support at the following companies based on 2008 yes and no votes:

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration. Fidelity and Vanguard have supported a shareholder right to call a special meeting.

The proxy voting guidelines of many public employee pension funds also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, have taken special meeting rights into consideration when assigning company ratings.

Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 4”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil’s Corporate Governance Guidelines posted on our Web site indicate that a special meeting of shareholders may be called by a holder of not less than 10 percent of outstanding shares in accordance with New Jersey law upon a showing of good cause. The Board believes this proposal is therefore unnecessary and redundant.

By requiring a showing of good cause to call a special meeting, the existing New Jersey statute better balances the interests of all shareholders by allowing shareholders of 10 percent or more of outstanding common stock to call a meeting for a legitimate purpose while protecting against the potential for a minority shareholder group to abuse this right.

ITEM 5 – INCORPORATE IN NORTH DAKOTA

This proposal was submitted by Mr. Chris Rossi, P.O. Box 249, Boonville, CA 95415.

“5 – Reincorporate in a Shareowner-Friendly State

Resolved: That shareowners hereby request that our board of directors take the necessary steps to reincorporate the Company in North Dakota with articles of incorporation that provide that the Company is subject to the North Dakota Publicly Traded Corporations Act.

Statement of Chris Rossi

This proposal requests that the board initiate the process to reincorporate the Company in North Dakota under the new North Dakota Publicly Traded Corporations Act. If our company were subject to the North Dakota act there would be additional benefits:

•	There would be a right of proxy access for shareowners who owned 5% of our Company’s shares for at least two years.

•	Shareowners would be reimbursed for their expenses in proxy contests to the extent they are successful.

•	The board of directors could not be classified.

•	The ability of the board to adopt a poison pill would be limited.

•	Shareowners would vote each year on executive pay practices.

These provisions, together with others in the North Dakota act, would give us as shareowners more rights than are available under any other state corporation law. By reincorporating in North Dakota, our company would instantly have the best governance system available.

The SEC recently refused to change its rules to give shareowners a right of access to management’s proxy statement. And the Delaware courts recently invalidated a bylaw requiring reimbursement of proxy expenses. Each of those rights is part of the North Dakota act. As a result, reincorporation in North Dakota is now the best alternative for achieving the rights of proxy access and reimbursement of proxy expenses. And at the same time those rights would become available to us as shareowners in a North Dakota corporation, our Company would also shift to cumulative voting, ‘say on pay,’ and other best practices in governance.

Our Company needs to improve its governance:

•	The Corporate Library www.thecorporatelibrary.com, an independent research firm rated our company ‘High Concern’ in executive pay and only 59% of CEO pay was incentive-based.

•	Our directors also served on boards rated ‘D’ by the Corporate Library:

James Houghton	Corning (GLW)
Edward Whitacre	Anheuser-Busch (BUD)
Michael Boskin	Oracle (ORCL)
William George	Goldman Sachs (GS)
Larry Faulkner	Temple-Inland (TIN)
Samuel Palmisano	International Business Machines (IBM)

•	James Houghton (on our audit committee) was designated as an ‘Accelerated Vesting’ director by The Corporate Library for speeding up stock option vesting to avoid recognizing the related cost.

•	Marilyn Nelson had long tenure of 17-years (independence concern) and was one of only 3-members on our nomination committee.

•	We had no shareholder right to:

Call a special meeting.

Vote on executive pay.

Cumulative voting.

An independent Board Chairman.

Reincorporation in North Dakota provides a way to switch to a vastly improved system of governance in a single step. And reincorporation in North Dakota does not require a major capital investment or layoffs to improve financial performance.

I urge your support for Reincorporating in a Shareowner-Friendly State.”

The Board recommends you vote AGAINST this proposal for the following reasons:

Exxon Mobil Corporation has been incorporated in New Jersey for over 125 years. New Jersey corporate law is well-developed and has served the Company and its shareholders well over this period. The new North Dakota statute referenced by the proposal is untested, and, we believe, would subject the Company and our shareholders to substantial legal uncertainty. Therefore the Board does not support this proposal.

Reincorporation would also require a proxy solicitation for shareholders to approve a merger of the Company into a North Dakota corporation. This would require expenditure of substantial Company time and money without commensurate benefit. New Jersey law already supports a wide range of sound governance practices such as those already implemented by ExxonMobil. Moreover each of the items mentioned by the proponent as a reason to reincorporate can already be effected under New Jersey law if the Board determines such measures to be in the best interests of shareholders.

ITEM 6 – BOARD CHAIRMAN AND CEO

This proposal was submitted by a client of Ram Trust Services, 45 Exchange Street, Portland, ME 04101, as lead proponent of a filing group.

“RESOLVED that Sections 4, 5 and 6 of Article IV of the by-laws be amended to read as follows:

4.	The chairman of the board shall preside at all meetings of shareholders and directors. The chairman of the board shall not otherwise be an officer or employee of the corporation and, subject to the board of directors, shall speak for, and direct the administration of the activities of, the board of directors.

5.	The president shall be the chief executive officer of the corporation and, subject to the board of directors, shall have general care and supervision of the business and affairs of the corporation.

6.	In the event of death, absence, or disability of the president, an executive or senior vice president may be designated by the board to exercise the powers and perform the duties of the president.

SUPPORTING STATEMENT

Exxon is managed by its Board of Directors. Much power is delegated to the CEO, but it’s the Board that must take the initiative, and function independently, in some of the most important matters affecting the company. In our view, it is difficult for a board of 11 individuals to do so without some one individual charged with the responsibility of making it all work.

Exxon has a ‘lead director,’ Samuel Palmisano, the Chairman and chief executive of IBM. We hold him in high regard. However, we believe it unrealistic to think that a man with as demanding a job as running IBM could at the same time have the time to lead a board in managing Exxon and make it a top priority.

We therefore favor the concept of an independent nonexecutive chairman. The concept is neither new nor novel. Exxon’s principal worldwide competitors – British Petroleum, Royal Dutch Shell, Petrobras – all have independent nonexecutive chairmen.

The nonexecutive chairman does not merely preside at directors’ meetings. He directs the administration of all the Board’s activities. He is not an executive officer; but, by virtue of his time commitment and independent access, he is in a position to inform himself as to what in fact is going on and bring to the Board’s attention matters on which it should focus. He speaks for the Board and is available to those legitimately wishing to have contact with the Board.

It is sometimes argued that a company must speak with one voice. But the CEO/nonexecutive chairman model has been around for a long time and, in our view, has worked rather well. We believe shareholders wish to hear not only the voice of the CEO but the voice of the Board as well.

Our proposal is not intended as any implied criticism. However, even big companies can experience great difficulties, as recent events demonstrate, and questions are then raised whether the directors should have exercised greater oversight. Our proposal is intended to provide a framework that, in our view, will enable the Board to be more effective and proactive.

For our full statement, please see our website at www.exxonaction.com.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes that the decision as to who should serve as Chairman and CEO, and whether the offices should be combined or separate, is properly the responsibility of the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how best to organize the capabilities of the directors and senior managers to meet those needs. The Board believes that the most effective leadership structure for Exxon Mobil Corporation at the present time is for Mr. Tillerson to serve as both Chairman and CEO.

The Board believes there is NO single best organizational model that is the most effective in all circumstances, and the Board retains the authority to separate the positions of Chairman and CEO if it deems appropriate in the future. This proposal, however, which is structured this year as a binding, prescriptive By-Law amendment, would cause the Board to lose its flexibility to change the structure of the Chairman and CEO positions, as and when appropriate, to best serve the interests of shareholders. We also believe the proposal would create practical difficulties. Accordingly the Board does not support this proposal.

To demonstrate its continuing commitment to strong corporate governance and Board independence, the Board took steps in 2008 to enhance the role of the Presiding Director. With these changes, the independent members of the Board will annually select one of their members to serve as Presiding Director. It is normally expected that the same director will serve as Presiding Director for a minimum of two years. The Presiding Director will act as a liaison with the Chairman, in consultation with the other directors, provided that each director will also be afforded direct and complete access to the Chairman at any time as such director deems necessary or appropriate.

Specific duties of the Presiding Director include chairing executive sessions of the non-employee directors and providing feedback from such sessions to the Chairman, and chairing meetings of the Board in the absence of the Chairman and President. In addition the Presiding Director reviews in advance, in consultation with the Chairman, the schedule and agenda for all Board meetings as well as materials distributed to the directors in connection therewith.

Executive sessions of the non-employee directors are scheduled to follow each meeting of the full Board. If the Board includes non-employee directors who are not independent, at least one executive session per year will include only the independent directors. Additional executive sessions may be convened by the Presiding Director at his or her discretion and will be convened if requested by any other director. Any non-employee director may raise issues for discussion at an executive session.

ITEM 7 – SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal was submitted by The Needmor Fund, 3306 NW 71st Street, Seattle, WA 98117, as lead proponent of a filing group.

“RESOLVED, that shareholders of ExxonMobil request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (‘NEOs’) set forth in the proxy statement’s Summary Compensation Table (the ‘SCT’) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 ‘Say on Pay’ resolutions. Votes on these resolutions have averaged 43% in favor, including 40.8% at ExxonMobil, with ten votes over 50%, demonstrating strong shareholder support for this reform.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, ‘An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.’

To date eight other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: ‘RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.’

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. As presidential candidates, Senators Obama and McCain supported the Advisory Vote.

We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the ‘directors’ remuneration report,’ which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

We urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board agrees that input from shareholders should play an important role in the design of executive compensation programs. Accordingly the Board has already put in place a thorough, thoughtful, and transparent approach to executive compensation – including a number of effective ways for shareholders to express their views on these matters. The Board does not believe the advisory vote suggested by the proponent would be helpful or effective for this purpose.

As described in detail in the “Compensation Discussion and Analysis” and accompanying tables in this proxy statement, ExxonMobil’s executive compensation program consists of a number of elements carefully designed to support ExxonMobil’s specific circumstances and business goals. A simple up or down vote on this program would not convey useful information to the Board as to the specific element of the program with which a shareholder may have a concern or the nature of that concern.

We also believe widespread adoption of the advisory vote on compensation would have the negative effect of encouraging companies to take a “one size fits all” approach to compensation under which programs would be designed with reference to standardized voting guidelines of proxy advisory firms, rather than to the particular facts and circumstances of the business.

From a practical standpoint, shareholders are not able to review the full range of information concerning a company – including information on business strategy and outlook, competitive positioning, corporate culture, and employee performance – taken into account by the Board in making executive compensation decisions. Substituting the judgment of shareholders for the judgment of the Board on these matters would result in a less-informed decision-making process, and would circumvent the role of the Board in representing shareholders – a role that has been fundamental to the long-term success and competitive advantage of ExxonMobil.

The Board and management recognize the importance of improving the public’s understanding of ExxonMobil’s executive compensation program, addressing disclosure issues, and improving shareholder involvement. Public awareness and understanding are essential; therefore, changes continue to be made to the “Compensation Discussion and Analysis” section in this proxy statement to improve knowledge of how executive compensation links to and supports the business strategies and long-term success of the Company. The “Compensation Discussion and Analysis” includes a conceptual model and summary description to illustrate how business and people strategies are fully integrated to achieve superior results and create shareholder value.

We believe the Company’s approach to executive compensation and the existing communication channels provide shareholders the ability to share input directly with the Board on specific concerns relating to compensation. Shareholders who wish to express their views to the Board have several effective ways to do so – all of which are considerably clearer, and, therefore, more effective than an up or down advisory vote. Shareholders can:

•	Write to any Board member or group of Board members and describe their views specifically on executive compensation or on any other material matter;

•	E-mail any Board member or group of Board members through the communication portal on the Company’s Web site;

•	Write or e-mail Company management representatives and discuss specific concerns with the appropriate department managers and/or staff; and,

•	Attend the annual meeting of shareholders and express their views in that forum.

ITEM 8 – EXECUTIVE COMPENSATION REPORT

This proposal was submitted by NorthStar Asset Management Inc., 43 St. John Street, Jamaica Plain, MA 02130.

“WHEREAS, in 2007, the total compensation of our CEO Rex Tillerson exceeded $16 million including salary, bonus, restricted stock, and the value of his stock awards. In addition, SEC filings report that he holds stock options valued at an additional $16 million and has pension benefits valued at over $24 million;

In 1980, CEOs in the US were paid 40 times the average worker. Today, they are paid 344 times more.

Last year, Mr. Tillerson was paid 541 times the average worker. This type of over-compensation is increasingly being called into question by consumers, politicians and shareholders, and erodes customer trust and loyalty, potentially negatively affecting shareholder value;

In 2007, ExxonMobil share prices increased by 24%, the total market capitalization of the company increased by $19 billion dollars, and Mr. Tillerson’s compensation increased by 28%.

However, as of December 5, 2008, ExxonMobil’s share price has declined 19% and market capitalization has gone down by $88 billion. Yet, according to a November 25, 2008 ExxonMobil SEC filing, Mr. Tillerson was awarded a $4 million bonus and 225,000 shares of restricted stock. In addition, Mr. Tillerson will receive a 10% raise for 2009.

Legislation passed by the House of Representatives in April 2007, and currently being considered in the Senate, requires shareholders’ approval of executive compensation packages;

RESOLVED, shareholders request the Board initiate a review of our company’s executive compensation policies and make available, upon request, a report of that review by December 1, 2009 (omitting confidential information and prepared at a reasonable cost). We request the report include:

1.	A comparison of the increase in the total compensation package of our CEO between 1998 and 2008 with the increase in the average US per capita income during that same period.

2.	An analysis of changes in the relative size of the gap between the two groups and the rationale justifying this trend.

Supporting Statement

We believe all ExxonMobil employees work together to create value for shareholders and customers. We also believe the company has the ability to increase shareholder value by reinvesting in the whole company, not just a single individual. It is not clear how the company’s executive pay incentives are creating the desired and beneficial effect on shareholder value.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes the compensation information disclosed in the proxy statement, which includes a detailed discussion of our compensation goals and methods, provides information that is more meaningful for shareholders than the analysis that is requested by this proposal.

The basis of ExxonMobil’s compensation program is to compensate each individual, executive or non-executive, at a level that recognizes the individual’s experience, performance, and level of responsibility. Compensation should be competitive with that of persons performing similar jobs at other companies with whom the Company competes for employee talent.

ExxonMobil’s compensation programs are internally aligned, but the Committee does not believe a specific numeric ratio between the increase in the compensation of the CEO and the increase in average U.S. per capita income is meaningful or an appropriate factor for setting compensation.

The “Compensation Discussion and Analysis” section in this proxy statement provides a detailed discussion of our compensation goals and methods.

ITEM 9 – CORPORATE SPONSORSHIPS REPORT

This proposal was submitted by Dr. Martha Burk, 323 Morning Sun Trail, Corrales, NM 87048.

“Whereas,

ExxonMobil has a strong antidiscrimination statement, stating:

‘ExxonMobil’s policy on discrimination is clear and straightforward. Our all-inclusive, intentionally broad policy prohibits any form of discrimination or harassment, in any company workplace, anywhere in the world – and this policy applies equally to employees, supervisors, contractors, or anyone else in the company’s employ.’

Yet ExxonMobil’s antidiscrimination policy is not as straightforward regarding company expenditures for sponsorships and executive perks with institutions that don’t comply with the clear intent of its antidiscrimination statement.

ExxonMobil is a lead sponsor of the Masters Golf Tournament, owned by and held at Augusta National Incorporated, an organization that explicitly excludes women from membership.

Resolved,

Shareholders request the Board of Directors conduct a special review of ExxonMobil’s antidiscrimination statement as it pertains to corporate sponsorships and executive perks and publish a summary report addressing the following:

1)	What company funds are presently expended on corporate sponsorships and executive perks, like country club memberships and entertainment at or in conjunction with institutions that discriminate against groups protected by the company’s antidiscrimination statement?

2)	Would the company sponsor an event held at a venue barring African Americans, Jews or homosexuals from membership?

3)	How is the company’s antidiscrimination statement applied to decisions concerning sponsorships and executive perks?

The report, prepared at reasonable cost and omitting proprietary information, shall be available to shareholders upon request no later than December 1, 2009.

Supporting Statement

ExxonMobil’s strong antidiscrimination statement demonstrates a commitment to workplace inclusion and opportunity. Failing to apply this statement to corporate sponsorships and executive perks undermines these laudable aspirations. Club memberships are more than about recreation, they are places where important business is conducted. Excluding people from these networking opportunities and decisionmaking venues on the basis of gender, race, religion or sexual orientation is a discriminatory practice denying equal opportunity.

Would ExxonMobil sponsor an event at a club explicitly barring African Americans or Jews from membership? If the answer is ‘no,’ then why would we sponsor events at institutions that explicitly bar women? ExxonMobil has made public statements that the company draws a distinction between race and gender, which is a harmful message for our employees, customers, and potential investors that the company does not value all of its employees equally. Event sponsorships at venues that discriminate against women also sends a message that gender discrimination is not taken seriously by ExxonMobil.

ExxonMobil has many talented women in high ranking positions. These women should in their own right be able to avail themselves of the networking opportunities that come with club membership, rather than having to be invited into these settings by male colleagues, who because of gender alone are eligible for membership.

Our company rightly extends coverage of its antidiscrimination statement to contractors. Why not also to sponsorships and executive perks purchased with shareholder funds?

Please join us in assuring that the ExxonMobil logo stands for the highest standards of antidiscrimination and vote FOR this proposal.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil prohibits discrimination of any kind in its employment policies everywhere in the world. The Board believes the report requested is unnecessary given ExxonMobil’s nondiscrimination policy.

ExxonMobil’s policies on nondiscrimination are clear and comprehensive. The Company is committed to fostering diversity in the workplace, as well as contributing to organizations that support diversity, especially in the area of education. ExxonMobil is consistently recognized as one of the leading supporters of women- and minority-owned businesses, in terms of actual business awarded.

ExxonMobil determines which organizations and events to support financially based on an assessment of business needs, fit with corporate social objectives, and overall effectiveness. The Company will continue to communicate about its diversity efforts through the Corporate Citizenship Report and on the Company’s Web site.

In 2005 ExxonMobil launched our Educating Women and Girls Initiative (EWGI). EWGI provides funding and applies the Company’s core business and management expertise to help women and girls realize their full potential. Projects funded by EWGI help reduce barriers to education, give women training to start or improve businesses and nongovernmental organizations, and help women to be catalysts for progress and development in their communities. In 2008 EWGI made grants totaling more than $8 million – bringing cumulative investment to almost $20 million.

In 2008 ExxonMobil continued support for the Centre for Development and Population Activities’ Global Women in Management Program. Two hundred women from 35 countries have now been trained. This Program helps strengthen financial management skills of women managers working in community organizations in developing countries.

Reflecting our commitment to diversity, ExxonMobil supports networks for female, African-American, and Hispanic employees that provide mentoring, coaching, and strategies to enhance personal and professional development.

ExxonMobil is a member of the Women’s Leadership Board at Harvard University and committed $1.5 million in 2008 to Harvard’s “Closing the Gender Gap” research program, in addition to supporting research at the International Center for Research on Women. ExxonMobil also launched, in 2008, a mentoring program to link successful women leaders at Fortune 500 companies with high potential female students at local universities.

ExxonMobil continues to be the largest contributor to the Society of Women Engineers for outreach programs to young women, having provided $2.2 million in the past 10 years. In addition ExxonMobil provided a $1 million, five-year grant to Spelman College and Georgia Tech in 2006 to develop African-American women engineers through the Women in Science and Engineering (WISE) Program.

ITEM 10 – AMENDMENT OF EEO POLICY

This proposal was submitted by the New York City Employees’ Retirement System, 1 Centre Street, New York, NY 10007, as lead proponent of a filing group.

“Whereas: Exxon Mobil Corporation does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that Exxon Mobil Corporation amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Exxon Mobil Corporation will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil is committed to having a workplace that facilitates the maximum contribution from all of our employees. While there are many factors that are important to creating this type of environment, one of the most significant is having a workplace that is free from any form of harassment or discrimination.

The Board has reviewed in detail ExxonMobil’s existing global policies that prohibit all forms of discrimination, including those based on sexual orientation and gender identity, in any Company workplace, anywhere in the world. In fact ExxonMobil’s policies go beyond the law and prohibit any form of discrimination. Based on these existing all-inclusive, zero-tolerance policies, the Board believes the proposal is unnecessary.

The Corporation’s Equal Employment Opportunity (EEO) and Harassment in the Workplace policies, which are included in the Standards of Business Conduct (Standards), constitute the foundational documents of our employment nondiscrimination policy. The EEO communication initiatives, training programs, and investigating and stewardship processes explicitly state that any form of discrimination or harassment in the workplace based on sexual orientation will not be tolerated, and more broadly, that no form of discrimination or harassment in the workplace will be tolerated. It is these elements, as a totality, that constitute ExxonMobil’s policies.

As stated in the EEO portion of the Standards, the Corporation administers its personnel policies, programs, and practices in a nondiscriminatory manner in all aspects of the employment relationship, including recruitment, hiring, work assignment, promotion, transfer, termination, wage and salary administration, and selection for training. ExxonMobil is a meritocracy, with programs and policies designed to employ the best people, recognize and reward superior job performance, and to create an environment in which employees can maximize their contributions and reach their full potential. A discrimination-free environment is essential to meet these objectives.

Where we operate in countries in which the national laws require specific language regarding nondiscrimination based on sexual orientation or gender identity be included in policies, we have amended our policies as appropriate.

A written statement by our Chairman regarding ExxonMobil’s commitment to nondiscrimination, including that based on sexual orientation, is widely accessible to all employees on the Company intranet, and we provide training programs for new employees and refresher courses for existing employees. The harassment training material included in our Working Together booklet includes an example specifically based on sexual orientation. As a part of our ongoing policy compliance stewardship, ExxonMobil also has annual reporting and compliance procedures, which include a letter to all senior managers emphasizing their responsibilities regarding maintaining work environments free from harassment and discrimination.

ITEM 11 – GREENHOUSE GAS EMISSIONS GOALS

This proposal was submitted by the Sisters of St. Dominic of Caldwell New Jersey, 40 South Fullerton Avenue, Montclair, NJ 07042, as lead proponent of a filing group.

“WHEREAS:

The International Energy Agency warned in its 2008 World Energy Outlook: ‘For all the uncertainties highlighted in this report, we can be certain that the energy world will look a lot different in 2030 than it does today. The world energy system will be transformed …‘

Cambridge Energy Research Associates’ (CERA) Chairman Daniel Yergin notes that ‘climate change and putting a price on carbon will change the dynamics of the energy marketplace.’ CERA further reports that clean energy investment could surpass $7 trillion by 2030 and that ‘clean energy is not a bubble or passing phenomenon. Clean energy is now poised to cross the divide and move from the fringes of the energy sector to the mainstream.’

Shareholders’ repeated request for emission reduction goals reiterates ExxonMobil’s own Environmental Business Planning process, which is used ‘to identify key environmental drivers …, set targets in key focus areas, and identify projects and actions to achieve those targets.’ (Carbon Disclosure Project 6 [CDP6], 3(a) iii)

Proponents believe ExxonMobil’s board never has sufficiently responded to shareholders in their request for an action plan and articulated goals for reducing GHG emissions from the Company’s products and operations.

ExxonMobil has set an energy efficiency target for operations of 10% by 2012, a 5,000-Megawatt cogeneration goal by 2011, and announced investments of $4 billion to reduce flaring. And the Company finally reduced direct GHGs in 2007, after a multi-year struggle with rising GHG emissions. However admirable, this progress is inadequate because the IEA estimates that, on average, only 10% of petroleum-related emissions are from industry operations.

ExxonMobil has recently announced $300 million for lithium ion battery technologies, and $100 million for carbon capture research. Yet, we believe ExxonMobil has done a poor job of articulating a cohesive business plan for dealing with climate risk and opportunity – especially regarding its products – or offered robust responses to the financial, regulatory, and technology impacts of the climate crisis.

BP, Royal Dutch Shell, ConocoPhillips, and Chevron have made newsworthy investments in renewables and low-carbon technologies to reduce emissions, and/or have begun integrating the cost of carbon into planning and investments. ConocoPhillips, BP America, and Shell have further endorsed calls for the U.S. to reduce carbon emissions by 60-80% by 2050.

We believe that ExxonMobil has not adequately assessed or disclosed the financial effects of climate regulation or industry-changing technologies. ‘We do not assess current and/or future financial effects because . . . In ExxonMobil’s view, it is impossible today to assess potential implications for shareholder value from regulatory approaches to address rising greenhouse gas concentrations.’ (CDP6)

THEREFORE, BE IT RESOLVED: shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the Company report to shareholders by September 30, 2009, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

The Board recommends you vote AGAINST this proposal for the following reasons:

In a world where ExxonMobil’s technical and management capabilities will be essential to meet growing global demand for energy and to address greenhouse gas emissions, the Board does not believe that setting absolute goals to reduce emissions from operations and product use is the most effective way to manage climate risks.

The fundamental challenge of meeting growing global demand in a responsible manner requires ongoing effort to improve efficiency and reduce emissions in the near term as production grows, and to invest in research and development to create effective, affordable, game-changing technologies that can be deployed on a large scale in the future. In the recent report The Outlook for Energy: A View to 2030 (available on our Web site), ExxonMobil provides a comprehensive discussion of the Company’s views and actions to manage its business, including steps to reduce emissions and improve product use, in the face of ongoing commercial, technological, political and regulatory risks. These risks include those from greenhouse gas emissions. ExxonMobil’s performance on these issues is also described in the Corporate Citizenship Report.

The Company’s primary opportunities to reduce greenhouse gas emissions from operations are in improving energy efficiency and reducing flaring. In both areas, the Company has established improvement objectives and planned improvement steps. For example, since 2004 ExxonMobil has invested more than $1.5 billion in activities that improve energy efficiency with a companion reduction in greenhouse gas emissions, and we will spend about one-half billion dollars over the next few years to continue this initiative. As part of the American Petroleum Institute’s Voluntary Climate Challenge Program, ExxonMobil committed to improve energy efficiency by 10 percent between 2002 and 2012 across U.S. refining operations. The Company is on pace to exceed that commitment, not only in the United States, but globally as well.

Emissions from ExxonMobil’s customers’ use of our products are determined both by their need for energy services and by the efficiency with which it is used. For years the Company has maintained research to identify and develop technologies that improve the efficient use of its products. For example, over the past two years, ExxonMobil announced the development of a new technology for on-board hydrogen reforming to power fuel cell vehicles, deployment of new battery separator films for use in lithium-ion batteries in hybrid and electric vehicles, and a major pilot project to demonstrate a more efficient means to capture carbon dioxide from produced gas.

As described by ExxonMobil, the International Energy Agency, and others, even with the introduction of significant future improvements in energy efficiency, absolute greenhouse gas emissions will continue to increase in coming years to meet growing global energy demand.

As ExxonMobil seeks to increase production of oil and gas to meet growing global energy demand and to maintain leadership in return to shareholders, the Company will continue to take steps to improve efficiency, reduce emissions, and contribute to effective long-term solutions to manage climate risks.

ITEM 12 – CLIMATE CHANGE AND TECHNOLOGY REPORT

This proposal was submitted by Ms. Neva Rockefeller Goodwin, 30 Rockefeller Plaza, Room 5600, New York, NY 10112, as lead proponent of a filing group.

“Resolved: Shareholders ask Exxon Mobil Corporation’s (‘ExxonMobil’s’) Board of Directors to establish a task force, which should include both (a) two or more independent directors and (b) relevant company staff, to investigate and report to shareholders on the likely consequences of global climate change between now and 2030, for emerging countries, and poor communities in these countries and developed countries, and to compare these outcomes with scenarios in which ExxonMobil takes leadership in developing sustainable energy technologies that can be used by and for the benefit of those most threatened by climate change. The report should be prepared at reasonable expense, omitting proprietary information, and should be made available to shareholders by March 31, 2010.

SUPPORTING STATEMENT

The April 2007 Fourth Assessment from the United Nation’s Intergovernmental Panel on Climate Change (Working Group II) details the potential climate-change-related devastation that regions like Africa and Asia will suffer. IPCC Chairman Rajendra Pachauri noted that ‘It’s the poorest of the poor in the world, and this includes poor people even in prosperous societies, who are going to be the worst hit.’

This view is widely shared. As stated by The Prince Of Wales Corporate Leaders Group on Climate Change, an organization that includes Dupont, GE and Sun Microsystems, in a November 30th, 2007 Communique: ‘The economic and geopolitical costs of unabated climate change could be very severe and globally disruptive. All countries and economies will be affected, but it will be the poorest countries that will suffer earliest and the most’. As witnessed by the devastation brought on by hurricane Katrina, extreme climate events can devastate poor communities even in the United States.

ExxonMobil often argues that cheap and abundant energy is crucial for the economic advancement of poor economies. These countries are forecast, by ExxonMobil and others, to contribute the largest increase in energy use. However, if, as predicted by ExxonMobil, this energy use is based on continued reliance on hydrocarbons, we will see an unrelenting increase in global CO2 emissions with devastating consequences especially for those who are poor in resources and influence, whether they live in the rich or the poor countries. To the extent that ExxonMobil’s growth continues to rely on the sale of hydrocarbon energy to emerging markets, it faces a painful paradox in the future, and distances itself from its true legacy. Part of John D. Rockefeller’s genius was in recognizing early on the need and opportunity of a transition to a better and cheaper fuel.

While investment in renewable energy sources and ‘clean’ technologies has recently accelerated, driven by players as diverse as venture capitalists, chemical companies, internet companies and old fashioned utilities, we believe our company is now lagging in creating solutions for the looming climate and energy crisis. We are concerned that ExxonMobil’s current slow course in exploring and promoting low carbon or carbon-free energy technologies will exacerbate the crisis rather than make ExxonMobil part of the solution.

We urge shareholders to vote for this proposal.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The information requested on possible climate impacts and on ExxonMobil’s views and actions on global climate change is widely available in existing publications, including authoritative third-party assessments, that have been widely disseminated and provided to the proponent. In view of the extensive, up-to-date information readily available, the Board does not believe an additional report is warranted.

Authoritative assessments of the impacts of climate change are publicly available, most notably in the recently published Fourth Assessment Report of the Intergovernmental Panel on Climate Change (IPCC, 2007), an effort in which ExxonMobil scientists directly participated. The IPCC Report includes a 900-page volume on Impacts and Adaptation that discusses impacts and vulnerability of society and ecosystems to future climate change.

ExxonMobil continues to share our views on society’s requirements for future energy, the role of technology and policy options to limit greenhouse gas emissions, and ExxonMobil’s actions to address climate risks – most recently in The Outlook for Energy: A View to 2030 (available on our Web site). Additional perspectives are available in ExxonMobil’s Corporate Citizenship Report.

Meeting growing energy demand will require navigating a host of risks – commercial, technological, political, and regulatory – as well as those associated with increased greenhouse gas emissions. The Outlook provides a comprehensive discussion of ExxonMobil’s actions to reduce greenhouse gas emissions in its own operations and the steps we are taking to promote efficiency in the use of our products by customers. These actions include both research and development to create innovative technologies and steps to commercialize them.

ITEM 13 – RENEWABLE ENERGY POLICY

This proposal was submitted by Mr. Stephen Viederman, 135 East 83rd Street, 15A, New York, NY 10028, as lead proponent of a filing group.

“Resolved: That ExxonMobil’s Board adopt a policy for renewable energy research, development and sourcing, reporting on its progress to investors in 2010.

In May 2008 the Board recommended voting against this resolution: ‘The Corporation is investing at record levels in its traditional oil and gas development projects and is actively involved in research on alternative energy technologies’, concluding: ‘This proposal is unwarranted.’

XOM Chair/CEO, Rex Tillerson acknowledges ‘it is increasingly clear that climate change poses risks to society and ecosystems that are serious enough to warrant action – by individuals, by businesses, and by governments.’ Warranted for some but not, apparently, others.

The activities noted in Tomorrow’s Energy (which EXXON cited in January in its unsuccessful attempt to convince the SEC that it had already implemented the resolution) are individual research projects on alternative energy rather than renewable energy technologies, and certainly do not constitute a policy as requested.

No policy statement on renewable energy research, renewable energy development, or renewable energy sourcing, can be found on XOM’s website.

XOM projects there will be growing demand for oil and gas until 2030.

The International Energy Agency (World Energy Outlook 2008) reflects ‘We can be certain that the energy world will look a lot different in 2030 than it does today,’ citing political and regulatory changes, projected higher prices for oil and gas, and the emergence of low-carbon energy technologies.

They observe, ‘It is within the power of all governments, … acting alone or together, to steer the world towards cleaner, cleverer and more competitive energy system. Time is running out and the time to act is now.’

And certainly there will be game-changing shifts on energy policy in the U.S. and the world.

Our company is spending $100 million on advertising to soften its image on these issues.

The $10 million per year that XOM grants to Stanford for long-term research, only a small portion of which deals with renewables, pales in comparison to this advertising budget, and is a rounding error compared to XOM’s total R&D budget.

Our company has the research and development capacity to create ‘game-changing renewable energy technologies’ (Tillerson) for the long-term.

What it lacks is the will, we believe.

Caught in the narrow mindset and culture of an oil and gas company, XOM is not prepared to make the transition from ‘taking on the world’s toughest energy [read oil and gas] challenges’ to ‘taking on the world’s toughest sustainable energy system challenges.’

The World Energy Council makes clear ‘it is a myth that the task of meeting the world’s energy needs while addressing climate change is simply too expensive and too daunting.’

Shell, BP, Chevron and others have decided that clean, renewable energy has a role to play in a different energy future.

We, as long-term investors, request a renewable energy policy to guide our company in the decades ahead.

This resolution, presented at XOM’s 2008 AGM, received a 27.5% vote in favor.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Outlook for Energy: A View to 2030, released by ExxonMobil in December 2008 and available on our Web site at exxonmobil.com/energyoutlook, outlines the magnitude of the world’s energy challenges. Growing populations and expanding economies are expected to increase global energy needs by 35 percent between 2005 and 2030, even with significant energy-efficiency gains. While all viable sources of energy should be pursued, the scale and nature of the global energy outlook mean that the Corporation’s traditional business focus areas will remain indispensable for decades. Therefore the Board does not support this proposal.

As the Outlook indicates, reliable and affordable energy is critical to economic progress and social welfare. While wind, solar, and biofuel energies will grow rapidly, they will likely reach just 2 percent of global energy supplies by 2030 and remain highly dependent on subsidies and mandates. At the same time, oil and natural gas demand is expected to grow much more in absolute terms, and remain close to 60 percent of global energy supplies. This reflects their abundance, availability, and affordability to meet consumer needs, as well as environmental advantages versus coal, the most carbon-intensive energy source.

The International Energy Agency also recognizes the world’s growing needs for oil and natural gas, and increased its estimate of required investments to an average of nearly $500 billion a year over 2007 to 2030. This signals a significant and growing call on the scale and capabilities of the Corporation and the opportunity to provide tremendous value.

Meeting growing energy demand and managing greenhouse gas emissions require an integrated set of solutions. The Corporation is committed to providing practical, broad-based solutions to help meet these challenges, consistent with long-term fundamentals and ExxonMobil’s proven approach to improve shareholder value. The Corporation’s active involvement in research on renewable and alternative energy technologies enables it to readily assess new developments for possible commercialization and investment to improve shareholder value. Additional perspectives are available in ExxonMobil’s Corporate Citizenship Report. A policy focus directed specifically at renewable energy forms would be too narrow and would not necessarily optimize the Company’s strategic strengths.

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number, address, or fax number listed under “Contact Information” on page 3.

Outstanding Shares

On February 28, 2009, there were 4,922,925,742 shares of common stock outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $30,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for Next Year

Any shareholder proposal for the annual meeting in 2010 must be sent to the Secretary at the address or fax number of ExxonMobil’s principal executive office listed under “Contact Information” on page 3. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is 5:00 p.m., Central Time, on December 14, 2009. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 26, 2010. On request the Secretary will provide instructions for submitting proposals.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra annual reports by marking the “discontinue annual report mailing for this account” box on the proxy card. If you vote via the Internet or by telephone, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

You may discontinue duplicate mailings by calling ExxonMobil Shareholder Services at the toll-free telephone number listed under “Contact Information” on page 4 at any time during the year. Beneficial holders can contact their banks, brokers, or other holders of record to discontinue duplicate mailings.

Shareholders with the Same Address

If you share an address with one or more ExxonMobil shareholders, you may elect to “household” your proxy mailing. This means you will receive only one annual report and proxy statement at that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future, if we are currently sending multiple copies to the same address.

Requests related to householding should be made by calling ExxonMobil Shareholder Services at the telephone number listed under “Contact Information” on page 4. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

Financial Statements

The year 2008 consolidated financial statements and auditors’ report, management’s discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the past two fiscal years, and other information, including stock performance graphs, are provided in Appendix A.

SEC Form 10-K

Shareholders may obtain a copy of the Corporation’s Annual Report on Form 10-K to the Securities and Exchange Commission without charge by writing to the Secretary at the address listed under “Contact Information” on page 3, or by visiting ExxonMobil’s Web site at exxonmobil.com/financialpublications.

APPENDIX A

FINANCIAL SECTION

Business Profile	A2
Financial Summary	A3
Frequently Used Terms	A4
Quarterly Information	A6
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Functional Earnings	A7
Forward-Looking Statements	A8
Overview	A8
Business Environment and Risk Assessment	A8
Review of 2008 and 2007 Results	A10
Liquidity and Capital Resources	A12
Capital and Exploration Expenditures	A15
Taxes	A16
Environmental Matters	A16
Market Risks, Inflation and Other Uncertainties	A16
Recently Issued Statements of Financial Accounting Standards	A18
Critical Accounting Policies	A18
Management’s Report on Internal Control Over Financial Reporting	A22
Report of Independent Registered Public Accounting Firm	A22
Consolidated Financial Statements
Statement of Income	A24
Balance Sheet	A25
Statement of Shareholders’ Equity	A26
Statement of Cash Flows	A27
Notes to Consolidated Financial Statements
1. Summary of Accounting Policies	A28
2. Accounting Change for Fair Value Measurements	A30
3. Miscellaneous Financial Information	A30
4. Cash Flow Information	A30
5. Additional Working Capital Information	A30
6. Equity Company Information	A31
7. Investments, Advances and Long-Term Receivables	A32
8. Property, Plant and Equipment and Asset Retirement Obligations	A32
9. Accounting for Suspended Exploratory Well Costs	A33
10. Leased Facilities	A35
11. Earnings Per Share	A35
12. Financial Instruments and Derivatives	A36
13. Long-Term Debt	A36
14. Incentive Program	A41
15. Litigation and Other Contingencies	A43
16. Pension and Other Postretirement Benefits	A45
17. Disclosures about Segments and Related Information	A49
18. Income, Sales-Based and Other Taxes	A51
Supplemental Information on Oil and Gas Exploration and Production Activities	A53
Operating Summary	A63
Stock Performance Graphs	A64

A1

BUSINESS PROFILE

Financial	Earnings After Income Taxes		Average Capital Employed		Return on Average Capital Employed		Capital and Exploration Expenditures
	2008	2007	2008	2007	2008	2007	2008	2007
	(millions of dollars)				(percent)		(millions of dollars)
Upstream
United States	$6,243	$4,870	$14,651	$14,026	42.6	34.7	$3,334	$2,212
Non-U.S.	29,159	21,627	51,413	49,539	56.7	43.7	16,400	13,512

Total	$35,402	$26,497	$66,064	$63,565	53.6	41.7	$19,734	$15,724

Downstream
United States	$1,649	$4,120	$6,963	$6,331	23.7	65.1	$1,636	$1,128
Non-U.S.	6,502	5,453	18,664	18,983	34.8	28.7	1,893	2,175

Total	$8,151	$9,573	$25,627	$25,314	31.8	37.8	$3,529	$3,303

Chemical
United States	$724	$1,181	$4,535	$4,748	16.0	24.9	$441	$360
Non-U.S.	2,233	3,382	9,990	8,682	22.4	39.0	2,378	1,422

Total	$2,957	$4,563	$14,525	$13,430	20.4	34.0	$2,819	$1,782

Corporate and financing	(1,290)	(23)	23,467	26,451	—	—	61	44

Total	$45,220	$40,610	$129,683	$128,760	34.2	31.8	$26,143	$20,853

See Frequently Used Terms for a definition and calculation of capital employed and return on average capital employed.

Operating	2008	2007
	(thousands of barrels daily)
Net liquids production
United States	367	392
Non-U.S.	2,038	2,224

Total	2,405	2,616

	(millions of cubic feet daily)
Natural gas production available for sale
United States	1,246	1,468
Non-U.S.	7,849	7,916

Total	9,095	9,384

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	3,921	4,180

	(thousands of barrels daily)
Refinery throughput
United States	1,702	1,746
Non-U.S.	3,714	3,825

Total	5,416	5,571

	(thousands of barrels daily)
Petroleum product sales
United States	2,540	2,717
Non-U.S.	4,221	4,382

Total	6,761	7,099

	(thousands of metric tons)
Chemical prime product sales
United States	9,526	10,855
Non-U.S.	15,456	16,625

Total	24,982	27,480

(1)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

A2

FINANCIAL SUMMARY

	2008	2007	2006	2005	2004
	(millions of dollars, except per share amounts)
Sales and other operating revenue (1) (2)	$459,579	$390,328	$365,467	$358,955	$291,252

Earnings
Upstream	$35,402	$26,497	$26,230	$24,349	$16,675
Downstream	8,151	9,573	8,454	7,992	5,706
Chemical	2,957	4,563	4,382	3,943	3,428
Corporate and financing	(1,290)	(23)	434	(154)	(479)

Net income	$45,220	$40,610	$39,500	$36,130	$25,330

Net income per common share	$8.78	$7.36	$6.68	$5.76	$3.91
Net income per common share – assuming dilution	$8.69	$7.28	$6.62	$5.71	$3.89

Cash dividends per common share	$1.55	$1.37	$1.28	$1.14	$1.06

Net income to average shareholders’ equity (percent)	38.5	34.5	35.1	33.9	26.4

Working capital	$23,166	$27,651	$26,960	$27,035	$17,396
Ratio of current assets to current liabilities (times)	1.47	1.47	1.55	1.58	1.40

Additions to property, plant and equipment	$19,318	$15,387	$15,462	$13,839	$11,986
Property, plant and equipment, less allowances	$121,346	$120,869	$113,687	$107,010	$108,639
Total assets	$228,052	$242,082	$219,015	$208,335	$195,256

Exploration expenses, including dry holes	$1,451	$1,469	$1,181	$964	$1,098
Research and development costs	$847	$814	$733	$712	$649

Long-term debt	$7,025	$7,183	$6,645	$6,220	$5,013
Total debt	$9,425	$9,566	$8,347	$7,991	$8,293
Fixed-charge coverage ratio (times)	52.2	49. 9	46.3	50.2	36.1
Debt to capital (percent)	7.4	7.1	6.6	6.5	7.3
Net debt to capital (percent) (3)	(23.0)	(24.0)	(20.4)	(22.0)	(10.7)

Shareholders’ equity at year end	$112,965	$121,762	$113,844	$111,186	$101,756
Shareholders’ equity per common share	$22.70	$22.62	$19.87	$18.13	$15.90
Weighted average number of common shares outstanding (millions)	5,149	5,517	5,913	6,266	6,482

Number of regular employees at year end (thousands) (4)	79.9	80.8	82.1	83.7	85.9

CORS employees not included above (thousands) (5)	24.8	26.3	24.3	22.4	19.3

(1)	Sales and other operating revenue includes sales-based taxes of $34,508 million for 2008, $31,728 million for 2007, $30,381 million for 2006, $30,742 million for 2005 and $27,263 million for 2004.
(2)	Sales and other operating revenue includes $30,810 million for 2005 and $25,289 million for 2004 for purchases/sales contracts with the same counterparty. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income.
(3)	Debt net of cash, excluding restricted cash.
(4)	Regular employees are defined as active executive, management, professional, technical and wage employees who work full time or part time for the Corporation and are covered by the Corporation’s benefit plans and programs.
(5)	CORS employees are employees of company-operated retail sites.

A3

FREQUENTLY USED TERMS

Listed below are definitions of several of ExxonMobil’s key business and financial performance measures. These definitions are provided to facilitate understanding of the terms and their calculation.

CASH FLOW FROM OPERATIONS AND ASSET SALES

Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments and property, plant and equipment from the Consolidated Statement of Cash Flows. This cash flow reflects the total sources of cash from both operating the Corporation’s assets and from the divesting of assets. The Corporation employs a long-standing and regular disciplined review process to ensure that all assets are contributing to the Corporation’s strategic objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

Cash flow from operations and asset sales	2008	2007	2006
	(millions of dollars)
Net cash provided by operating activities	$59,725	$52,002	$49,286
Sales of subsidiaries, investments and property, plant and equipment	5,985	4,204	3,080

Cash flow from operations and asset sales	$65,710	$56,206	$52,366

CAPITAL EMPLOYED

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil’s share of total debt and shareholders’ equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

Capital employed	2008	2007	2006
	(millions of dollars)
Business uses: asset and liability perspective
Total assets	$228,052	$242,082	$219,015
Less liabilities and minority share of assets and liabilities
Total current liabilities excluding notes and loans payable	(46,700)	(55,929)	(47,115)
Total long-term liabilities excluding long-term debt and equity of minority interests	(54,404)	(50,543)	(45,905)
Minority share of assets and liabilities	(6,044)	(5,332)	(4,948)
Add ExxonMobil share of debt-financed equity company net assets	4,798	3,386	2,808

Total capital employed	$125,702	$133,664	$123,855

Total corporate sources: debt and equity perspective
Notes and loans payable	$2,400	$2,383	$1,702
Long-term debt	7,025	7,183	6,645
Shareholders’ equity	112,965	121,762	113,844
Less minority share of total debt	(1,486)	(1,050)	(1,144)
Add ExxonMobil share of equity company debt	4,798	3,386	2,808

Total capital employed	$125,702	$133,664	$123,855

A4

RETURN ON AVERAGE CAPITAL EMPLOYED

Return on average capital employed (ROCE) is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which are more cash flow-based, are used to make investment decisions.

Return on average capital employed	2008	2007	2006
	(millions of dollars)
Net income	$45,220	$40,610	$39,500
Financing costs (after tax)
Gross third-party debt	(343)	(339)	(264)
ExxonMobil share of equity companies	(325)	(204)	(156)
All other financing costs – net	1,485	268	499

Total financing costs	817	(275)	79

Earnings excluding financing costs	$44,403	$40,885	$39,421

Average capital employed	$129,683	$128,760	$122,573

Return on average capital employed – corporate total	34.2%	31.8%	32.2%

A5

QUARTERLY INFORMATION

	2008					2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Volumes
	(thousands of barrels daily)
Production of crude oil and natural gas liquids	2,468	2,391	2,290	2,472	2,405	2,746	2,668	2,537	2,517	2,616
Refinery throughput	5,526	5,472	5,354	5,313	5,416	5,705	5,279	5,582	5,717	5,571
Petroleum product sales	6,821	6,775	6,688	6,761	6,761	7,198	6,973	7,100	7,125	7,099

	(millions of cubic feet daily)
Natural gas production available for sale	10,229	8,489	7,820	9,849	9,095	10,114	8,733	8,283	10,414	9,384

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	4,173	3,806	3,593	4,113	3,921	4,432	4,123	3,918	4,253	4,180

	(thousands of metric tons)
Chemical prime product sales	6,578	6,718	6,060	5,626	24,982	6,805	6,897	6,729	7,049	27,480

Summarized financial data
	(millions of dollars)
Sales and other operating revenue (2)	$113,223	133,776	132,085	80,495	459,579	$84,174	95,059	99,130	111,965	390,328
Gross profit (3)	$40,255	43,925	45,901	29,760	159,841	$33,907	36,760	36,114	39,914	146,695
Net income	$10,890	11,680	14,830	7,820	45,220	$9,280	10,260	9,410	11,660	40,610

Per share data
	(dollars per share)
Net income per common share (4)	$2.05	2.25	2.89	1.57	8.78	$1.64	1.85	1.72	2.15	7.36
Net income per common share – assuming dilution (4)	$2.03	2.22	2.86	1.55	8.69	$1.62	1.83	1.70	2.13	7.28
Dividends per common share	$0.35	0.40	0.40	0.40	1.55	$0.32	0.35	0.35	0.35	1.37

Common stock prices
High	$94.74	96.12	89.63	83.64	96.12	$76.35	86.58	93.66	95.27	95.27
Low	$77.55	84.26	71.51	56.51	56.51	$69.02	75.28	78.76	83.37	69.02

(1)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.
(2)	Includes amounts for sales-based taxes.
(3)	Gross profit equals sales and other operating revenue less estimated costs associated with products sold.
(4)	Computed using the average number of shares outstanding during each period. The sum of the four quarters may not add to the full year.

The price range of ExxonMobil common stock is as reported on the composite tape of the several U.S. exchanges where ExxonMobil common stock is traded. The principal market where ExxonMobil common stock (XOM) is traded is the New York Stock Exchange, although the stock is traded on other exchanges in and outside the United States.

There were 546,588 registered shareholders of ExxonMobil common stock at December 31, 2008. At January 31, 2009, the registered shareholders of ExxonMobil common stock numbered 540,892.

On January 28, 2009, the Corporation declared a $0.40 dividend per common share, payable March 10, 2009.

A6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FUNCTIONAL EARNINGS	2008	2007	2006
	(millions of dollars, except per share amounts)
Net income (U.S. GAAP)
Upstream
United States	$6,243	$4,870	$5,168
Non-U.S.	29,159	21,627	21,062
Downstream
United States	1,649	4,120	4,250
Non-U.S.	6,502	5,453	4,204
Chemical
United States	724	1,181	1,360
Non-U.S.	2,233	3,382	3,022
Corporate and financing	(1,290)	(23)	434

Net income	$45,220	$40,610	$39,500

Net income per common share	$8.78	$7.36	$6.68

Net income per common share – assuming dilution	$8.69	$7.28	$6.62

Special items included in net income
Non-U.S. Upstream
Gain on German natural gas transportation business sale	$1,620	$—	$—
Corporate and financing
Tax-related benefit	$—	$—	$410
Valdez litigation	$(460)	$—	$—

A7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Statements in this discussion regarding expectations, plans and future events or conditions are forward-looking statements. Actual future results, including demand growth and energy source mix; capacity increases; production growth and mix; financing sources; the resolution of contingencies and uncertain tax positions; the effect of changes in prices; interest rates and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; and other factors discussed herein and in Item 1A of ExxonMobil’s 2008 Form 10-K.

OVERVIEW

The following discussion and analysis of ExxonMobil’s financial results, as well as the accompanying financial statements and related notes to consolidated financial statements to which they refer, are the responsibility of the management of Exxon Mobil Corporation. The Corporation’s accounting and financial reporting fairly reflect its straightforward business model involving the extracting, manufacturing and marketing of hydrocarbons and hydrocarbon-based products. The Corporation’s business model involves the production (or purchase), manufacture and sale of physical products, and all commercial activities are directly in support of the underlying physical movement of goods. Our consistent, conservative approach to financing the capital-intensive needs of the Corporation has helped ExxonMobil to sustain the “triple-A” status of its long-term debt securities for 90 years.

ExxonMobil, with its resource base, financial strength, disciplined investment approach and technology portfolio, is well-positioned to participate in substantial investments to develop new energy supplies. While commodity prices are volatile on a short-term basis and depend on supply and demand, ExxonMobil’s investment decisions are based on our long-term business outlook, using a disciplined approach in selecting and pursuing the most attractive investment opportunities. The corporate plan is a fundamental annual management process that is the basis for setting near-term operating and capital objectives in addition to providing the longer-term economic assumptions used for investment evaluation purposes. Volumes are based on individual field production profiles, which are also updated annually. Prices for crude oil, natural gas and refined products are based on corporate plan assumptions developed annually by major region and are utilized for investment evaluation purposes. Potential investment opportunities are tested over a wide range of economic scenarios to establish the resiliency of each opportunity. Once investments are made, a reappraisal process is completed to ensure relevant lessons are learned and improvements are incorporated into future projects.

BUSINESS ENVIRONMENT AND RISK ASSESSMENT

Long-Term Business Outlook

By 2030, the world’s population is projected to grow to approximately 8 billion people, or about 1.5 billion more than in 2005. Coincident with this population increase, the Corporation expects worldwide economic growth to average close to 3 percent per year. This combination of population and economic growth is expected to lead to an increase in primary energy demand of approximately 35 percent by 2030 versus 2005 even with substantial efficiency gains. The vast majority (over 90 percent) of the demand increase is expected to occur in developing countries.

As economic progress drives demand higher, the use of more energy-efficient technologies and practices will become increasingly important, leading to a significantly lower level of energy consumption per unit of economic output by 2030. Efficiency gains will result from anticipated improvements in the transportation and power generation sectors, driven by the introduction of new technologies, as well as many other improvements that span the residential, commercial and industrial sectors.

Energy for transportation – including cars, trucks, ships, trains and airplanes – is expected to increase by 40 percent from 2005 to 2030. The global growth in transportation demand will be met primarily by oil, which is expected to provide almost 95 percent of all transportation fuel by 2030, down from about 98 percent in 2005, as biofuels and natural gas gain market share.

Demand for electricity around the world will grow significantly through 2030. Consistent with this projection, power generation will remain the largest and fastest-growing segment of global energy demand. Meeting the expected growth in power demand will require a diverse set of energy sources. Coal will retain the largest share, however natural gas, nuclear and renewables are all expected to gain market share.

Liquid fuels provide the largest share of energy supply today due to their availability, affordability and ease of transport. By 2030, global demand for liquids is expected to grow to approximately 108 million barrels of oil-equivalent per day or close to 30 percent more than in 2005. Global demand for liquid fuels will be met by a wide variety of sources. Conventional non-OPEC crude and condensate production is expected to remain relatively flat through 2030. However, growth is expected from a number of supply sources, including biofuels, oil sands and natural gas liquids, as well as crude oil from OPEC countries. While the world’s resource base is sufficient to meet projected demand, access to resources and timely investments will remain critical to meeting global needs.

A8

Increases in natural gas demand in North America, Europe and Asia Pacific will require new sources of supply, primarily from imports. The growing need for natural gas imports will have a dramatic impact on the worldwide liquefied natural gas (LNG) market, which is expected to more than triple in volume by 2030.

The world’s energy mix is highly diverse and will remain so through 2030. Oil is expected to remain the largest source of energy supply at close to 35 percent. Natural gas is expected to grow the fastest of the fossil fuels and overtake coal as the second-largest energy source. Nuclear power is projected to grow significantly, surpassing coal in terms of absolute growth and becoming the fourth-largest fuel source. Hydro and geothermal will also grow, though remain limited by the availability of natural sites. Wind, solar and biofuels are expected to grow at about 9 percent per year on average, the highest growth rate of all fuels, and are projected to reach approximately 2 percent of world energy by 2030.

The Corporation anticipates that the world’s available oil and gas resource base will grow not only from new discoveries, but also from reserve increases in previously discovered fields. Technology will underpin these increases. The cost to develop and supply these resources will be significant. According to the International Energy Agency, the investment required to meet total oil and gas energy needs worldwide through 2030 will be close to $500 billion per year on average, or about $11.7 trillion (measured in 2007 dollars) in total for 2007-2030.

Upstream

ExxonMobil continues to maintain a large portfolio of development and exploration opportunities, which enables the Corporation to be selective, maximizing shareholder value and mitigating political and technical risks. ExxonMobil’s fundamental Upstream business strategies guide our global exploration, development, production, and gas and power marketing activities. These strategies include identifying and pursuing all attractive exploration opportunities, investing in projects that deliver superior returns, maximizing profitability of existing oil and gas production, and capitalizing on growing natural gas and power markets. These strategies are underpinned by a relentless focus on operational excellence, commitment to innovative technologies, development of our employees and investment in the communities in which we operate.

As future development projects bring new production online, the Corporation expects a shift in the geographic mix of its production volumes between now and 2013. Oil and natural gas output from West Africa, the Caspian region, the Middle East and Russia is expected to increase over the next five years based on current capital project execution plans. Currently, these growth areas account for 39 percent of the Corporation’s production. By 2013, they are expected to generate about 50 percent of total volumes. The remainder of the Corporation’s production is expected to be sourced from established areas, including Europe, North America and Asia Pacific.

In addition to a changing geographic mix, there will also be a change in the type of opportunities from which volumes are produced. Nonconventional production utilizing specialized technology such as arctic technology, deepwater drilling and production systems, heavy oil recovery processes, tight gas production and LNG is expected to grow from about 30 percent to over 40 percent of the Corporation’s output between now and 2013. The Corporation’s overall volume capacity outlook, based on projects coming onstream as anticipated, is for production capacity to grow over the period 2009-2013. However, actual volumes will vary from year to year due to the timing of individual project start-ups, operational outages, reservoir performance, performance of enhanced oil recovery projects, regulatory changes, asset sales, weather events, price effects under production sharing contracts and other factors described in Item 1A of ExxonMobil’s 2008 Form 10-K. Enhanced oil recovery projects extract hydrocarbons from reservoirs in excess of that which may be produced through primary recovery, i.e., through pressure depletion or natural aquifer support. They include the injection of water, gases or chemicals into a reservoir to produce hydrocarbons otherwise unobtainable.

Downstream

ExxonMobil’s Downstream is a large, diversified business with refining and marketing complexes around the world. The Corporation has a strong presence in mature markets in North America and Europe, as well as the growing Asia Pacific region. ExxonMobil’s fundamental Downstream business strategies position the company to deliver long-term growth in shareholder value that is superior to competition across a range of market conditions. These strategies include maintaining best-in-class operations in all aspects of the business, maximizing value from leading-edge technologies, capitalizing on integration with other ExxonMobil businesses, selectively investing for resilient, advantaged returns, leading the industry in efficiency and effectiveness, and providing quality, valued products and services to customers.

ExxonMobil has an ownership interest in 37 refineries, located in 20 countries, with distillation capacity of 6.2 million barrels per day and lubricant basestock manufacturing capacity of about 140 thousand barrels per day. ExxonMobil’s fuels and lubes marketing business portfolios include operations around the world, serving a globally diverse customer base.

The downstream industry environment remains competitive. The industry has experienced a period of robust refining margins, which has encouraged the construction of additional industry capacity. However, over the prior 20-year period, inflation-adjusted refining margins have declined at an average rate of about 1 percent per year. Refining margins are largely driven by differences in commodity prices and are a function of the difference between what a refinery pays for its raw materials (primarily crude oil) and the market prices for the range of products produced (primarily gasoline, heating oil, diesel oil, jet fuel and fuel oil). Crude oil and many products are widely traded with published prices, including those quoted on multiple exchanges around the world (e.g., New York Mercantile Exchange and Intercontinental Exchange). Prices for these commodities are determined by the global marketplace and are influenced by many factors, including global and regional supply/demand balances, inventory levels, refinery operations, import/export balances, seasonal demand, weather and political climate.

A9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ExxonMobil’s long-term outlook continues to be that refining margins will generally decline as refineries continue to improve efficiency and, in the near term, new capacity additions outpace the growth in global demand.

In the retail fuels marketing business, ongoing intense competition continues to drive down inflation-adjusted margins by about 3 percent per year. In 2008, ExxonMobil announced its intention to transition out of the direct served (i.e., dealer, company-operated) retail business in U.S. markets and to convert a majority of markets to a branded distributor model. This transition will be a multiyear process.

ExxonMobil’s Downstream capital expenditures remain focused on selective and resilient investments. These investments capitalize on the Corporation’s world-class scale and integration, industry-leading efficiency, leading-edge technology and respected brands, enabling ExxonMobil to take advantage of attractive emerging-growth opportunities around the globe. For example, in 2008, ExxonMobil announced plans to invest over $1 billion in three refineries to increase the supply of cleaner burning diesel by about 140 thousand barrels per day. The company will construct new units and modify existing facilities at its Baton Rouge, La., Baytown, Texas, and Antwerp, Belgium, refineries. ExxonMobil is also participating in an integrated refining, petrochemicals and fuels marketing venture in Fujian, China, with our partners Saudi Aramco, Sinopec and Fujian Province. The manufacturing portion of the venture will expand an existing 80-thousand-barrel-per-day refinery in the Fujian Province to a 240-thousand-barrel-per-day high-conversion facility. The project also includes a new world-scale integrated chemical plant. The project is expected to start up in 2009. The fuels marketing portion of the venture includes approximately 750 retail sites and a network of distribution terminals.

Chemical

Worldwide petrochemical demand decreased in 2008, reflecting the global economic slowdown in the second half of the year. Despite record high feedstock costs, chemical growth continued in the first half of the year fueled by increased demand in Asia Pacific, particularly China. As a result, supply/demand balances supported higher product prices during this period. Demand dropped sharply in the second half of the year, reflecting slower economic growth and broad supply chain inventory de-stocking during rapid feedstock cost declines. With this demand decrease, margins weakened and industry operating rates were cut back.

ExxonMobil benefited from continued operational excellence and a balanced portfolio of products. In addition to being a worldwide supplier of primary petrochemical products, ExxonMobil Chemical also has a number of less-cyclical business lines. Chemical’s competitive advantages are achieved through its business mix, broad geographic coverage, investment discipline, integration of chemical capacity with large refineries or upstream gas processing facilities, advantaged feedstock capabilities, leading proprietary technology and product application expertise.

REVIEW OF 2008 AND 2007 RESULTS

	2008	2007	2006
	(millions of dollars)
Net income (U.S. GAAP)	$45,220	$40,610	$39,500

2008

Net income in 2008 of $45,220 million was a record for the Corporation, up $4,610 million from 2007. Net income for 2008 included an after-tax gain of $1,620 million from the sale of a natural gas transportation business in Germany and after-tax special charges of $460 million related to the Valdez litigation.

2007

Net income in 2007 of $40,610 million was up $1,110 million from 2006. Net income for 2006 included a $410 million gain from the recognition of tax benefits related to historical investments in non-U.S. assets.

Upstream

	2008	2007	2006
	(millions of dollars)
Upstream
United States	$6,243	$4,870	$5,168
Non-U.S.	29,159	21,627	21,062

Total	$35,402	$26,497	$26,230

2008

Upstream earnings for 2008 totaled $35,402 million, an increase of $8,905 million from 2007, including an after-tax gain of $1,620 million from the sale of a natural gas transportation business in Germany. Record high crude oil and natural gas realizations increased earnings approximately $11.8 billion. Lower sales volumes reduced earnings about $3.7 billion. Higher taxes and increased operating costs decreased earnings approximately $1.5 billion, partially offset by favorable foreign exchange. Oil-equivalent production decreased 6 percent versus 2007, including impacts from lower entitlement volumes, the expropriation of assets in Venezuela and divestments. Excluding these impacts, total oil-equivalent production decreased 3 percent. Liquids production of 2,405 kbd (thousands of barrels per day) decreased 211 kbd from 2007. Production increases from new projects in West Africa were more than offset by field decline, lower entitlement volumes, the expropriation of assets in Venezuela and divestments. Natural gas production of 9,095 mcfd (millions of cubic feet per day) decreased 289 mcfd from 2007. Higher volumes from North Sea, Malaysia and Qatar projects and higher European demand were more than offset by field decline. Earnings from U.S. Upstream operations for 2008 were $6,243 million, an increase of $1,373 million. Earnings outside the U.S. for 2008, including a $1,620 million gain related to the sale of the German natural gas transportation business, were $29,159 million, $7,532 million higher than in 2007.

A10

2007

Upstream earnings for 2007 totaled $26,497 million, an increase of $267 million from 2006. Higher liquids realizations increased earnings approximately $3.1 billion, while lower natural gas realizations decreased earnings about $600 million. Higher operating expenses and unfavorable tax effects reduced earnings about $2.2 billion. Oil-equivalent production decreased 1 percent versus 2006, including the expropriation of assets in Venezuela, divestments, OPEC quota effects, and price and spend impacts on volumes. Excluding these impacts, total oil-equivalent production increased 1 percent. Liquids production of 2,616 kbd decreased 65 kbd from 2006. Production increases from new projects in West Africa and higher Russia volumes were offset by field decline and production sharing contract net interest reductions. Natural gas production of 9,384 mcfd increased 50 mcfd from 2006. Higher volumes from projects in Qatar and the North Sea were mostly offset by mature field decline. Earnings from U.S. Upstream operations for 2007 were $4,870 million, a decrease of $298 million. Earnings outside the U.S. for 2007 were $21,627 million, an increase of $565 million.

Downstream

	2008	2007	2006
	(millions of dollars)
Downstream
United States	$1,649	$4,120	$4,250
Non-U.S.	6,502	5,453	4,204

Total	$8,151	$9,573	$8,454

2008

Downstream earnings of $8,151 million were $1,422 million lower than in 2007. Lower margins reduced earnings approximately $900 million, as weaker refining margins more than offset stronger marketing margins. Higher operating costs, mainly associated with planned work activity, reduced earnings about $700 million, while unfavorable foreign exchange effects decreased earnings approximately $600 million. Improved refinery operations provided a partial offset, increasing earnings about $800 million. Petroleum product sales of 6,761 kbd decreased from 7,099 kbd in 2007, primarily reflecting asset sales and lower demand. Refinery throughput was 5,416 kbd compared with 5,571 kbd in 2007. U.S. Downstream earnings were $1,649 million, down $2,471 million from 2007. Non-U.S. Downstream earnings of $6,502 million were $1,049 million higher than in 2007.

2007

Downstream earnings totaled $9,573 million, an increase of $1,119 million from 2006. Improved worldwide refining operations increased earnings approximately $800 million, while higher gains on asset sales improved earnings about $900 million. Lower refining margins decreased earnings approximately $600 million. Petroleum product sales of 7,099 kbd decreased from 7,247 kbd in 2006, primarily due to divestment impacts. Refinery throughput was 5,571 kbd compared with 5,603 kbd in 2006. U.S. Downstream earnings of $4,120 million decreased $130 million. Non-U.S. Downstream earnings of $5,453 million were $1,249 million higher than in 2006.

Chemical

	2008	2007	2006
	(millions of dollars)
Chemical
United States	$724	$1,181	$1,360
Non-U.S.	2,233	3,382	3,022

Total	$2,957	$4,563	$4,382

2008

Chemical earnings totaled $2,957 million, a decrease of $1,606 million from 2007. Lower margins reduced earnings approximately $1.2 billion, while lower volumes decreased earnings about $500 million. Prime product sales were 24,982 kt (thousands of metric tons), a decrease of 2,498 kt from last year. Prime product sales are total chemical product sales, including ExxonMobil’s share of equity-company volumes and finished-product transfers to the Downstream business. Carbon black oil and sulfur volumes are excluded. U.S. Chemical earnings of $724 million decreased $457 million. Non-U.S. Chemical earnings of $2,233 million were $1,149 million lower than in 2007.

2007

Chemical earnings totaled $4,563 million, an increase of $181 million from 2006. Higher sales volumes and favorable foreign exchange effects increased earnings approximately $450 million, while lower margins reduced earnings about $325 million. Prime product sales were 27,480 kt, an increase of 130 kt. U.S. Chemical earnings of $1,181 million decreased $179 million. Non-U.S. Chemical earnings of $3,382 million were $360 million higher than in 2006.

A11

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Corporate and Financing

	2008	2007	2006
	(millions of dollars)
Corporate and financing	$(1,290)	$(23)	$434

2008

Corporate and financing expenses of $1,290 million in 2008 increased $1,267 million from 2007, mainly due to charges of $460 million related to the Valdez litigation, net higher taxes and lower interest income.

2007

Corporate and financing expenses were $23 million in 2007, compared to an earnings contribution of $434 million in 2006, which included a $410 million gain from tax benefits related to historical investments in non-U.S. assets.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

	2008	2007	2006
	(millions of dollars)
Net cash provided by/(used in)
Operating activities	$59,725	$52,002	$49,286
Investing activities	(15,499)	(9,728)	(14,230)
Financing activities	(44,027)	(38,345)	(36,210)
Effect of exchange rate changes	(2,743)	1,808	727

Increase/(decrease) in cash and cash equivalents	$(2,544)	$5,737	$(427)

		(Dec. 31)
Cash and cash equivalents	$31,437	$33,981	$28,244
Cash and cash equivalents – restricted	—	—	4,604

Total cash and cash equivalents	$31,437	$33,981	$32,848

Cash and cash equivalents were $31.4 billion at the end of 2008, $2.5 billion lower than the prior year, reflecting $2.7 billion of foreign exchange reductions from the strengthening of the U.S. dollar in 2008.

Cash and cash equivalents were $34.0 billion at the end of 2007, $5.7 billion higher than the prior year, reflecting a $4.6 billion increase due to the release of the restriction on the restricted cash and cash equivalents and $1.8 billion of positive foreign exchange effects from the weakening of the U.S. dollar in 2007. There were no restricted cash and cash equivalents at the end of 2007 (see note 4). Cash flows from operating, investing and financing activities are discussed below. For additional details, see the Consolidated Statement of Cash Flows.

Although the Corporation could issue long-term debt and has access to short-term liquidity, internally generated funds cover the majority of its financial requirements. The management of cash that may be temporarily available as surplus to the Corporation’s immediate needs is carefully controlled to ensure that it is secure and readily available to meet the Corporation’s cash requirements and to optimize returns on the cash balances.

To support cash flows in future periods the Corporation will need to continually find and develop new fields, and continue to develop and apply new technologies and recovery processes to existing fields, in order to maintain or increase production. After a period of production at plateau rates, it is the nature of oil and gas fields eventually to produce at declining rates for the remainder of their economic life. Averaged over all the Corporation’s existing oil and gas fields and without new projects, ExxonMobil’s production is expected to decline at approximately 6 percent per year, consistent with recent historical performance. Decline rates can vary widely by individual field due to a number of factors, including, but not limited to, the type of reservoir, fluid properties, recovery mechanisms, and age of the field. Furthermore, the Corporation’s net interest in production for individual fields can vary with price and contractual terms.

The Corporation has long been successful at offsetting the effects of natural field decline through disciplined investments and anticipates similar results in the future. Projects are in progress or planned to increase production capacity. However, these volume increases are subject to a variety of risks including project start-up timing, operational outages, reservoir performance, crude oil and natural gas prices, weather events, and regulatory changes. The Corporation’s cash flows are also highly dependent on crude oil and natural gas prices.

The Corporation’s financial strength, as evidenced by its AAA/Aaa debt rating, enables it to make large, long-term capital expenditures. Capital and exploration expenditures in 2008 were $26.1 billion, reflecting the Corporation’s continued active investment program. The Corporation expects annual expenditures to range from $25 billion to $30 billion for the next several years. Actual spending could vary depending on the progress of individual projects. The Corporation has a large and diverse portfolio of development projects and exploration opportunities, which helps mitigate the overall political and technical risks of the Corporation’s Upstream segment and associated cash flow. Further, due to its financial strength, debt capacity and diverse portfolio of opportunities, the risk associated with failure or delay of any single project would not have a significant impact on the Corporation’s liquidity or ability to generate sufficient cash flows for operations and its fixed commitments. The purchase and sale of oil and gas properties have not had a significant impact on the amount or timing of cash flows from operating activities.

A12

Cash Flow from Operating Activities

2008

Cash provided by operating activities totaled $59.7 billion in 2008, a $7.7 billion increase from 2007. The major source of funds was net income of $45.2 billion, adjusted for the noncash provision of $12.4 billion for depreciation and depletion, both of which increased. The net effects of lower prices and the timing of collection of accounts receivable and of payments of accounts and other payables and of income taxes payable added to cash provided by operating activities.

2007

Cash provided by operating activities totaled $52.0 billion in 2007, a $2.7 billion increase from 2006. The major source of funds was net income of $40.6 billion, adjusted for the noncash provision of $12.3 billion for depreciation and depletion, both of which increased.

Cash Flow from Investing Activities

2008

Cash used in investing activities netted to $15.5 billion in 2008, $5.8 billion higher than in 2007. Spending for property, plant and equipment of $19.3 billion in 2008 increased $3.9 billion from 2007. Proceeds from the sales of subsidiaries, investments and property, plant and equipment of $6.0 billion in 2008 compared to $4.2 billion in 2007, the increase reflecting the sale of the German natural gas transportation business in 2008. Cash used in investing activities in 2008 was higher due to the absence of the $4.6 billion positive cash flow in 2007 from the release of the restriction on the restricted cash and cash equivalents. Net cash used for investments and advances and the change in marketable securities was $1.0 billion lower in 2008.

2007

Cash used in investing activities netted to $9.7 billion in 2007, $4.5 billion lower than in 2006. Spending for property, plant and equipment of $15.4 billion in 2007 was comparable to the prior year. Proceeds from the sales of subsidiaries, investments and property, plant and equipment of $4.2 billion in 2007 increased $1.1 billion, reflecting a higher level of asset sales in the Downstream business. Additions from the release of the restriction on the restricted cash and cash equivalents were $4.6 billion. Net investments and advances and net additions to marketable securities were $1.3 billion higher in 2007.

Cash Flow from Financing Activities

2008

Cash used in financing activities was $44.0 billion in 2008, an increase of $5.7 billion from 2007, reflecting a higher level of purchases of ExxonMobil shares. Dividend payments on common shares increased to $1.55 per share from $1.37 per share and totaled $8.1 billion, a pay-out of 18 percent. Total consolidated short-term and long-term debt decreased $0.2 billion to $9.4 billion at year-end 2008.

Shareholders’ equity decreased $8.8 billion in 2008, to $113.0 billion. Net income of $45.2 billion, reduced by distributions to ExxonMobil shareholders of $8.1 billion of dividends and $32.0 billion of purchases of shares of ExxonMobil stock to reduce shares outstanding, added to shareholders’ equity. Shareholders’ equity, and net assets and liabilities, decreased $6.8 billion, representing the foreign exchange translation effects of generally weaker foreign currencies at the end of 2008 on ExxonMobil’s operations outside the United States. The change in the funded status of the postretirement benefits reserves in 2008 lowered shareholders’ equity by $5.1 billion.

During 2008, Exxon Mobil Corporation purchased 434 million shares of its common stock for the treasury at a gross cost of $35.7 billion. These purchases were to reduce the number of shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. Shares outstanding were reduced by 7.5 percent from 5,382 million at the end of 2007 to 4,976 million at the end of 2008. Purchases were made in both the open market and through negotiated transactions. Purchases may be increased, decreased or discontinued at any time without prior notice.

2007

Cash used in financing activities was $38.3 billion, an increase of $2.1 billion from 2006, reflecting a higher level of purchases of ExxonMobil shares. Dividend payments on common shares increased to $1.37 per share from $1.28 per share and totaled $7.6 billion, a payout of 19 percent. Total consolidated short-term and long-term debt increased $1.2 billion to $9.6 billion at year-end 2007.

Shareholders’ equity increased $7.9 billion in 2007, to $121.8 billion, reflecting $40.6 billion of net income reduced by distributions to ExxonMobil shareholders of $7.6 billion of dividends and $28.0 billion of purchases of shares of ExxonMobil stock to reduce shares outstanding. Shareholders’ equity, and net assets and liabilities, increased $4.2 billion, representing the foreign exchange translation effects of stronger foreign currencies at the end of 2007 on ExxonMobil’s operations outside the United States.

During 2007, Exxon Mobil Corporation purchased 386 million shares of its common stock for the treasury at a gross cost of $31.8 billion. These purchases were to reduce the number of shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. Shares outstanding were reduced by 6.1 percent from 5,729 million at the end of 2006 to 5,382 million at the end of 2007. Purchases were made in both the open market and through negotiated transactions.

A13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Commitments

Set forth below is information about the outstanding commitments of the Corporation’s consolidated subsidiaries at December 31, 2008. It combines data from the Consolidated Balance Sheet and from individual notes to the Consolidated Financial Statements.

	Payments Due by Period
Commitments	Note Reference Number	2009	2010- 2013	2014 and Beyond	Total
	(millions of dollars)
Long-term debt (1)	13	$—	$3,175	$3,850	$7,025
– Due in one year (2)		368	—	—	368
Asset retirement obligations (3)	8	360	1,474	3,518	5,352
Pension and other postretirement obligations (4)	16	5,502	3,718	12,338	21,558
Operating leases (5)	10	2,278	6,126	2,784	11,188
Unconditional purchase obligations (6)	15	456	1,161	654	2,271
Take-or-pay obligations (7)		1,125	4,067	4,821	10,013
Firm capital commitments (8)		9,937	9,131	1,778	20,846

This table excludes commodity purchase obligations (volumetric commitments but no fixed or minimum price) which are resold shortly after purchase, either in an active, highly liquid market or under long-term, unconditional sales contracts with similar pricing terms. Examples include long-term, noncancelable LNG and natural gas purchase commitments and commitments to purchase refinery products at market prices. Inclusion of such commitments would not be meaningful in assessing liquidity and cash flow, because these purchases will be offset in the same periods by cash received from the related sales transactions. The table also excludes unrecognized tax benefits totaling $5.0 billion as of December 31, 2008, because the Corporation is unable to make reasonably reliable estimates of the timing of cash settlements with the respective taxing authorities. Further details on the unrecognized tax benefits can be found in note 18, Income, Sales-Based and Other Taxes.

Notes:

(1)	Includes capitalized lease obligations of $380 million.
(2)	The amount due in one year is included in notes and loans payable of $2,400 million (note 5).
(3)	The fair value of upstream asset retirement obligations, primarily asset removal costs at the completion of field life.
(4)	The amount by which the benefit obligations exceeded the fair value of fund assets for certain U.S. and non-U.S. pension and other postretirement plans at year end. The payments by period include expected contributions to funded pension plans in 2009 and estimated benefit payments for unfunded plans in all years.
(5)	Minimum commitments for operating leases, shown on an undiscounted basis, cover drilling equipment, tankers, service stations and other properties.
(6)	Unconditional purchase obligations (UPOs) are those long-term commitments that are noncancelable and that third parties have used to secure financing for the facilities that will provide the contracted goods or services. The undiscounted obligations of $2,271 million mainly pertain to pipeline throughput agreements and include $1,651 million of obligations to equity companies. The present value of the total commitments, which excludes imputed interest of $423 million, was $1,848 million.
(7)	Take-or-pay obligations are noncancelable, long-term commitments for goods and services other than UPOs. The undiscounted obligations of $10,013 million mainly pertain to manufacturing supply, pipeline and terminaling agreements and include $537 million of obligations to equity companies. The present value of the total commitments, which excludes imputed interest of $2,704 million, totaled $7,309 million.
(8)	Firm commitments related to capital projects, shown on an undiscounted basis, totaled approximately $20.8 billion. These commitments were primarily associated with Upstream projects outside the U.S., of which $9.3 billion was associated with projects in West Africa and Kazakhstan. The Corporation expects to fund the majority of these projects through internal cash flow.

Guarantees

The Corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2008, for $7,847 million, primarily relating to guarantees for notes, loans and performance under contracts (note 15). Included in this amount were guarantees by consolidated affiliates of $6,102 million, representing ExxonMobil’s share of obligations of certain equity companies. The below-mentioned guarantees are not reasonably likely to have a material effect on the Corporation’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

	Dec. 31, 2008
	Equity Company Obligations	Other Third-Party Obligations	Total
	(millions of dollars)
Total guarantees	$6,102	$1,745	$7,847

A14

Financial Strength

On December 31, 2008, unused credit lines for short-term financing totaled approximately $5.3 billion (note 5).

The table below shows the Corporation’s fixed-charge coverage and consolidated debt-to-capital ratios. The data demonstrate the Corporation’s creditworthiness. Throughout this period, the Corporation’s long-term debt securities maintained the top credit rating from both Standard & Poor’s (AAA) and Moody’s (Aaa), a rating it has sustained for 90 years.

	2008	2007	2006
Fixed-charge coverage ratio (times)	52.2	49.9	46.3
Debt to capital (percent)	7.4	7.1	6.6
Net debt to capital (percent)	(23.0)	(24.0)	(20.4)
Credit rating	AAA/Aaa	AAA/Aaa	AAA/Aaa

Management views the Corporation’s financial strength, as evidenced by the above financial ratios and other similar measures, to be a competitive advantage of strategic importance. The Corporation’s sound financial position gives it the opportunity to access the world’s capital markets in the full range of market conditions, and enables the Corporation to take on large, long-term capital commitments in the pursuit of maximizing shareholder value.

The Corporation makes limited use of derivative instruments, which are discussed in note 12.

Litigation and Other Contingencies

Litigation

As discussed in note 15, a number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. All the compensatory claims have been resolved and paid. All of the punitive damage claims were consolidated in the civil trial that began in 1994. On June 25, 2008, the U.S. Supreme Court vacated the $2.5 billion punitive damage award previously entered by the Ninth Circuit Court of Appeals and remanded the case to the Circuit Court with an instruction that punitive damages in the case may not exceed a maximum amount of $507.5 million. Exxon Mobil Corporation recorded an after-tax charge of $290 million in the second quarter of 2008, reflecting the maximum amount of the punitive damages. The parties have filed briefs in the Ninth Circuit Court of Appeals on the issue of post-judgment interest and recovery of costs. Exxon Mobil Corporation recorded an after-tax charge of $170 million in the third quarter of 2008, reflecting its estimate of the resolution of those issues.

Based on a consideration of all relevant facts and circumstances, the Corporation does not believe the ultimate outcome of any currently pending lawsuit against ExxonMobil will have a materially adverse effect upon the Corporation’s operations or financial condition. There are no events or uncertainties beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

Other Contingencies

In accordance with a nationalization decree issued by Venezuela’s president in February 2007, by May 1, 2007, a subsidiary of the Venezuelan National Oil Company (PdVSA) assumed the operatorship of the Cerro Negro Heavy Oil Project. This Project had been operated and owned by ExxonMobil affiliates holding a 41.67 percent ownership interest in the Project. The decree also required conversion of the Cerro Negro Project into a “mixed enterprise” and an increase in PdVSA’s or one of its affiliate’s ownership interest in the Project, with the stipulation that if ExxonMobil refused to accept the terms for the formation of the mixed enterprise within a specified period of time, the government would “directly assume the activities” carried out by the joint venture. ExxonMobil refused to accede to the terms proffered by the government, and on June 27, 2007, the government expropriated ExxonMobil’s 41.67 percent interest in the Cerro Negro Project.

On September 6, 2007, affiliates of ExxonMobil filed a Request for Arbitration with the International Centre for Settlement of Investment Disputes. An affiliate of ExxonMobil has also filed an arbitration under the rules of the International Chamber of Commerce against PdVSA and a PdVSA affiliate for breach of their contractual obligations under certain Cerro Negro Project agreements. At this time, the net impact of this matter on the Corporation’s consolidated financial results cannot be reasonably estimated. However, the Corporation does not expect the resolution to have a material effect upon the Corporation’s operations or financial condition. ExxonMobil’s remaining net book investment in Cerro Negro producing assets is about $750 million.

CAPITAL AND EXPLORATION EXPENDITURES

	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.
	(millions of dollars)
Upstream (1)	$3,334	$16,400	$2,212	$13,512
Downstream	1,636	1,893	1,128	2,175
Chemical	441	2,378	360	1,422
Other	61	—	44	—

Total	$5,472	$20,671	$3,744	$17,109

(1)	Exploration expenses included.

Capital and exploration expenditures in 2008 were $26.1 billion, reflecting the Corporation’s continued active investment program. The Corporation expects annual expenditures to range from $25 billion to $30 billion for the next several years. Actual spending could vary depending on the progress of individual projects.

Upstream spending of $19.7 billion in 2008 was up 26 percent from 2007, mainly due to increased project and exploration expenditures. During the past three years, Upstream capital and exploration expenditures averaged $17.2 billion. The majority of these expenditures are on development projects, which typically take two to four years from the time of recording proved undeveloped reserves to the start of production from those reserves. The percentage of proved developed reserves has remained relatively stable over the past five years at over 60 percent of total proved reserves, indicating that proved reserves are consistently moved from undeveloped to developed status. Capital and exploration expenditures are not tracked by the undeveloped and developed proved reserve categories. Capital investments in the

A15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Downstream totaled $3.5 billion in 2008, an increase of $0.2 billion from 2007, due to higher environmental expenditures. Chemical 2008 capital expenditures of $2.8 billion were up $1.0 billion from 2007 due to increased investment in Asia Pacific to meet demand growth.

TAXES

	2008	2007	2006
	(millions of dollars)
Income taxes	$36,530	$29,864	$27,902
Sales-based taxes	34,508	31,728	30,381
All other taxes and duties	45,223	44,091	42,393

Total	$116,261	$105,683	$100,676

Effective income tax rate	47%	44%	43%

2008

Income, sales-based and all other taxes totaled $116.3 billion in 2008, an increase of $10.6 billion or 10 percent from 2007. Income tax expense, both current and deferred, was $36.5 billion, $6.7 billion higher than 2007, reflecting higher pre-tax income in 2008. A higher share of total income from the non-U.S. Upstream segment in 2008 increased the effective tax rate to 47 percent compared to 44 percent in 2007. Sales-based and all other taxes and duties of $79.7 billion in 2008 increased $3.9 billion from 2007, reflecting higher prices.

2007

Income, sales-based and all other taxes totaled $105.7 billion in 2007, an increase of $5.0 billion or 5 percent from 2006. Income tax expense, both current and deferred, was $29.9 billion, $2.0 billion higher than 2006, reflecting higher pre-tax income in 2007. The effective tax rate was 44 percent in 2007, compared to 43 percent in 2006. Sales-based and all other taxes and duties of $75.8 billion in 2007 increased $3.0 billion from 2006, reflecting higher prices.

ENVIRONMENTAL MATTERS

Environmental Expenditures

	2008	2007
	(millions of dollars)
Capital expenditures	$2,485	$1,525
Other expenditures	2,730	2,272

Total	$5,215	$3,797

Throughout ExxonMobil’s businesses, new and ongoing measures are taken to prevent and minimize the impact of our operations on air, water and ground. These include a significant investment in refining infrastructure and technology to manufacture clean fuels as well as projects to reduce nitrogen oxide and sulfur oxide emissions and expenditures for asset retirement obligations. ExxonMobil’s 2008 worldwide environmental expenditures for all such preventative and remediation steps, including ExxonMobil’s share of equity company expenditures, were about $5.2 billion. The total cost for such activities is expected to remain in this range in 2009 and 2010 (with capital expenditures approximately 50 percent of the total).

Environmental Liabilities

The Corporation accrues environmental liabilities when it is probable that obligations have been incurred and the amounts can be reasonably estimated. This policy applies to assets or businesses currently owned or previously disposed. ExxonMobil has accrued liabilities for probable environmental remediation obligations at various sites, including multiparty sites where the U.S. Environmental Protection Agency has identified ExxonMobil as one of the potentially responsible parties. The involvement of other financially responsible companies at these multiparty sites could mitigate ExxonMobil’s actual joint and several liability exposure. At present, no individual site is expected to have losses material to ExxonMobil’s operations or financial condition. Consolidated company provisions made in 2008 for environmental liabilities were $507 million ($432 million in 2007) and the balance sheet reflects accumulated liabilities of $884 million as of December 31, 2008, and $916 million as of December 31, 2007.

Asset Retirement Obligations

The fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time assets are installed, with an offsetting amount booked as additions to property, plant and equipment ($195 million for 2008). Over time, the liabilities are accreted for the increase in their present value, with this effect included in expenses ($335 million in 2008). Consolidated company expenditures for asset retirement obligations in 2008 were $258 million and the ending balance of the obligations recorded on the balance sheet at December 31, 2008, totaled $5,352 million.

MARKET RISKS, INFLATION AND OTHER UNCERTAINTIES

Worldwide Average Realizations (1)	2008	2007	2006
Crude oil and NGL ($/barrel)	$89.32	$66.02	$58.34
Natural gas ($/kcf)	7.54	5.29	6.08

(1)	Consolidated subsidiaries.

Crude oil, natural gas, petroleum product and chemical prices have fluctuated in response to changing market forces. The impacts of these price fluctuations on earnings from Upstream, Downstream and Chemical operations have varied. In the Upstream, a $1 per barrel change in the weighted-average realized price of oil would have approximately a $375 million annual after-tax effect on Upstream consolidated plus equity company earnings. Similarly, a $0.10 per kcf change in the worldwide average gas realization would have approximately a $175 million annual after-tax effect on Upstream consolidated plus equity company earnings. For any given period, the extent of actual benefit or detriment will be dependent on the price movements of individual types of crude oil, taxes and other government take impacts, price adjustment lags in long-term gas contracts, and crude and gas production volumes. Accordingly, changes in benchmark prices for crude oil and natural gas only provide broad indicators of changes in the earnings experienced in any particular period.

A16

In the very competitive downstream and chemical environments, earnings are primarily determined by margin capture rather than absolute price levels of products sold. Refining margins are a function of the difference between what a refiner pays for its raw materials (primarily crude oil) and the market prices for the range of products produced. These prices in turn depend on global and regional supply/demand balances, inventory levels, refinery operations, import/export balances and weather.

The global energy markets can give rise to extended periods in which market conditions are adverse to one or more of the Corporation’s businesses. Such conditions, along with the capital-intensive nature of the industry and very long lead times associated with many of our projects, underscore the importance of maintaining a strong financial position. Management views the Corporation’s financial strength, including the AAA and Aaa ratings of its long-term debt securities by Standard & Poor’s and Moody’s, as a competitive advantage.

In general, segment results are not dependent on the ability to sell and/or purchase products to/from other segments. Instead, where such sales take place, they are the result of efficiencies and competitive advantages of integrated refinery/chemical complexes. Additionally, intersegment sales are at market-based prices. The products bought and sold between segments can also be acquired in worldwide markets that have substantial liquidity, capacity and transportation capabilities. About 40 percent of the Corporation’s intersegment sales are crude oil produced by the Upstream and sold to the Downstream. Other intersegment sales include those between refineries and chemical plants related to raw materials, feedstocks and finished products.

Although price levels of crude oil and natural gas may rise or fall significantly over the short to medium term due to political events, OPEC actions and other factors, industry economics over the long term will continue to be driven by market supply and demand. Accordingly, the Corporation tests the viability of all of its investments over a broad range of future prices. The Corporation’s assessment is that its operations will continue to be successful in a variety of market conditions. This is the outcome of disciplined investment and asset management programs. Investment opportunities are tested against a variety of market conditions, including low-price scenarios.

The Corporation has an active asset management program in which underperforming assets are either improved to acceptable levels or considered for divestment. The asset management program includes a disciplined, regular review to ensure that all assets are contributing to the Corporation’s strategic objectives. The result is an efficient capital base, and the Corporation has seldom had to write down the carrying value of assets, even during periods of low commodity prices.

Risk Management

The Corporation’s size, strong capital structure, geographic diversity and the complementary nature of the Upstream, Downstream and Chemical businesses reduce the Corporation’s enterprise-wide risk from changes in interest rates, currency rates and commodity prices. As a result, the Corporation makes limited use of derivative instruments to mitigate the impact of such changes. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. The Corporation maintains a system of controls that includes the authorization, reporting and monitoring of derivative activity. The Corporation’s limited derivative activities pose no material credit or market risks to ExxonMobil’s operations, financial condition or liquidity. Note 12 summarizes the fair value of derivatives outstanding at year end and the gains or losses that have been recognized in net income.

The Corporation is exposed to changes in interest rates, primarily on its short-term debt and the portion of long-term debt that carries floating interest rates. The impact of a 100-basis-point change in interest rates affecting the Corporation’s debt would not be material to earnings, cash flow or fair value. The Corporation’s cash balances exceeded total debt at year-end 2008 and 2007. During 2008, credit markets tightened and the global economy slowed. The Corporation is not dependent on the credit markets to fund current operations. However, some joint-venture partners are dependent on the credit markets, and their funding ability may impact the development pace of joint-venture projects.

The Corporation conducts business in many foreign currencies and is subject to exchange rate risk on cash flows related to sales, expenses, financing and investment transactions. The impacts of fluctuations in exchange rates on ExxonMobil’s geographically and functionally diverse operations are varied and often offsetting in amount. The Corporation makes limited use of currency exchange contracts, commodity forwards, swaps and futures contracts to mitigate the impact of changes in currency values and commodity prices. Exposures related to the Corporation’s limited use of the above contracts are not material.

Inflation and Other Uncertainties

The general rate of inflation in many major countries of operation increased in 2008 versus the relatively low rates in recent years, and the associated impact on non-energy costs has generally been mitigated by cost reductions from efficiency and productivity improvements. Increased global demand for certain services and materials has resulted in higher operating and capital costs in recent years. The Corporation works to counter upward pressure on costs through its economies of scale in global procurement and its efficient project management practices.

A17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 160 (FAS 160), “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51.” FAS 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity.

FAS 160 must be adopted by the Corporation no later than January 1, 2009. FAS 160 requires retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of FAS 160 will be applied prospectively. The Corporation does not expect the adoption of FAS 160 to have a material impact on the Corporation’s financial statements.

Revisions to the Earnings Per Share Calculation

In 2008, the FASB issued a Staff Position (FSP) on the Emerging Issues Task Force (EITF) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” The FSP clarified that all unvested share-based payment awards that contain nonforfeitable rights to dividends should be included in the basic Earnings Per Share (EPS) calculation. The FSP will be effective for first quarter 2009 reporting. The implementation of this standard for the Corporation will result in changes in the calculation of basic and diluted EPS that are not expected to be material. Prior-year EPS numbers will be adjusted retrospectively on a consistent basis. This standard will not affect the consolidated financial position or results of operations.

CRITICAL ACCOUNTING POLICIES

The Corporation’s accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. The following summary provides further information about the critical accounting policies and the judgments that are made by the Corporation in the application of those policies.

Oil and Gas Reserves

Evaluations of oil and gas reserves are important to the effective management of Upstream assets. They are integral to making investment decisions about oil and gas properties such as whether development should proceed. Oil and gas reserve quantities are also used as the basis for calculating unit-of-production depreciation rates and for evaluating impairment. Oil and gas reserves include both proved and unproved reserves. Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Unproved reserves are those with less than reasonable certainty of recoverability and include probable reserves. Probable reserves are reserves that are more likely to be recovered than not.

The estimation of proved reserves, which is based on the requirement of reasonable certainty, is an ongoing process based on rigorous technical evaluations, commercial and market assessment, and detailed analysis of well information such as flow rates and reservoir pressure declines. The estimation of proved reserves is controlled by the Corporation through long-standing approval guidelines. Reserve changes are made within a well-established, disciplined process driven by senior level geoscience and engineering professionals (assisted by a central reserves group with significant technical experience), culminating in reviews with and approval by senior management. Notably, the Corporation does not use specific quantitative reserve targets to determine compensation.

Key features of the reserves estimation process include:

•	rigorous peer-reviewed technical evaluations and analysis of well and field performance information (such as flow rates and reservoir pressure declines) and

•	a requirement that management make significant funding commitments toward the development of the reserves prior to reporting as proved.

Although the Corporation is reasonably certain that proved reserves will be produced, the timing and amount recovered can be affected by a number of factors including completion of development projects, reservoir performance, regulatory approvals and significant changes in long-term oil and gas price levels.

Proved reserves can be further subdivided into developed and undeveloped reserves. The percentage of proved developed reserves has remained relatively stable over the past five years at over 60 percent of total proved reserves (including both consolidated and equity company reserves), indicating that proved reserves are consistently moved from undeveloped to developed status. Over time, these undeveloped reserves will be reclassified to the developed category as new wells are drilled, existing wells are recompleted and/or facilities to collect and deliver the production from existing and future wells are installed. Major development projects typically take two to four years from the time of recording proved reserves to the start of production from these reserves.

The year-end reserves volumes as well as the reserves change categories shown in the proved reserves tables are calculated using December 31 prices and costs. These reserves quantities are also used in calculating unit-of-production depreciation rates and in calculating the standardized measure of discounted net cash flow. We understand that the use of December 31 prices and costs is intended to provide a point in time measure to calculate reserves and to enhance comparability between companies. However, the use of year-end prices for reserves estimation introduces short-term price volatility into the process, which

A18

is inconsistent with the long-term nature of the upstream business, since annual adjustments are required based on prices occurring on a single day. As a result, the use of prices from a single date is not relevant to the investment decisions made by the Corporation.

Revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of (1) already available geologic, reservoir or production data, (2) new geologic, reservoir or production data or (3) changes in year-end prices and costs that are used in the determination of reserves. This category can also include significant changes in either development strategy or production equipment/facility capacity.

The Corporation uses the “successful efforts” method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method. The Corporation uses this accounting policy instead of the “full cost” method because it provides a more timely accounting of the success or failure of the Corporation’s exploration and production activities. If the full cost method were used, all costs would be capitalized and depreciated on a country-by-country basis. The capitalized costs would be subject to an impairment test by country. The full cost method would tend to delay the expense recognition of unsuccessful projects.

Impact of Oil and Gas Reserves on Depreciation. The calculation of unit-of-production depreciation is a critical accounting estimate that measures the depreciation of upstream assets. It is the ratio of actual volumes produced to total proved developed reserves (those proved reserves recoverable through existing wells with existing equipment and operating methods), applied to the asset cost. The volumes produced and asset cost are known and, while proved developed reserves have a high probability of recoverability, they are based on estimates that are subject to some variability. While the revisions the Corporation has made in the past are an indicator of variability, they have had a very small impact on the unit-of-production rates because they have been small compared to the large reserves base.

Impact of Oil and Gas Reserves and Prices on Testing for Impairment. Proved oil and gas properties held and used by the Corporation are reviewed for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

The Corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In general, analyses are based on proved reserves. Where probable reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the impairment evaluation. An asset would be impaired if the undiscounted cash flows were less than its carrying value. Impairments are measured by the amount by which the carrying value exceeds its fair value.

The Corporation performs asset valuation analyses on an ongoing basis as a part of its asset management program. These analyses monitor the performance of assets against corporate objectives. They also assist the Corporation in assessing whether the carrying amounts of any of its assets may not be recoverable. In addition to estimating oil and gas reserve volumes in conducting these analyses, it is also necessary to estimate future oil and gas prices. Trigger events for impairment evaluation include a significant decrease in current and projected prices or reserve volumes, an accumulation of project costs significantly in excess of the amount originally expected, and historical and current operating losses.

In general, the Corporation does not view temporarily low oil and gas prices as a trigger event for conducting the impairment tests. The markets for crude oil and natural gas have a history of significant price volatility. Although prices will occasionally drop significantly, industry prices over the long term will continue to be driven by market supply and demand. On the supply side, industry production from mature fields is declining, but this is being offset by production from new discoveries and field developments. OPEC production policies also have an impact on world oil supplies. The demand side is largely a function of global economic growth. The relative growth/decline in supply versus demand will determine industry prices over the long term and these cannot be accurately predicted. Accordingly, any impairment tests that the Corporation performs make use of the Corporation’s price assumptions developed in the annual planning and budgeting process for the crude oil and natural gas markets, petroleum products and chemicals. These are the same price assumptions that are used for capital investment decisions. Volumes are based on individual field production profiles, which are updated annually. Cash flow estimates for impairment testing exclude the use of derivative instruments.

Supplemental information regarding oil and gas results of operations, capitalized costs and reserves is provided following the notes to consolidated financial statements. The standardized measure of discounted future cash flows is based on the year-end price applied for all future years, as required under Statement of Financial Accounting Standards No. 69 (FAS 69), “Disclosure about Oil and Gas Producing Activities.” Future prices used for any impairment tests will vary from the one used in the FAS 69 disclosure and could be lower or higher for any given year.

A19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Suspended Exploratory Well Costs

The Corporation carries as an asset exploratory well costs when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where the Corporation is making sufficient progress assessing the reserves and the economic and operating viability of the project. Exploratory well costs not meeting these criteria are charged to expense. Assessing whether a project has made sufficient progress is a subjective area and requires careful consideration of the relevant facts and circumstances. The facts and circumstances that support continued capitalization of suspended wells as of year-end 2008 are disclosed in note 9 to the financial statements.

Consolidations

The Consolidated Financial Statements include the accounts of those subsidiaries that the Corporation controls. They also include the Corporation’s share of the undivided interest in certain upstream assets and liabilities. Amounts representing the Corporation’s percentage interest in the underlying net assets of other significant affiliates that it does not control, but exercises significant influence, are included in “Investments, advances and long-term receivables”; the Corporation’s share of the net income of these companies is included in the Consolidated Statement of Income caption “Income from equity affiliates.” The accounting for these non-consolidated companies is referred to as the equity method of accounting.

Majority ownership is normally the indicator of control that is the basis on which subsidiaries are consolidated. However, certain factors may indicate that a majority-owned investment is not controlled and therefore should be accounted for using the equity method of accounting. These factors occur where the minority shareholders are granted by law or by contract substantive participating rights. These include the right to approve operating policies, expense budgets, financing and investment plans and management compensation and succession plans.

Additional disclosures of summary balance sheet and income information for those subsidiaries accounted for under the equity method of accounting can be found in note 6.

Investments in companies that are partially owned by the Corporation are integral to the Corporation’s operations. In some cases they serve to balance worldwide risks and in others they provide the only available means of entry into a particular market or area of interest. The other parties who also have an equity interest in these companies are either independent third parties or host governments that share in the business results according to their percentage ownership. The Corporation does not invest in these companies in order to remove liabilities from its balance sheet. In fact, the Corporation has long been on record supporting an alternative accounting method that would require each investor to consolidate its percentage share of all assets and liabilities in these partially owned companies rather than only its percentage in the net equity. This method of accounting for investments in partially owned companies is not permitted by GAAP except where the investments are in the direct ownership of a share of upstream assets and liabilities. However, for purposes of calculating return on average capital employed, which is not covered by GAAP standards, the Corporation includes its share of debt of these partially owned companies in the determination of average capital employed.

Pension Benefits

The Corporation and its affiliates sponsor approximately 100 defined benefit (pension) plans in about 50 countries. The funding arrangement for each plan depends on the prevailing practices and regulations of the countries where the Corporation operates. Pension and Other Postretirement Benefits (note 16) provides details on pension obligations, fund assets and pension expense.

Some of these plans (primarily non-U.S.) provide pension benefits that are paid directly by their sponsoring affiliates out of corporate cash flow rather than a separate pension fund. Book reserves are established for these plans because tax conventions and regulatory practices do not encourage advance funding. The portion of the pension cost attributable to employee service is expensed as services are rendered. The portion attributable to the increase in pension obligations due to the passage of time is expensed over the term of the obligations, which ends when all benefits are paid. The primary difference in pension expense for unfunded versus funded plans is that pension expense for funded plans also includes a credit for the expected long-term return on fund assets.

For funded plans, including those in the United States, pension obligations are financed in advance through segregated assets or insurance arrangements. These plans are managed in compliance with the requirements of governmental authorities and meet or exceed required funding levels as measured by relevant actuarial and government standards at the mandated measurement dates. In determining liabilities and required contributions, these standards often require approaches and assumptions that differ from those used for accounting purposes.

The Corporation will continue to make contributions to these funded plans as necessary. All defined-benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the Corporation or the respective sponsoring affiliate.

Pension accounting requires explicit assumptions regarding, among others, the long-term expected earnings rate on fund assets, the discount rate for the benefit obligations and the long-term rate for future salary increases. Pension assumptions are reviewed annually by outside actuaries and senior management. These assumptions are adjusted as appropriate to reflect changes in market rates and outlook. The long-term expected earnings rate on U.S. pension plan assets in 2008 was 9.0 percent. The 10-year and 20-year actual returns on U.S. pension plan assets are 5 percent and 9 percent, respectively. The Corporation establishes the long-term expected rate of return by developing a forward-looking, long-term return assumption for each pension fund asset class, taking into account factors such as the expected real return

A20

for the specific asset class and inflation. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class. A worldwide reduction of 0.5 percent in the long-term rate of return on assets would increase annual pension expense by approximately $90 million before tax.

Differences between actual returns on fund assets and the long-term expected return are not recognized in pension expense in the year that the difference occurs. Such differences are deferred, along with other actuarial gains and losses, and are amortized into pension expense over the expected remaining service life of employees.

Litigation Contingencies

A variety of claims have been made against the Corporation and certain of its consolidated subsidiaries in a number of pending lawsuits. Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The status of significant claims is summarized in note 15.

GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred by the date of the balance sheet and that the amount can be reasonably estimated. These amounts are not reduced by amounts that may be recovered under insurance or claims against third parties, but undiscounted receivables from insurers or other third parties may be accrued separately. The Corporation revises such accruals in light of new information. For contingencies where an unfavorable outcome is reasonably possible and which are significant, the Corporation discloses the nature of the contingency and, where feasible, an estimate of the possible loss.

Significant management judgment is required related to contingent liabilities and the outcome of litigation because both are difficult to predict. However, the Corporation has been successful in defending litigation in the past. Payments have not had a materially adverse effect on operations or financial condition. In the Corporation’s experience, large claims often do not result in large awards. Large awards are often reversed or substantially reduced as a result of appeal or settlement.

Tax Contingencies

The Corporation is subject to income taxation in many jurisdictions around the world. Significant management judgment is required in the accounting for income tax contingencies and tax disputes because the outcomes are often difficult to predict.

GAAP requires recognition and measurement of uncertain tax positions that the Corporation has taken or expects to take in its income tax returns. The benefit of an uncertain tax position can only be recognized in the financial statements if management concludes that it is more likely than not that the position will be sustained with the tax authorities. For a position that is likely to be sustained, the benefit recognized in the financial statements is measured at the largest amount that is greater than 50 percent likely of being realized. A reserve is established for the difference between a position taken in an income tax return and the amount recognized in the financial statements. The Corporation’s unrecognized tax benefits and a description of open tax years are summarized in note 18.

Foreign Currency Translation

The method of translating the foreign currency financial statements of the Corporation’s international subsidiaries into U.S. dollars is prescribed by GAAP. Under these principles, it is necessary to select the functional currency of these subsidiaries. The functional currency is the currency of the primary economic environment in which the subsidiary operates. Management selects the functional currency after evaluating this economic environment. Downstream and Chemical operations use the local currency, except in countries with a history of high inflation (primarily in Latin America) and Singapore, which uses the U.S. dollar because it predominantly sells into the U.S. dollar export market. Upstream operations also use the local currency as the functional currency, except where crude and natural gas production is predominantly sold in the export market in U.S. dollars. Operations using the U.S. dollar as their functional currency are primarily in Asia, West Africa, Russia and the Middle East.

Factors considered by management when determining the functional currency for a subsidiary include: the currency used for cash flows related to individual assets and liabilities; the responsiveness of sales prices to changes in exchange rates; the history of inflation in the country; whether sales are into local markets or exported; the currency used to acquire raw materials, labor, services and supplies; sources of financing; and significance of intercompany transactions.

A21

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management, including the Corporation’s chief executive officer, principal financial officer, and principal accounting officer, is responsible for establishing and maintaining adequate internal control over the Corporation’s financial reporting. Management conducted an evaluation of the effectiveness of internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that Exxon Mobil Corporation’s internal control over financial reporting was effective as of December 31, 2008.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008, as stated in their report included in the Financial Section of this report.

Rex W. Tillerson	Donald D. Humphreys	Patrick T. Mulva
Chief Executive Officer	Sr. Vice President and Treasurer	Vice President and Controller
	(Principal Financial Officer)	(Principal Accounting Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Exxon Mobil Corporation:

In our opinion, the consolidated financial statements listed under Item 8 of the Form 10-K present fairly, in all material respects, the financial position of Exxon Mobil Corporation and its subsidiaries at December 31, 2008, and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A22

As discussed in Note 18 to the consolidated financial statements, the Corporation changed its method of accounting for uncertainty in income taxes in 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Dallas, Texas

February 27, 2009

A23

CONSOLIDATED STATEMENT OF INCOME

	Note Reference Number	2008	2007	2006
		(millions of dollars)
Revenues and other income
Sales and other operating revenue (1)		$459,579	$390,328	$365,467
Income from equity affiliates	6	11,081	8,901	6,985
Other income (2)		6,699	5,323	5,183

Total revenues and other income		$477,359	$404,552	$377,635

Costs and other deductions
Crude oil and product purchases		$249,454	$199,498	$182,546
Production and manufacturing expenses		37,905	31,885	29,528
Selling, general and administrative expenses		15,873	14,890	14,273
Depreciation and depletion		12,379	12,250	11,416
Exploration expenses, including dry holes		1,451	1,469	1,181
Interest expense		673	400	654
Sales-based taxes (1)	18	34,508	31,728	30,381
Other taxes and duties	18	41,719	40,953	39,203
Income applicable to minority interests		1,647	1,005	1,051

Total costs and other deductions		$395,609	$334,078	$310,233

Income before income taxes		$81,750	$70,474	$67,402
Income taxes	18	36,530	29,864	27,902

Net income		$45,220	$40,610	$39,500

Net income per common share (dollars)	11	$8.78	$7.36	$6.68

Net income per common share – assuming dilution (dollars)	11	$8.69	$7.28	$6.62

(1)	Sales and other operating revenue includes sales-based taxes of $34,508 million for 2008, $31,728 million for 2007 and $30,381 million for 2006.
(2)	Other income for 2008 includes a $62 million gain from the sale of a non-U.S. investment and a related $143 million foreign exchange loss.

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

A24

CONSOLIDATED BALANCE SHEET

	Note Reference Number	Dec. 31 2008	Dec. 31 2007
		(millions of dollars)
Assets
Current assets
Cash and cash equivalents		$31,437	$33,981
Marketable securities		570	519
Notes and accounts receivable, less estimated doubtful amounts	5	24,702	36,450
Inventories
Crude oil, products and merchandise	3	9,331	8,863
Materials and supplies		2,315	2,226
Other current assets		3,911	3,924

Total current assets		$72,266	$85,963
Investments, advances and long-term receivables	7	28,556	28,194
Property, plant and equipment, at cost, less accumulated depreciation and depletion	8	121,346	120,869
Other assets, including intangibles, net		5,884	7,056

Total assets		$228,052	$242,082

Liabilities
Current liabilities
Notes and loans payable	5	$2,400	$2,383
Accounts payable and accrued liabilities	5	36,643	45,275
Income taxes payable		10,057	10,654

Total current liabilities		$49,100	$58,312
Long-term debt	13	7,025	7,183
Postretirement benefits reserves	16	20,729	13,278
Deferred income tax liabilities	18	19,726	22,899
Other long-term obligations		13,949	14,366
Equity of minority interests		4,558	4,282

Total liabilities		$115,087	$120,320

Commitments and contingencies	15

Shareholders’ equity
Common stock without par value		$5,314	$4,933
(9,000 million shares authorized, 8,019 million shares issued)
Earnings reinvested		265,680	228,518
Accumulated other comprehensive income
Cumulative foreign exchange translation adjustment		1,146	7,972
Postretirement benefits reserves adjustment		(11,077)	(5,983)
Common stock held in treasury (3,043 million shares in 2008 and 2,637 million shares in 2007)		(148,098)	(113,678)

Total shareholders’ equity		$112,965	$121,762

Total liabilities and shareholders’ equity		$228,052	$242,082

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

A25

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Note Reference Number	2008		2007		2006
		Shareholders’ Equity	Comprehensive Income	Shareholders’ Equity	Comprehensive Income	Shareholders’ Equity	Comprehensive Income (1)
		(millions of dollars)
Common stock
At beginning of year		$4,933		$4,786		$4,477
Restricted stock amortization		618		531		480
Tax benefits related to stock-based awards		315		113		169
Cumulative effect of accounting change	18	—		(55)		—
Other		(552)		(442)		(340)

At end of year		$5,314		$4,933		$4,786

Earnings reinvested
At beginning of year		228,518		195,207		163,335
Net income for the year		45,220	$45,220	40,610	$40,610	39,500	$39,500
Cumulative effect of accounting change	18	—		322		—
Dividends – common shares		(8,058)		(7,621)		(7,628)

At end of year		$265,680		$228,518		$195,207

Accumulated other comprehensive income
At beginning of year		1,989		(2,762)		(1,279)
Foreign exchange translation adjustment		(6,964)	(6,964)	4,239	4,239	2,754	2,754
Adjustment for foreign exchange translation loss included in net income		138	138	—	—	—	—
Postretirement benefits reserves adjustment	16	(5,853)	(5,853)	(326)	(326)	(6,495)	—
Amortization of postretirement benefits reserves adjustment included in net periodic benefit costs	16	759	759	838	838	—	—
Minimum pension liability adjustment		—	—	—	—	2,258	749

At end of year		$(9,931)		$1,989		$(2,762)

Total			$33,300		$45,361		$43,003

Common stock held in treasury
At beginning of year		(113,678)		(83,387)		(55,347)
Acquisitions, at cost		(35,734)		(31,822)		(29,558)
Dispositions		1,314		1,531		1,518

At end of year		$(148,098)		$(113,678)		$(83,387)

Shareholders’ equity at end of year		$112,965		$121,762		$113,844

	Share Activity
		2008		2007		2006
	(millions of shares)
Common stock
Issued
At beginning of year		8,019		8,019		8,019
Issued		—		—		—

At end of year		8,019		8,019		8,019

Held in treasury
At beginning of year		(2,637)		(2,290)		(1,886)
Acquisitions		(434)		(386)		(451)
Dispositions		28		39		47

At end of year		(3,043)		(2,637)		(2,290)

Common shares outstanding at end of year		4,976		5,382		5,729

(1)	Includes pre-FAS 158 adoption change in minimum pension liability.

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

A26

CONSOLIDATED STATEMENT OF CASH FLOWS

	Note Reference Number	2008	2007	2006
		(millions of dollars)
Cash flows from operating activities
Net income
Accruing to ExxonMobil shareholders		$45,220	$40,610	$39,500
Accruing to minority interests		1,647	1,005	1,051
Adjustments for noncash transactions
Depreciation and depletion		12,379	12,250	11,416
Deferred income tax charges/(credits)		1,399	124	1,717
Postretirement benefits expense in excess of/(less than) payments		57	(1,314)	(1,787)
Other long-term obligation provisions in excess of/(less than) payments		(63)	1,065	(666)
Dividends received greater than/(less than) equity in current earnings of equity companies		921	(714)	(579)
Changes in operational working capital, excluding cash and debt
Reduction/(increase) – Notes and accounts receivable		8,641	(5,441)	(181)
– Inventories		(1,285)	72	(1,057)
– Other current assets		(509)	280	(385)
Increase/(reduction) – Accounts and other payables		(5,415)	6,228	1,160
Net (gain) on asset sales	4	(3,757)	(2,217)	(1,531)
All other items – net		490	54	628

Net cash provided by operating activities		$59,725	$52,002	$49,286

Cash flows from investing activities
Additions to property, plant and equipment		$(19,318)	$(15,387)	$(15,462)
Sales of subsidiaries, investments and property, plant and equipment	4	5,985	4,204	3,080
Decrease in restricted cash and cash equivalents	4	—	4,604	—
Additional investments and advances		(2,495)	(3,038)	(2,604)
Collection of advances		574	391	756
Additions to marketable securities		(2,113)	(646)	—
Sales of marketable securities		1,868	144	—

Net cash used in investing activities		$(15,499)	$(9,728)	$(14,230)

Cash flows from financing activities
Additions to long-term debt		$79	$592	$318
Reductions in long-term debt		(192)	(209)	(33)
Additions to short-term debt		1,067	1,211	334
Reductions in short-term debt		(1,624)	(809)	(451)
Additions/(reductions) in debt with three months or less maturity		143	(187)	(95)
Cash dividends to ExxonMobil shareholders		(8,058)	(7,621)	(7,628)
Cash dividends to minority interests		(375)	(289)	(239)
Changes in minority interests and sales/(purchases) of affiliate stock		(419)	(659)	(493)
Tax benefits related to stock-based awards		333	369	462
Common stock acquired		(35,734)	(31,822)	(29,558)
Common stock sold		753	1,079	1,173

Net cash used in financing activities		$(44,027)	$(38,345)	$(36,210)

Effects of exchange rate changes on cash		$(2,743)	$1,808	$727

Increase/(decrease) in cash and cash equivalents		$(2,544)	$5,737	$(427)
Cash and cash equivalents at beginning of year		33,981	28,244	28,671

Cash and cash equivalents at end of year		$31,437	$33,981	$28,244

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

A27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements and the supporting and supplemental material are the responsibility of the management of Exxon Mobil Corporation.

The Corporation’s principal business is energy, involving the worldwide exploration, production, transportation and sale of crude oil and natural gas (Upstream) and the manufacture, transportation and sale of petroleum products (Downstream). The Corporation is also a major worldwide manufacturer and marketer of petrochemicals (Chemical) and participates in electric power generation (Upstream).

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Prior years’ data has been reclassified in certain cases to conform to the 2008 presentation basis.

1. Summary of Accounting Policies

Principles of Consolidation. The Consolidated Financial Statements include the accounts of those subsidiaries owned directly or indirectly with more than 50 percent of the voting rights held by the Corporation and for which other shareholders do not possess the right to participate in significant management decisions. They also include the Corporation’s share of the undivided interest in certain upstream assets and liabilities.

Amounts representing the Corporation’s percentage interest in the underlying net assets of other subsidiaries and less-than-majority-owned companies in which a significant ownership percentage interest is held are included in “Investments, advances and long-term receivables”; the Corporation’s share of the net income of these companies is included in the Consolidated Statement of Income caption “Income from equity affiliates.” The Corporation’s share of the cumulative foreign exchange translation adjustment for equity method investments is reported in the Consolidated Statement of Shareholders’ Equity. Evidence of loss in value that might indicate impairment of investments in companies accounted for on the equity method is assessed to determine if such evidence represents a loss in value of the Corporation’s investment that is other than temporary. Examples of key indicators include a history of operating losses, a negative earnings and cash flow outlook, significant downward revisions to oil and gas reserves, and the financial condition and prospects for the investee’s business segment or geographic region. If evidence of an other than temporary loss in fair value below carrying amount is determined, an impairment is recognized. In the absence of market prices for the investment, discounted cash flows are used to assess fair value.

Revenue Recognition. The Corporation generally sells crude oil, natural gas and petroleum and chemical products under short-term agreements at prevailing market prices. In some cases (e.g., natural gas), products may be sold under long-term agreements, with periodic price adjustments. In all cases, revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectibility is reasonably assured.

Revenues from the production of natural gas properties in which the Corporation has an interest with other producers are recognized on the basis of the Corporation’s net working interest. Differences between actual production and net working interest volumes are not significant.

Purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another are combined and recorded as exchanges measured at the book value of the item sold.

Sales-Based Taxes. The Corporation reports sales, excise and value-added taxes on sales transactions on a gross basis in the Consolidated Statement of Income (included in both revenues and costs). This gross reporting basis is footnoted on the Consolidated Statement of Income.

Derivative Instruments. The Corporation makes limited use of derivative instruments. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. When the Corporation does enter into derivative transactions, it is to offset exposures associated with interest rates, foreign currency exchange rates and hydrocarbon prices that arise from existing assets, liabilities and transactions.

The gains and losses resulting from changes in the fair value of derivatives are recorded in income. In some cases, the Corporation designates derivatives as fair value hedges, in which case the gains and losses are offset in income by the gains and losses arising from changes in the fair value of the underlying hedged items.

Inventories. Crude oil, products and merchandise inventories are carried at the lower of current market value or cost (generally determined under the last-in, first-out method – LIFO). Inventory costs include expenditures and other charges (including depreciation) directly and indirectly incurred in bringing the inventory to its existing condition and location. Selling expenses and general and administrative expenses are reported as period costs and excluded from inventory cost. Inventories of materials and supplies are valued at cost or less.

Property, Plant and Equipment. Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

Interest costs incurred to finance expenditures during the construction phase of multiyear projects are capitalized as part of the historical cost of acquiring the constructed assets. The project construction phase commences with the development of the detailed engineering design and ends when the constructed assets are ready for their intended use. Capitalized interest costs are included in property, plant and equipment and are depreciated over the service life of the related assets.

The Corporation uses the “successful efforts” method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method.

A28

The Corporation carries as an asset exploratory well costs when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where the Corporation is making sufficient progress assessing the reserves and the economic and operating viability of the project. Exploratory well costs not meeting these criteria are charged to expense.

Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and gas reserves. Significant unproved properties are assessed for impairment individually and valuation allowances against the capitalized costs are recorded based on the estimated economic chance of success and the length of time that the Corporation expects to hold the properties. The cost of properties that are not individually significant are aggregated by groups and amortized over the average holding period of the properties of the groups. The valuation allowances are reviewed at least annually. Other exploratory expenditures, including geophysical costs, other dry hole costs and annual lease rentals, are expensed as incurred.

Unit-of-production depreciation is applied to property, plant and equipment, including capitalized exploratory drilling and development costs, associated with productive depletable extractive properties in the Upstream segment. Unit-of-production rates are based on the amount of proved developed reserves of oil, gas and other minerals that are estimated to be recoverable from existing facilities using current operating methods.

Under the unit-of-production method, oil and gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

Production costs are expensed as incurred. Production involves lifting the oil and gas to the surface and gathering, treating, field processing and field storage of the oil and gas. The production function normally terminates at the outlet valve on the lease or field production storage tank. Production costs are those incurred to operate and maintain the Corporation’s wells and related equipment and facilities. They become part of the cost of oil and gas produced. These costs, sometimes referred to as lifting costs, include such items as labor costs to operate the wells and related equipment; repair and maintenance costs on the wells and equipment; materials, supplies and energy costs required to operate the wells and related equipment; and administrative expenses related to the production activity.

Gains on sales of proved and unproved properties are only recognized when there is no uncertainty about the recovery of costs applicable to any interest retained or where there is no substantial obligation for future performance by the Corporation. Losses on properties sold are recognized when incurred or when the properties are held for sale and the fair value of the properties is less than the carrying value.

Proved oil and gas properties held and used by the Corporation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

The Corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. Cash flows used in impairment evaluations are developed using annually updated corporate plan investment evaluation assumptions for crude oil commodity prices and foreign currency exchange rates. Annual volumes are based on individual field production profiles, which are also updated annually. Prices for natural gas and other products are based on corporate plan assumptions developed annually by major region and also for investment evaluation purposes. Cash flow estimates for impairment testing exclude derivative instruments.

Impairment analyses are generally based on proved reserves. Where probable reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the impairment evaluation. Impairments are measured by the amount the carrying value exceeds the fair value.

Asset Retirement Obligations and Environmental Liabilities. The Corporation incurs retirement obligations for certain assets at the time they are installed. The fair values of these obligations are recorded as liabilities on a discounted basis. The costs associated with these liabilities are capitalized as part of the related assets and depreciated. Over time, the liabilities are accreted for the change in their present value.

Liabilities for environmental costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties and projected cash expenditures are not discounted.

Foreign Currency Translation. The Corporation selects the functional reporting currency for its international subsidiaries based on the currency of the primary economic environment in which each subsidiary operates. Downstream and Chemical operations primarily use the local currency. However, the U.S. dollar is used in countries with a history of high inflation (primarily in Latin America) and Singapore, which predominantly sells into the U.S. dollar export market. Upstream operations which are relatively self-contained and integrated within a particular country, such as Canada, the United Kingdom, Norway and continental Europe, use the local currency. Some Upstream operations, primarily in Asia, West Africa, Russia and the Middle East, use the U.S. dollar because they predominantly sell crude and natural gas production into U.S. dollar-denominated markets. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.

Share-Based Payments. The Corporation awards share-based compensation to employees in the form of restricted stock and restricted stock units. Compensation expense is measured by the market price of the restricted shares at the date of grant and is recognized in the income statement over the requisite service period of each award. See note 14, Incentive Program, for further details.

A29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Accounting Change for Fair Value Measurements

Effective January 1, 2008, the Corporation adopted the Financial Accounting Standards Board’s (FASB) Statement No. 157 (FAS 157), “Fair Value Measurements,” for financial assets and liabilities that are measured at fair value and nonfinancial assets and liabilities that are measured at fair value on a recurring basis. FAS 157 defines fair value, establishes a framework for measuring fair value when an entity is required to use a fair value measure for recognition or disclosure purposes and expands the disclosures about fair value measurements. The initial application of FAS 157 is limited to the Corporation’s investments in derivative instruments and some debt and equity securities. The fair value measurements for these instruments are based on quoted prices or observable market inputs. The value of these instruments is immaterial to the Corporation’s financial statements, and the related gains or losses from periodic measurement at fair value are de minimis. Effective January 1, 2009, FAS 157 is applicable to all nonfinancial assets and liabilities that are measured at fair value.

3. Miscellaneous Financial Information

Research and development costs totaled $847 million in 2008, $814 million in 2007 and $733 million in 2006.

Net income included before-tax aggregate foreign exchange transaction gains of $54 million, $229 million and $278 million in 2008, 2007 and 2006, respectively.

In 2008, 2007 and 2006, net income included gains of $341 million, $327 million and $401 million, respectively, attributable to the combined effects of LIFO inventory accumulations and draw-downs. The aggregate replacement cost of inventories was estimated to exceed their LIFO carrying values by $10.0 billion and $25.4 billion at December 31, 2008, and 2007, respectively.

Crude oil, products and merchandise as of year-end 2008 and 2007 consist of the following:

	2008	2007
	(billions of dollars)
Petroleum products	$3.7	$3.8
Crude oil	3.1	2.6
Chemical products	2.2	2.1
Gas/other	0.3	0.4

Total	$9.3	$8.9

4. Cash Flow Information

The Consolidated Statement of Cash Flows provides information about changes in cash and cash equivalents. Highly liquid investments with maturities of three months or less when acquired are classified as cash equivalents.

The “Net (gain) on asset sales” in net cash provided by operating activities on the Consolidated Statement of Cash Flows includes before-tax gains from the sale of a natural gas transportation business in Germany and other producing properties in the Upstream and Downstream assets and investments in 2008; from the sale of producing properties in the Upstream and of Downstream assets and investments in 2007; and from the sale of Upstream producing properties in 2006. These gains are reported in “Other income” on the Consolidated Statement of Income.

The restriction on $4.6 billion of cash and cash equivalents was released in 2007 following an Alabama Supreme Court judgment in ExxonMobil’s favor.

	2008	2007	2006
	(millions of dollars)
Cash payments for interest	$650	$555	$1,382

Cash payments for income taxes	$33,941	$26,342	$26,165

5. Additional Working Capital Information

	Dec. 31 2008	Dec. 31 2007
	(millions of dollars)
Notes and accounts receivable
Trade, less reserves of $219 million and $258 million	$18,707	$30,775
Other, less reserves of $43 million and $36 million	5,995	5,675

Total	$24,702	$36,450

Notes and loans payable
Bank loans	$1,139	$1,238
Commercial paper	172	205
Long-term debt due within one year	368	318
Other	721	622

Total	$2,400	$2,383

Accounts payable and accrued liabilities
Trade payables	$21,190	$29,239
Payables to equity companies	3,552	3,556
Accrued taxes other than income taxes	5,866	6,485
Other	6,035	5,995

Total	$36,643	$45,275

On December 31, 2008, unused credit lines for short-term financing totaled approximately $5.3 billion. Of this total, $2.7 billion support commercial paper programs under terms negotiated when drawn. The weighted-average interest rate on short-term borrowings outstanding at December 31, 2008, and 2007, was 5.7 percent and 5.5 percent, respectively.

A30

6. Equity Company Information

The summarized financial information below includes amounts related to certain less-than-majority-owned companies and majority-owned subsidiaries where minority shareholders possess the right to participate in significant management decisions (see note 1). These companies are primarily engaged in crude production, natural gas marketing and refining operations in North America; natural gas production, natural gas distribution and downstream operations in Europe; crude production in Kazakhstan; and liquefied natural gas (LNG) operations in Qatar. Also included are several power generation, refining, petrochemical/lubes manufacturing and chemical ventures. The Corporation’s ownership in these ventures is in the form of shares in corporate joint ventures as well as interests in partnerships. The share of total equity company revenues from sales to ExxonMobil consolidated companies was 21 percent, 23 percent and 24 percent in the years 2008, 2007 and 2006, respectively.

Equity Company Financial Summary	2008		2007		2006
	Total	ExxonMobil Share	Total	ExxonMobil Share	Total	ExxonMobil Share
	(millions of dollars)
Total revenues	$148,477	$49,999	$109,149	$37,724	$98,542	$33,505

Income before income taxes	$42,588	$15,082	$30,505	$11,448	$24,094	$8,905
Income taxes	12,020	4,001	7,557	2,547	5,582	1,920

Net income	$30,568	$11,081	$22,948	$8,901	$18,512	$6,985

Current assets	$29,358	$9,920	$29,268	$10,228	$24,684	$8,484
Property, plant and equipment, less accumulated depreciation	81,916	25,974	70,591	22,638	59,691	19,602
Other long-term assets	5,526	2,365	6,667	3,092	7,209	4,206

Total assets	$116,800	$38,259	$106,526	$35,958	$91,584	$32,292

Short-term debt	$3,462	$1,085	$3,127	$1,117	$2,669	$888
Other current liabilities	22,759	7,622	20,861	7,124	16,543	5,852
Long-term debt	26,075	3,713	19,821	2,269	16,442	1,920
Other long-term liabilities	9,183	3,809	8,142	3,395	7,946	3,250
Advances from shareholders	15,637	7,572	18,422	8,353	15,791	6,803

Net assets	$39,684	$14,458	$36,153	$13,700	$32,193	$13,579

A list of significant equity companies as of December 31, 2008, together with the Corporation’s percentage ownership interest, is detailed below:

Percentage Ownership Interest
Upstream
Aera Energy LLC	48
BEB Erdgas und Erdoel GmbH	50
Cameroon Oil Transportation Company S.A.	41
Castle Peak Power Company Limited	60
Golden Pass LNG Terminal LLC	18
Nederlandse Aardolie Maatschappij B.V.	50
Qatar Liquefied Gas Company Limited	10
Qatar Liquefied Gas Company Limited II	24
Ras Laffan Liquefied Natural Gas Company Limited	25
Ras Laffan Liquefied Natural Gas Company Limited II	30
Ras Laffan Liquefied Natural Gas Company Limited (3)	30
South Hook LNG Terminal Company Limited	24
Tengizchevroil, LLP	25
Terminale GNL Adriatico S.r.l .	45

Downstream
Chalmette Refining, LLC	50
Fujian Refining & Petrochemical Co. Ltd.	25
Saudi Aramco Mobil Refinery Company Ltd.	50

Chemical
Al-Jubail Petrochemical Company	50
Infineum Holdings B.V.	50
Saudi Yanbu Petrochemical Co.	50

A31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Investments, Advances and Long-Term Receivables

	Dec. 31 2008	Dec. 31 2007
	(millions of dollars)
Companies carried at equity in underlying assets
Investments	$14,458	$13,700
Advances	7,572	8,353

	$22,030	$22,053
Companies carried at cost or less and stock investments carried at fair value	1,636	1,647

	$23,666	$23,700
Long-term receivables and miscellaneous investments at cost or less, net of reserves of $1,288 million and $1,197 million	4,890	4,494

Total	$28,556	$28,194

8. Property, Plant and Equipment and Asset Retirement Obligations

	Dec. 31, 2008		Dec. 31, 2007
Property, Plant and Equipment	Cost	Net	Cost	Net
	(millions of dollars)
Upstream	$168,977	$73,413	$178,712	$73,524
Downstream	64,618	29,254	65,841	30,148
Chemical	25,463	11,430	24,081	10,071
Other	11,787	7,249	11,706	7,126

Total	$270,845	$121,346	$280,340	$120,869

In the Upstream segment, depreciation is generally on a unit-of-production basis, so depreciable life will vary by field. In the Downstream segment, investments in refinery and lubes basestock manufacturing facilities are generally depreciated on a straight-line basis over a 25-year life and service station buildings and fixed improvements over a 20-year life. In the Chemical segment, investments in process equipment are generally depreciated on a straight-line basis over a 20-year life.

Accumulated depreciation and depletion totaled $149,499 million at the end of 2008 and $159,471 million at the end of 2007. Interest capitalized in 2008, 2007 and 2006 was $510 million, $557 million and $530 million, respectively.

Asset Retirement Obligations

The Corporation incurs retirement obligations for its upstream assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in their present value. Asset retirement obligations for downstream and chemical facilities generally become firm at the time the facilities are permanently shut down and dismantled. These obligations may include the costs of asset disposal and additional soil remediation. However, these sites have indeterminate lives based on plans for continued operations and as such, the fair value of the conditional legal obligations cannot be measured, since it is impossible to estimate the future settlement dates of such obligations.

The following table summarizes the activity in the liability for asset retirement obligations:

	2008	2007
	(millions of dollars)
Beginning balance	$5,141	$4,703
Accretion expense and other provisions	335	322
Reduction due to property sales	(369)	(271)
Payments made	(258)	(352)
Liabilities incurred	195	113
Foreign currency translation	(837)	278
Revisions	1,145	348

Ending balance	$5,352	$5,141

A32

9. Accounting for Suspended Exploratory Well Costs

In accounting for suspended exploratory well costs, the Corporation utilizes Financial Accounting Standards Board Staff Position FAS 19-1 (FSP 19-1), “Accounting for Suspended Well Costs.” FSP 19-1 amended Statement of Financial Accounting Standards No. 19 (FAS 19), “Financial Accounting and Reporting by Oil and Gas Producing Companies,” to permit the continued capitalization of exploratory well costs beyond one year after the well is completed if (a) the well found a sufficient quantity of reserves to justify its completion as a producing well and (b) the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project.

The following two tables provide details of the changes in the balance of suspended exploratory well costs as well as an aging summary of those costs.

Change in capitalized suspended exploratory well costs:

	2008	2007	2006
	(millions of dollars)
Balance beginning at January 1	$1,291	$1,305	$1,139
Additions pending the determination of proved reserves	448	228	257
Charged to expense	—	(108)	(54)
Reclassifications to wells, facilities and equipment based on the determination of proved reserves	(101)	(82)	(22)
Other	(53)	(52)	(15)

Ending balance	$1,585	$1,291	$1,305

Ending balance attributed to equity companies included above	$10	$3	$17
Period end capitalized suspended exploratory well costs:
	2008	2007	2006
	(millions of dollars)
Capitalized for a period of one year or less	$448	$228	$257

Capitalized for a period of between one and five years	636	566	566
Capitalized for a period of between five and ten years	225	255	213
Capitalized for a period of greater than ten years	276	242	269

Capitalized for a period greater than one year – subtotal	$1,137	$1,063	$1,048

Total	$1,585	$1,291	$1,305

Exploration activity often involves drilling multiple wells, over a number of years, to fully evaluate a project. The table below provides a numerical breakdown of the number of projects with suspended exploratory well costs which had their first capitalized well drilled in the preceding 12 months and those that have had exploratory well costs capitalized for a period greater than 12 months.

	2008	2007	2006
Number of projects with first capitalized well drilled in the preceding 12 months	12	4	13
Number of projects that have exploratory well costs capitalized for a period of greater than 12 months	50	49	53

Total	62	53	66

A33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Of the 50 projects that have exploratory well costs capitalized for a period greater than 12 months as of December 31, 2008, 31 projects have drilling in the preceding 12 months or exploratory activity planned in the next two years, while the remaining 19 projects are those with completed exploratory activity progressing toward development. The table below provides additional detail for those 19 projects, which total $313 million.

Country/Project	Dec. 31, 2008	Years Wells Drilled	Comment
	(millions of dollars)
Australia
– East Pilchard	$7	2001	Gas field near Kipper/Tuna development, awaiting capacity in existing/planned infrastructure.
Canada
– Hibernia	30	2006	Progressing development plan and regulatory approvals for tieback to Hibernia gravity-based structure.
Indonesia
– Natuna	118	1981 - 1983	Submitted plan of development and communicated intent to enter next phase of development to the government in 2008; development activity under way while continuing discussions with the government on contract terms.
Kazakhstan
– Aktote	40	2003 - 2004	Declarations involving field commerciality filed with Kazakhstan government in 2008; progressing commercialization and field development studies.
– Kairan	53	2004 - 2007	Declarations involving field commerciality filed with Kazakhstan government in 2008; progressing commercialization and field development studies.
Nigeria
– Etoro-Isobo	9	2002	Offshore satellite development which will tie back to a planned production facility.
– Other (4 projects)	12	2001 - 2002	Actively pursuing development of several additional offshore satellite discoveries which will tie back to existing/planned production facilities.
Norway
– H-North	13	2007	Discovery near existing facilities in Fram area; evaluating development options.
United Kingdom
– Carrack West	6	2001	Planned tieback to Carrack production facility; awaiting capacity.
– Phyllis	7	2004	Progressing unitization and joint development with nearby Barbara discovery.
Other
– Various (6 projects)	18	1979 - 2007	Projects primarily awaiting capacity in existing or planned infrastructure.
Total – 2008 (19 projects)	$313

A34

10. Leased Facilities

At December 31, 2008, the Corporation and its consolidated subsidiaries held noncancelable operating charters and leases covering drilling equipment, tankers, service stations and other properties with minimum undiscounted lease commitments totaling $11,188 million as indicated in the table. Estimated related rental income from noncancelable subleases is $155 million.

	Lease Payments Under Minimum Commitments	Related Sublease Rental Income
	(millions of dollars)
2009	$2,278	$25
2010	1,939	22
2011	1,894	20
2012	1,385	16
2013	908	13
2014 and beyond	2,784	59

Total	$11,188	$155

Net rental expenses under both cancelable and noncancelable operating leases incurred during 2008, 2007 and 2006 were as follows:

	2008	2007	2006
	(millions of dollars)
Rental expense	$4,115	$3,367	$3,576
Less sublease rental income	123	168	172

Net rental expense	$3,992	$3,199	$3,404

11. Earnings Per Share

	2008	2007	2006
Net income per common share

Net income (millions of dollars)	$45,220	$40,610	$39,500

Weighted average number of common shares outstanding (millions of shares)	5,149	5,517	5,913

Net income per common share (dollars)	$8.78	$7.36	$6.68

Net income per common share – assuming dilution

Net income (millions of dollars)	$45,220	$40,610	$39,500

Weighted average number of common shares outstanding (millions of shares)	5,149	5,517	5,913

Effect of employee stock-based awards	54	60	57

Weighted average number of common shares outstanding – assuming dilution	5,203	5,577	5,970

Net income per common share (dollars)	$8.69	$7.28	$6.62

Dividends paid per common share (dollars)	$1.55	$1.37	$1.28

A35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Financial Instruments and Derivatives

The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The only category of financial instruments where the difference between fair value and recorded book value is of significance is long-term debt. The estimated fair value of total long-term debt, including capitalized lease obligations, at December 31, 2008, and 2007, was $7.6 billion and $7.9 billion, respectively, as compared to recorded book values of $7.0 billion and $7.2 billion.

The Corporation’s size, strong capital structure, geographic diversity and the complementary nature of the Upstream, Downstream and Chemical businesses reduce the Corporation’s enterprise-wide risk from changes in interest rates, currency rates and commodity prices. As a result, the Corporation makes limited use of derivatives to mitigate the impact of such changes. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. The Corporation maintains a system of controls that includes the authorization, reporting and monitoring of derivative activity. The Corporation’s limited derivative activities pose no material credit or market risks to ExxonMobil’s operations, financial condition or liquidity.

The estimated fair value of derivatives outstanding and recorded on the balance sheet was a net receivable of $118 million and $31 million at year-end 2008 and 2007, respectively. This is the amount that the Corporation would have received from third parties if these derivatives had been settled in the open market. The Corporation recognized a before-tax gain of $89 million, $66 million and $397 million related to derivatives during 2008, 2007 and 2006, respectively.

The fair value of derivatives outstanding at year-end 2008 and gain recognized during the year are immaterial in relation to the Corporation’s year-end cash balance of $31.4 billion, total assets of $228.1 billion or net income for the year of $45.2 billion.

13. Long-Term Debt

At December 31, 2008, long-term debt consisted of $6,662 million due in U.S. dollars and $363 million representing the U.S. dollar equivalent at year-end exchange rates of amounts payable in foreign currencies. These amounts exclude that portion of long-term debt, totaling $368 million, which matures within one year and is included in current liabilities. The amounts of long-term debt maturing, together with sinking fund payments required, in each of the four years after December 31, 2009, in millions of dollars, are: 2010 – $306, 2011 – $301, 2012 – $2,433 and 2013 – $135. At December 31, 2008, the Corporation’s unused long-term credit lines were not material.

Summarized long-term debt at year-end 2008 and 2007 are shown in the table below:

	2008	2007
	(millions of dollars)
SeaRiver Maritime Financial Holdings, Inc. (1)
Guaranteed debt securities due 2009-2011 (2)	$26	$39
Guaranteed deferred interest debentures due 2012
– Face value net of unamortized discount plus accrued interest	1,925	1,727

Mobil Services (Bahamas) Ltd.
Variable notes due 2035 (3)	972	972
Variable notes due 2034 (4)	311	311

Mobil Producing Nigeria Unlimited (5)
Variable notes due 2009-2016	597	708

Esso (Thailand) Public Company Ltd. (6)
Variable note due 2009-2012	236	326

Mobil Corporation
8.625% debentures due 2021	248	248

Industrial revenue bonds due 2012-2039 (7)	1,690	1,694
Other U.S. dollar obligations (8)	546	629
Other foreign currency obligations	94	120
Capitalized lease obligations (9)	380	409

Total long-term debt	$7,025	$7,183

(1)	Additional information is provided for this subsidiary on the following pages.
(2)	Average effective interest rate of 3.1% in 2008 and 5.3% in 2007.
(3)	Average effective interest rate of 2.9% in 2008 and 5.3% in 2007.
(4)	Average effective interest rate of 3.6% in 2008 and 5.4% in 2007.
(5)	Average effective interest rate of 7.4% in 2008 and 8.8% in 2007.
(6)	Average effective interest rate of 4.3% in 2008 and 4.5% in 2007.
(7)	Average effective interest rate of 2.0% in 2008 and 3.9% in 2007.
(8)	Average effective interest rate of 5.7% in 2008 and 6.6% in 2007.
(9)	Average imputed interest rate of 8.7% in 2008 and 7.3% in 2007.

A36

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

Exxon Mobil Corporation has fully and unconditionally guaranteed the deferred interest debentures due 2012 ($1,925 million long-term debt at December 31, 2008) and the debt securities due 2009 to 2011 ($26 million long-term and $13 million short-term) of SeaRiver Maritime Financial Holdings, Inc.

SeaRiver Maritime Financial Holdings, Inc. is a 100-percent-owned subsidiary of Exxon Mobil Corporation.

The following condensed consolidating financial information is provided for Exxon Mobil Corporation, as guarantor, and for SeaRiver Maritime Financial Holdings, Inc., as issuer, as an alternative to providing separate financial statements for the issuer. The accounts of Exxon Mobil Corporation and SeaRiver Maritime Financial Holdings, Inc. are presented utilizing the equity method of accounting for investments in subsidiaries.

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for 12 months ended December 31, 2008
Revenues and other income
Sales and other operating revenue, including sales-based taxes	$17,481	$—	$442,098	$—	$459,579
Income from equity affiliates	45,664	9	11,055	(45,647)	11,081
Other income	302	—	6,397	—	6,699
Intercompany revenue	48,414	45	442,305	(490,764)	—

Total revenues and other income	111,861	54	901,855	(536,411)	477,359

Costs and other deductions
Crude oil and product purchases	48,346	—	669,107	(467,999)	249,454
Production and manufacturing expenses	8,327	—	35,298	(5,720)	37,905
Selling, general and administrative expenses	3,349	—	13,364	(840)	15,873
Depreciation and depletion	1,552	—	10,827	—	12,379
Exploration expenses, including dry holes	192	—	1,259	—	1,451
Interest expense	3,859	207	13,143	(16,536)	673
Sales-based taxes	—	—	34,508	—	34,508
Other taxes and duties	67	—	41,652	—	41,719
Income applicable to minority interests	—	—	1,647	—	1,647

Total costs and other deductions	65,692	207	820,805	(491,095)	395,609

Income before income taxes	46,169	(153)	81,050	(45,316)	81,750
Income taxes	949	(56)	35,637	—	36,530

Net income	$45,220	$(97)	$45,413	$(45,316)	$45,220

A37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for 12 months ended December 31, 2007
Revenues and other income
Sales and other operating revenue, including sales-based taxes	$16,502	$—	$373,826	$—	$390,328
Income from equity affiliates	40,800	4	8,859	(40,762)	8,901
Other income	488	—	4,835	—	5,323
Intercompany revenue	39,490	101	361,263	(400,854)	—

Total revenues and other income	97,280	105	748,783	(441,616)	404,552

Costs and other deductions
Crude oil and product purchases	38,260	—	535,973	(374,735)	199,498
Production and manufacturing expenses	7,147	—	30,003	(5,265)	31,885
Selling, general and administrative expenses	2,581	—	13,116	(807)	14,890
Depreciation and depletion	1,661	—	10,589	—	12,250
Exploration expenses, including dry holes	276	—	1,193	—	1,469
Interest expense	5,997	201	14,601	(20,399)	400
Sales-based taxes	—	—	31,728	—	31,728
Other taxes and duties	48	—	40,905	—	40,953
Income applicable to minority interests	—	—	1,005	—	1,005

Total costs and other deductions	55,970	201	679,113	(401,206)	334,078

Income before income taxes	41,310	(96)	69,670	(40,410)	70,474
Income taxes	700	(34)	29,198	—	29,864

Net income	$40,610	$(62)	$40,472	$(40,410)	$40,610

Condensed consolidated statement of income for 12 months ended December 31, 2006
Revenues and other income
Sales and other operating revenue, including sales-based taxes	$16,317	$—	$349,150	$—	$365,467
Income from equity affiliates	37,911	14	6,974	(37,914)	6,985
Other income	944	—	4,239	—	5,183
Intercompany revenue	39,265	95	328,452	(367,812)	—

Total revenues and other income	94,437	109	688,815	(405,726)	377,635

Costs and other deductions
Crude oil and product purchases	37,365	—	491,169	(345,988)	182,546
Production and manufacturing expenses	7,357	—	27,120	(4,949)	29,528
Selling, general and administrative expenses	2,634	—	12,297	(658)	14,273
Depreciation and depletion	1,431	—	9,985	—	11,416
Exploration expenses, including dry holes	272	—	909	—	1,181
Interest expense	4,829	182	12,388	(16,745)	654
Sales-based taxes	—	—	30,381	—	30,381
Other taxes and duties	36	—	39,167	—	39,203
Income applicable to minority interests	—	—	1,051	—	1,051

Total costs and other deductions	53,924	182	624,467	(368,340)	310,233

Income before income taxes	40,513	(73)	64,348	(37,386)	67,402
Income taxes	1,013	(30)	26,919	—	27,902

Net income	$39,500	$(43)	$37,429	$(37,386)	$39,500

A38

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated balance sheet for year ended December 31, 2008
Cash and cash equivalents	$4,011	$—	$27,426	$—	$31,437
Marketable securities	—	—	570	—	570
Notes and accounts receivable – net	2,486	3	23,224	(1,011)	24,702
Inventories	1,253	—	10,393	—	11,646
Other current assets	348	—	3,563	—	3,911

Total current assets	8,098	3	65,176	(1,011)	72,266
Investments, advances and long-term receivables	202,257	432	450,604	(624,737)	28,556
Property, plant and equipment – net	16,939	—	104,407	—	121,346
Other long-term assets	214	37	5,633	—	5,884
Intercompany receivables	10,026	2,057	432,902	(444,985)	—

Total assets	$237,534	$2,529	$1,058,722	$(1,070,733)	$228,052

Notes and loans payable	$7	$13	$2,380	$—	$2,400
Accounts payable and accrued liabilities	3,352	—	33,291	—	36,643
Income taxes payable	—	—	11,068	(1,011)	10,057

Total current liabilities	3,359	13	46,739	(1,011)	49,100
Long-term debt	279	1,951	4,795	—	7,025
Postretirement benefits reserves	11,653	—	9,076	—	20,729
Deferred income tax liabilities	120	178	19,428	—	19,726
Other long-term liabilities	5,175	—	13,332	—	18,507
Intercompany payables	103,983	382	340,620	(444,985)	—

Total liabilities	124,569	2,524	433,990	(445,996)	115,087

Earnings reinvested	265,680	(564)	116,805	(116,241)	265,680
Other shareholders’ equity	(152,715)	569	507,927	(508,496)	(152,715)

Total shareholders’ equity	112,965	5	624,732	(624,737)	112,965

Total liabilities and shareholders’ equity	$237,534	$2,529	$1,058,722	$(1,070,733)	$228,052

Condensed consolidated balance sheet for year ended December 31, 2007
Cash and cash equivalents	$1,393	$—	$32,588	$—	$33,981
Marketable securities	—	—	519	—	519
Notes and accounts receivable – net	3,733	2	34,338	(1,623)	36,450
Inventories	1,198	—	9,891	—	11,089
Other current assets	373	—	3,551	—	3,924

Total current assets	6,697	2	80,887	(1,623)	85,963
Investments, advances and long-term receivables	208,062	362	420,262	(600,492)	28,194
Property, plant and equipment – net	16,291	—	104,578	—	120,869
Other long-term assets	221	51	6,784	—	7,056
Intercompany receivables	14,577	1,961	437,433	(453,971)	—

Total assets	$245,848	$2,376	$1,049,944	$(1,056,086)	$242,082

Notes and loans payable	$3	$13	$2,367	$—	$2,383
Accounts payable and accrued liabilities	3,038	1	42,236	—	45,275
Income taxes payable	—	—	12,277	(1,623)	10,654

Total current liabilities	3,041	14	56,880	(1,623)	58,312
Long-term debt	276	1,766	5,141	—	7,183
Postretirement benefits reserves	6,363	—	6,915	—	13,278
Deferred income tax liabilities	1,829	212	20,858	—	22,899
Other long-term liabilities	4,945	—	13,703	—	18,648
Intercompany payables	107,632	382	345,957	(453,971)	—

Total liabilities	124,086	2,374	449,454	(455,594)	120,320

Earnings reinvested	228,518	(467)	114,037	(113,570)	228,518
Other shareholders’ equity	(106,756)	469	486,453	(486,922)	(106,756)

Total shareholders’ equity	121,762	2	600,490	(600,492)	121,762

Total liabilities and shareholders’ equity	$245,848	$2,376	$1,049,944	$(1,056,086)	$242,082

A39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for 12 months ended December 31, 2008

Cash provided by/(used in) operating activities	$47,823	$68	$54,478	$(42,644)	$59,725

Cash flows from investing activities

Additions to property, plant and equipment	(2,154)	—	(17,164)	—	(19,318)
Sales of long-term assets	162	—	5,823	—	5,985
Decrease/(increase) in restricted cash and cash equivalents	—	—	—	—	—
Net intercompany investing	(502)	(155)	476	181	—
All other investing, net	—	—	(2,166)	—	(2,166)

Net cash provided by/(used in) investing activities	(2,494)	(155)	(13,031)	181	(15,499)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	1,146	—	1,146
Reductions in short- and long-term debt	(4)	(13)	(1,799)	—	(1,816)
Additions/(reductions) in debt with three months or less maturity	—	—	143	—	143
Cash dividends	(8,058)	—	(42,644)	42,644	(8,058)
Common stock acquired	(35,734)	—	—	—	(35,734)
Net intercompany financing activity	—	—	81	(81)	—
All other financing, net	1,085	100	(793)	(100)	292

Net cash provided by/(used in) financing activities	(42,711)	87	(43,866)	42,463	(44,027)

Effects of exchange rate changes on cash	—	—	(2,743)	—	(2,743)

Increase/(decrease) in cash and cash equivalents	$2,618	$—	$(5,162)	$—	$(2,544)

Condensed consolidated statement of cash flows for 12 months ended December 31, 2007

Cash provided by/(used in) operating activities	$73,813	$97	$49,185	$(71,093)	$52,002

Cash flows from investing activities
Additions to property, plant and equipment	(1,252)	—	(14,135)	—	(15,387)
Sales of long-term assets	251	—	3,953	—	4,204
Decrease/(increase) in restricted cash and cash equivalents	—	—	4,604	—	4,604
Net intercompany investing	(39,679)	(79)	39,676	82	—
All other investing, net	—	—	(3,149)	—	(3,149)

Net cash provided by/(used in) investing activities	(40,680)	(79)	30,949	82	(9,728)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	1,803	—	1,803
Reductions in short- and long-term debt	(3)	(13)	(1,002)	—	(1,018)
Additions/(reductions) in debt with three months or less maturity	(97)	—	(90)	—	(187)
Cash dividends	(7,621)	—	(71,093)	71,093	(7,621)
Common stock acquired	(31,822)	—	—	—	(31,822)
Net intercompany financing activity	—	(5)	87	(82)	—
All other financing, net	1,448	—	(948)	—	500

Net cash provided by/(used in) financing activities	(38,095)	(18)	(71,243)	71,011	(38,345)

Effects of exchange rate changes on cash	—	—	1,808	—	1,808

Increase/(decrease) in cash and cash equivalents	$(4,962)	$—	$10,699	$—	$5,737

A40

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for 12 months ended December 31, 2006

Cash provided by/(used in) operating activities	$3,678	$112	$47,111	$(1,615)	$49,286

Cash flows from investing activities
Additions to property, plant and equipment	(1,571)	—	(13,891)	—	(15,462)
Sales of long-term assets	421	—	2,659	—	3,080
Decrease/(increase) in restricted cash and cash equivalents	4,604	—	(4,604)	—	—
Net intercompany investing	23,067	(107)	(23,091)	131	—
All other investing, net	—	—	(1,848)	—	(1,848)

Net cash provided by/(used in) investing activities	26,521	(107)	(40,775)	131	(14,230)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	652	—	652
Reductions in short- and long-term debt	—	(10)	(474)	—	(484)
Additions/(reductions) in debt with three months or less maturity	(368)	—	273	—	(95)
Cash dividends	(7,628)	—	(1,615)	1,615	(7,628)
Common stock acquired	(29,558)	—	—	—	(29,558)
Net intercompany financing activity	—	5	126	(131)	—
All other financing, net	1,634	—	(731)	—	903

Net cash provided by/(used in) financing activities	(35,920)	(5)	(1,769)	1,484	(36,210)

Effects of exchange rate changes on cash	—	—	727	—	727

Increase/(decrease) in cash and cash equivalents	$(5,721)	$—	$5,294	$—	$(427)

14. Incentive Program

The 2003 Incentive Program provides for grants of stock options, stock appreciation rights (SARs), restricted stock and other forms of award. Awards may be granted to eligible employees of the Corporation and those affiliates at least 50 percent owned. Outstanding awards are subject to certain forfeiture provisions contained in the program or award instrument. The maximum number of shares of stock that may be issued under the 2003 Incentive Program is 220 million. Awards that are forfeited or expire, or are settled in cash, do not count against this maximum limit. The 2003 Incentive Program does not have a specified term. New awards may be made until the available shares are depleted, unless the Board terminates the plan early. At the end of 2008, remaining shares available for award under the 2003 Incentive Program were 161,718 thousand.

As under earlier programs, options and SARs may be granted at prices not less than 100 percent of market value on the date of grant and have a maximum life of 10 years. Most of the options and SARs normally first become exercisable one year following the date of grant. All remaining stock options and SARs outstanding were granted prior to 2002.

Long-term incentive awards totaling 10,116 thousand, 10,226 thousand and 10,187 thousand of restricted (nonvested) common stock and restricted (nonvested) common stock units were granted in 2008, 2007 and 2006, respectively. These shares are issued to employees from treasury stock. The total compensation expense is recognized over the requisite service period. The units that are settled in cash are recorded as liabilities and their changes in fair value are recognized over the vesting period. During the applicable restricted periods, the shares may not be sold or transferred and are subject to forfeiture. The majority of the awards have graded vesting periods, with 50 percent of the shares in each award vesting after three years and the remaining 50 percent vesting after seven years. A small number of awards granted to certain senior executives have vesting periods of five years for 50 percent of the award and of 10 years or retirement, whichever occurs later, for the remaining 50 percent of the award.

A41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation has purchased shares in the open market and through negotiated transactions to offset shares issued in conjunction with benefit plans and programs. Purchases may be discontinued at any time without prior notice.

In 2002, the Corporation began issuing restricted stock as share-based compensation in lieu of stock options. Compensation expense for these awards is based on the price of the stock at the date of grant and has been recognized in income over the requisite service period, which is the same method of accounting as under FAS 123R. Prior to 2002, the Corporation issued stock options as share-based compensation and since these awards vested prior to the effective date of FAS 123R, they continue to be accounted for by the method prescribed in APB 25, “Accounting for Stock Issued to Employees.” Under this method, compensation expense for awards granted in the form of stock options is measured at the intrinsic value of the options (the difference between the market price of the stock and the exercise price of the options) on the date of grant. Since these two prices were the same on the date of grant, no compensation expense has been recognized in income for these awards.

The following tables summarize information about restricted stock and restricted stock units for the year ended December 31, 2008.

	2008
Restricted stock and units outstanding	Shares	Weighted Average Grant-Date Fair Value per Share
	(thousands)
Issued and outstanding at January 1	39,215	$54.26
2007 award issued in 2008	10,223	$87.14
Vested	(5,479)	$54.44
Forfeited	(258)	$63.19

Issued and outstanding at December 31	43,701	$61.88

Grant value of restricted stock and units	2008	2007	2006
Grant price	$78.24	$87.14	$73.47

	(millions of dollars)
Value at date of grant:
Restricted stock and units settled in stock	$735	$827	$704
Units settled in cash	56	64	44

Total value	$791	$891	$748

As of December 31, 2008, there was $2,014 million of unrecognized compensation cost related to the nonvested restricted awards. This cost is expected to be recognized over a weighted-average period of 4.6 years. The compensation cost charged against income for the restricted stock and restricted units was $648 million, $590 million and $527 million for 2008, 2007 and 2006, respectively. The income tax benefit recognized in income related to this compensation expense was $75 million, $81 million and $72 million for the same periods, respectively. The fair value of shares and units vested in 2008, 2007 and 2006 was $438 million, $581 million and $310 million, respectively. Cash payments of $25 million, $29 million and $18 million for vested restricted stock units settled in cash were made in 2008, 2007 and 2006, respectively.

A42

Changes that occurred in stock options in 2008 are summarized below (shares in thousands):

Stock options	2008		Weighted Average Remaining Contractual Term
	Shares	Avg. Exercise Price
Outstanding at January 1	80,289	$39.98
Exercised	(20,266)	$37.29
Forfeited	(30)	$40.75

Outstanding at December 31	59,993	$40.90	2.1 Years

Exercisable at December 31	59,993	$40.90	2.1 Years

No compensation expense was recognized for stock options in 2008, 2007 and 2006, as all remaining outstanding stock options were granted prior to 2002 and are fully vested. Cash received from stock option exercises was $753 million, $1,079 million and $1,173 million for 2008, 2007 and 2006, respectively. The cash tax benefit realized for the options exercised was $273 million, $304 million and $416 million for 2008, 2007 and 2006, respectively. The aggregate intrinsic value of stock options exercised in 2008, 2007 and 2006 was $894 million, $1,359 million and $1,304 million, respectively. The intrinsic value for the balance of outstanding stock options at December 31, 2008, was $2,336 million.

15. Litigation and Other Contingencies

Litigation

A variety of claims have been made against ExxonMobil and certain of its consolidated subsidiaries in a number of pending lawsuits. Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The Corporation accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Corporation does not record liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and which are significant, the Corporation discloses the nature of the contingency and, where feasible, an estimate of the possible loss. ExxonMobil will continue to defend itself vigorously in these matters. Based on a consideration of all relevant facts and circumstances, the Corporation does not believe the ultimate outcome of any currently pending lawsuit against ExxonMobil will have a materially adverse effect upon the Corporation’s operations or financial condition.

A number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. All the compensatory claims have been resolved and paid. All of the punitive damage claims were consolidated in the civil trial that began in 1994. On June 25, 2008, the U.S. Supreme Court vacated the $2.5 billion punitive damage award previously entered by the Ninth Circuit Court of Appeals and remanded the case to the Circuit Court with an instruction that punitive damages in the case may not exceed a maximum amount of $507.5 million. Exxon Mobil Corporation recorded an after-tax charge of $290 million in the second quarter of 2008, reflecting the maximum amount of the punitive damages. The parties have filed briefs in the Ninth Circuit Court of Appeals on the issue of post-judgment interest and recovery of costs. Exxon Mobil Corporation recorded an after-tax charge of $170 million in the third quarter of 2008, reflecting its estimate of the resolution of those issues.

A43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Contingencies

The Corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2008, for $7,847 million, primarily relating to guarantees for notes, loans and performance under contracts. Included in this amount were guarantees by consolidated affiliates of $6,102 million, representing ExxonMobil’s share of obligations of certain equity companies.

	Dec. 31, 2008
	Equity Company Obligations	Other Third-Party Obligations	Total
	(millions of dollars)
Total guarantees	$6,102	$1,745	$7,847

Additionally, the Corporation and its affiliates have numerous long-term sales and purchase commitments in their various business activities, all of which are expected to be fulfilled with no adverse consequences material to the Corporation’s operations or financial condition. Unconditional purchase obligations as defined by accounting standards are those long-term commitments that are noncancelable or cancelable only under certain conditions, and that third parties have used to secure financing for the facilities that will provide the contracted goods or services.

	Payments Due by Period
	2009	2010- 2013	2014 and Beyond	Total
	(millions of dollars)
Unconditional purchase obligations (1)	$456	$1,161	$654	$2,271

(1)	Undiscounted obligations of $2,271 million mainly pertain to pipeline throughput agreements and include $1,651 million of obligations to equity companies. The present value of these commitments, which excludes imputed interest of $423 million, totaled $1,848 million.

In accordance with a nationalization decree issued by Venezuela’s president in February 2007, by May 1, 2007, a subsidiary of the Venezuelan National Oil Company (PdVSA) assumed the operatorship of the Cerro Negro Heavy Oil Project. This Project had been operated and owned by ExxonMobil affiliates holding a 41.67 percent ownership interest in the Project. The decree also required conversion of the Cerro Negro Project into a “mixed enterprise” and an increase in PdVSA’s or one of its affiliate’s ownership interest in the Project, with the stipulation that if ExxonMobil refused to accept the terms for the formation of the mixed enterprise within a specified period of time, the government would “directly assume the activities” carried out by the joint venture. ExxonMobil refused to accede to the terms proffered by the government, and on June 27, 2007, the government expropriated ExxonMobil’s 41.67 percent interest in the Cerro Negro Project.

On September 6, 2007, affiliates of ExxonMobil filed a Request for Arbitration with the International Centre for Settlement of Investment Disputes. An affiliate of ExxonMobil has also filed an arbitration under the rules of the International Chamber of Commerce against PdVSA and a PdVSA affiliate for breach of their contractual obligations under certain Cerro Negro Project agreements. At this time, the net impact of this matter on the Corporation’s consolidated financial results cannot be reasonably estimated. However, the Corporation does not expect the resolution to have a material effect upon the Corporation’s operations or financial condition. ExxonMobil’s remaining net book investment in Cerro Negro producing assets is about $750 million.

A44

16. Pension and Other Postretirement Benefits

The benefit obligations and plan assets associated with the Corporation’s principal benefit plans are measured on December 31.

	Pension Benefits				Other Postretirement Benefits
	U.S.		Non-U.S.
	2008	2007	2008	2007	2008	2007
	(percent)
Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	6.25	6. 25	5.50	5.40	6.25	6. 25
Long-term rate of compensation increase	5.00	5.00	4.70	4.50	5.00	5. 00

	(millions of dollars)
Change in benefit obligation
Benefit obligation at January 1	$12,062	$11,305	$22,475	$20,956	$6,828	$6,843
Service cost	378	360	434	451	100	109
Interest cost	729	687	1,152	1,011	414	403
Actuarial loss/(gain)	1,227	896	76	(665)	(243)	(275)
Benefits paid (1) (2)	(1,124)	(1,091)	(1,286)	(1,197)	(466)	(416)
Foreign exchange rate changes	—	—	(2,682)	1,937	(83)	73
Plan amendments, other	—	(95)	(179)	(18)	83	91

Benefit obligation at December 31	$13,272	$12,062	$19,990	$22,475	$6,633	$6,828

Accumulated benefit obligation at December 31	$11,000	$10,244	$17,893	$20,151	$—	$—

(1)	Benefit payments for funded and unfunded plans.
(2)	For 2008 and 2007, other postretirement benefits paid are net of $26 million and $19 million Medicare subsidy receipts, respectively.

For U.S. plans, the discount rate is determined by constructing a portfolio of high-quality, noncallable bonds with cash flows that match estimated outflows for benefit payments. For major non-U.S. plans, the discount rate is determined by using bond portfolios with an average maturity approximating that of the liabilities or spot yield curves, both of which are constructed using high-quality, local-currency-denominated bonds.

The measurement of the accumulated postretirement benefit obligation assumes a health care cost trend rate of 7.5 percent for 2009 that declines to 4.5 percent by 2014. A one-percentage-point increase in the health care cost trend rate would increase service and interest cost by $52 million and the postretirement benefit obligation by $530 million. A one-percentage-point decrease in the health care cost trend rate would decrease service and interest cost by $42 million and the post-retirement benefit obligation by $441 million.

	Pension Benefits				Other Postretirement Benefits
	U.S.		Non-U.S.
	2008	2007	2008	2007	2008	2007
	(millions of dollars)
Change in plan assets
Fair value at January 1	$10,617	$9,752	$17,192	$14,387	$659	$501
Actual return on plan assets	(3,133)	970	(3,547)	761	(197)	23
Foreign exchange rate changes	—	—	(2,321)	1,284	—	—
Company contribution	52	800	956	1,666	38	191
Benefits paid (1)	(902)	(905)	(860)	(816)	(57)	(56)
Other	—	—	(160)	(90)	—	—

Fair value at December 31	$6,634	$10,617	$11,260	$17,192	$443	$659

(1)	Benefit payments for funded plans.

A45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The funding levels of all qualified pension plans are in compliance with standards set by applicable law or regulation. As shown in the table below, certain smaller U.S. pension plans and a number of non-U.S. pension plans are not funded because local tax conventions and regulatory practices do not encourage funding of these plans. All defined benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the Corporation or the respective sponsoring affiliate.

	Pension Benefits
	U.S.		Non-U.S.
	2008	2007	2008	2007
	(millions of dollars)
Assets in excess of/(less than) benefit obligation
Balance at December 31
Funded plans	$(5,049)	$(64)	$(3,416)	$192
Unfunded plans	(1,589)	(1,381)	(5,314)	(5,475)

Total	$(6,638)	$(1,445)	$(8,730)	$(5,283)

Effective December 31, 2006, Exxon Mobil Corporation implemented FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income.

	Pension Benefits				Other Postretirement Benefits
	U.S.		Non-U.S.
	2008	2007	2008	2007	2008	2007
	(millions of dollars)
Assets in excess of/(less than) benefit obligation
Balance at December 31 (1)	$(6,638)	$(1,445)	$(8,730)	$(5,283)	$(6,190)	$(6,169)

Amounts recorded in the consolidated balance sheet consist of:
Other assets	$1	$43	$3	$1,168	$—	$—
Current liabilities	(208)	(177)	(304)	(329)	(321)	(324)
Postretirement benefits reserves	(6,431)	(1,311)	(8,429)	(6,122)	(5,869)	(5,845)

Total recorded	$(6,638)	$(1,445)	$(8,730)	$(5,283)	$(6,190)	$(6,169)

Amounts recorded in accumulated other comprehensive income consist of:
Net actuarial loss/(gain)	$7,240	$2,378	$7,161	$3,520	$2,159	$2,346
Prior service cost	5	3	582	810	250	326

Total recorded in accumulated other comprehensive income	$7,245	$2,381	$7,743	$4,330	$2,409	$2,672

(1)	Fair value of assets less benefit obligation shown on the preceding page.

A46

	Pension Benefits						Other Postretirement Benefits
	U.S.			Non-U.S.
	2008	2007	2006	2008	2007	2006	2008	2007	2006
	(percent)
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
Discount rate	6.25	6.00	5.75	5.40	4.70	4.50	6.25	6.00	5.75
Long-term rate of return on funded assets	9.00	9.00	9.00	7.50	7.70	7.70	9.00	9.00	9.00
Long-term rate of compensation increase	5.00	4.50	4.50	4.50	4.20	3.90	5.00	4.50	4.50

	(millions of dollars)
Components of net periodic benefit cost
Service cost	$378	$360	$335	$434	$451	$428	$100	$109	$76
Interest cost	729	687	632	1,152	1,011	911	414	403	308
Expected return on plan assets	(915)	(844)	(620)	(1,200)	(1,105)	(982)	(59)	(44)	(41)
Amortization of actuarial loss/(gain)	239	246	249	318	362	434	197	243	145
Amortization of prior service cost	(2)	23	24	93	89	79	76	75	73
Net pension enhancement and curtailment/settlement expense	174	190	157	32	19	47	—	9	—

Net periodic benefit cost	$603	$662	$777	$829	$827	$917	$728	$795	$561

Changes in amounts recorded in accumulated other comprehensive income:
Net actuarial loss/(gain)	$5,275	$770	$1,265	$4,837	$(294)	$914	$13	$(245)	$2,831
Amortization of actuarial (loss)/gain	(413)	(436)	—	(350)	(381)	—	(197)	(252)	—
Prior service cost/(credit)	—	(95)	121	16	72	780	—	—	401
Amortization of prior service (cost)	2	(23)	—	(93)	(89)	—	(76)	(75)	—
Foreign exchange rate changes	—	—	—	(997)	404	—	(3)	12	—

Total recorded in accumulated other comprehensive income	4,864	216	1,386	3,413	(288)	1,694	(263)	(560)	3,232

Total recorded in net periodic benefit cost and accumulated other comprehensive income, before tax	$5,467	$878	$2,163	$4,242	$539	$2,611	$465	$235	$3,793

Costs for defined contribution plans were $309 million, $287 million and $260 million in 2008, 2007 and 2006, respectively.

A summary of the change in accumulated other comprehensive income is shown in the table below:

	Total Pension and Other Postretirement Benefits
	2008	2007	2006
	(millions of dollars)
(Charge)/credit to accumulated other comprehensive income, before tax
U.S. pension	$(4,864)	$(216)	$(1,386)
Non-U.S. pension	(3,413)	288	(1,694)
Other postretirement benefits	263	560	(3,232)

Total (charge)/credit to accumulated other comprehensive income, before tax	(8,014)	632	(6,312)
(Charge)/credit to income tax (see note 18)	2,723	(207)	2,105
Charge/(credit) to equity of minority shareholders	224	61	38
(Charge)/credit to investment in equity companies	(27)	26	(68)

(Charge)/credit to accumulated other comprehensive income, after tax	$(5,094)	$512	$(4,237)

A47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The long-term expected rate of return on funded assets for each plan is established by developing a forward-looking, long-term return assumption for each asset class, taking into account factors such as the expected real return for the specific asset class and inflation. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class. The majority of pension assets are invested in equities, as illustrated in the table below, which shows asset allocation.

	Pension Benefits				Other Postretirement Benefits
	U.S.		Non-U.S.
	2008	2007	2008	2007	2008	2007
	(percent)
Funded benefit plan asset allocation
Equity securities	73%	75%	63%	65%	70%	75%
Debt securities	27	25	31	30	30	25
Other	—	—	6	5	—	—

Total	100%	100%	100%	100%	100%	100%

The Corporation’s investment strategy for benefit plan assets reflects a long-term view, a careful assessment of the risks inherent in various asset classes and broad diversification to reduce the risk of the portfolio. The Corporation primarily invests in funds that follow an index-based strategy to achieve its objectives of diversifying risk while minimizing costs. The funds hold ExxonMobil stock only to the extent necessary to replicate the relevant equity index. Studies are periodically conducted to establish the preferred target asset allocation. The target asset allocation for equity securities of 75 percent for the U.S. benefit plans and 64 percent for non-U.S. plans reflects the long-term nature of the liability. The balance of the funds is largely targeted to debt securities.

A summary of pension plans with an accumulated benefit obligation in excess of plan assets is shown in the table below:

	Pension Benefits
	U.S.		Non-U.S.
	2008	2007	2008	2007
	(millions of dollars)
For funded pension plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$11,683	$—	$12,226	$2,697
Accumulated benefit obligation	9,810	—	11,221	2,527
Fair value of plan assets	6,632	—	9,002	1,919
For unfunded pension plans:
Projected benefit obligation	$1,589	$1,381	$5,314	$5,475
Accumulated benefit obligation	1,190	1,120	4,709	4,827

	Pension Benefits		Other Postretirement Benefits
	U.S.	Non-U.S.
	(millions of dollars)
Estimated 2009 amortization from accumulated other comprehensive income:
Net actuarial loss/(gain) (1)	$1,086	$674	$ 178
Prior service cost (2)	—	86	69

(1)	The Corporation amortizes the net balance of actuarial losses/(gains) as a component of net periodic benefit cost over the average remaining service period of active plan participants.
(2)	The Corporation amortizes prior service cost on a straight-line basis as permitted under FAS 87 and FAS 106.

A48

	Pension Benefits		Other Postretirement Benefits
	U.S.	Non-U.S.	Gross	Medicare Subsidy Receipt
	(millions of dollars)
Contributions expected in 2009	$3,000	$1,600	$—	$ —

Benefit payments expected in:
2009	1,159	1,096	415	24
2010	1,216	1,109	437	25
2011	1,260	1,123	458	27
2012	1,321	1,171	474	28
2013	1,371	1,006	491	30
2014 - 2018	6,219	7,339	2,645	171

17. Disclosures about Segments and Related Information

The Upstream, Downstream and Chemical functions best define the operating segments of the business that are reported separately. The factors used to identify these reportable segments are based on the nature of the operations that are undertaken by each segment. The Upstream segment is organized and operates to explore for and produce crude oil and natural gas. The Downstream segment is organized and operates to manufacture and sell petroleum products. The Chemical segment is organized and operates to manufacture and sell petrochemicals. These segments are broadly understood across the petroleum and petrochemical industries.

These functions have been defined as the operating segments of the Corporation because they are the segments (1) that engage in business activities from which revenues are earned and expenses are incurred; (2) whose operating results are regularly reviewed by the Corporation’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and (3) for which discrete financial information is available.

Earnings after income tax include special items, and transfers are at estimated market prices. Special items included in 2008 after-tax earnings were a $1,620 million gain in Non-U.S. Upstream on the sale of a natural gas transportation business in Germany and special charges of $460 million in the corporate and financing segment related to the Valdez litigation. There were no special items in 2007. After-tax earnings in 2006 included a $410 million special gain in the corporate and financing segment from the recognition of tax benefits related to historical investments in non-U.S. assets.

Interest expense includes non-debt-related interest expense of $498 million, $290 million and $535 million in 2008, 2007 and 2006, respectively. The increase of $208 million in 2008 primarily reflects an interest provision related to the Valdez litigation. The decrease of $245 million in 2007 primarily reflects changes in tax-related interest.

In corporate and financing activities, interest revenue relates to interest earned on cash deposits and marketable securities.

A49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Upstream		Downstream		Chemical		Corporate and Financing	Corporate Total
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	(millions of dollars)
As of December 31, 2008
Earnings after income tax	$6,243	$29,159	$1,649	$6,502	$724	$2,233	$(1,290)	$45,220
Earnings of equity companies included above	1,954	7,597	(2)	518	105	1,411	(502)	11,081
Sales and other operating revenue (1)	6,767	32,346	116,701	265,359	14,136	24,252	18	459,579
Intersegment revenue	9,617	55,069	16,225	65,723	9,925	9,749	273	—
Depreciation and depletion expense	1,391	7,266	656	1,672	410	422	562	12,379
Interest revenue	—	—	—	—	—	—	1,400	1,400
Interest expense	47	63	9	28	3	4	519	673
Income taxes	3,451	30,654	728	1,990	177	10	(480)	36,530
Additions to property, plant and equipment	2,699	10,545	1,550	1,552	413	1,987	572	19,318
Investments in equity companies	2,248	7,787	456	1,382	241	2,384	(40)	14,458
Total assets	23,056	83,750	16,328	42,044	6,856	13,300	42,718	228,052

As of December 31, 2007
Earnings after income tax	$4,870	$21,627	$4,120	$5,453	$1,181	$3,382	$(23)	$40,610
Earnings of equity companies included above	1,455	5,393	208	641	120	1,558	(474)	8,901
Sales and other operating revenue (1)	5,661	22,995	101,671	223,145	13,790	23,036	30	390,328
Intersegment revenue	7,596	47,498	13,942	52,403	8,710	7,881	303	—
Depreciation and depletion expense	1,469	7,126	639	1,662	405	418	531	12,250
Interest revenue	—	—	—	—	—	—	1,672	1,672
Interest expense	57	75	14	26	2	2	224	400
Income taxes	2,686	23,328	2,141	1,405	392	591	(679)	29,864
Additions to property, plant and equipment	1,595	9,139	1,061	1,578	335	1,078	601	15,387
Investments in equity companies	2,016	7,194	488	1,172	224	2,650	(44)	13,700
Total assets	21,782	84,440	18,569	54,883	7,617	13,801	40,990	242,082

As of December 31, 2006
Earnings after income tax	$5,168	$21,062	$4,250	$4,204	$1,360	$3,022	$434	$39,500
Earnings of equity companies included above	1,323	4,236	227	279	84	1,180	(344)	6,985
Sales and other operating revenue (1)	6,054	26,821	93,437	205,020	13,273	20,825	37	365,467
Intersegment revenue	7,118	39,963	12,603	46,675	7,849	6,997	292	—
Depreciation and depletion expense	1,263	6,482	632	1,605	427	473	534	11,416
Interest revenue	—	—	—	—	—	—	1,571	1,571
Interest expense	103	264	1	34	—	—	252	654
Income taxes	3,130	20,932	2,318	1,174	654	700	(1,006)	27,902
Additions to property, plant and equipment	1,942	9,735	718	1,757	257	384	669	15,462
Investments in equity companies	1,665	8,065	451	949	245	2,261	(57)	13,579
Total assets	21,119	75,090	16,740	47,694	7,652	11,885	38,835	219,015

Geographic Sales and other operating revenue (1)	2008	2007	2006
	(millions of dollars)
United States	$137,615	$121,144	$112,787
Non-U.S.	321,964	269,184	252,680

Total	$459,579	$390,328	$365,467

Significant non-U.S. revenue sources include:
Canada	$33,677	$27,284	$25,281
Japan	30,126	26,146	27,368
United Kingdom	29,764	25,113	24,646
Belgium	25,399	20,550	16,271
Germany	20,591	17,445	19,458
France	18,530	14,287	13,537
Italy	17,953	16,255	15,332
Norway	12,258	10,061	8,668

(1) Sales and other operating revenue includes sales-based taxes of $34,508 million for 2008, $31,728 million for 2007 and $30,381 million for 2006. See note 1, Summary of Accounting Policies.

Long-lived assets	2008	2007	2006
	(millions of dollars)
United States	$35,548	$33,630	$33,233
Non-U.S.	85,798	87,239	80,454

Total	$121,346	$120,869	$113,687

Significant non-U.S. long-lived assets include:
Canada	$12,018	$14,167	$12,323
Nigeria	9,227	7,504	7,350
Angola	6,129	5,084	4,271
Norway	5,856	7,920	6,977
United Kingdom	5,778	8,589	9,128
Singapore	5,113	3,598	2,964
Japan	4,769	4,077	4,008
Qatar	3,750	2,970	1,572

A50

18. Income, Sales-Based and Other Taxes

	2008			2007			2006
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(millions of dollars)
Income taxes
Federal and non-U.S.
Current	$3,005	$31,377	$34,382	$4,666	$24,329	$28,995	$2,851	$22,666	$25,517
Deferred – net	168	1,289	1,457	(439)	415	(24)	1,194	165	1,359
U.S. tax on non-U.S. operations	230	—	230	263	—	263	239	—	239

Total federal and non-U.S.	3,403	32,666	36,069	4,490	24,744	29,234	4,284	22,831	27,115
State	461	—	461	630	—	630	787	—	787

Total income taxes	3,864	32,666	36,530	5,120	24,744	29,864	5,071	22,831	27,902
Sales-based taxes	6,646	27,862	34,508	7,154	24,574	31,728	7,100	23,281	30,381
All other taxes and duties
Other taxes and duties	1,663	40,056	41,719	1,008	39,945	40,953	392	38,811	39,203
Included in production and manufacturing expenses	915	1,720	2,635	825	1,445	2,270	976	1,431	2,407
Included in SG&A expenses	209	660	869	215	653	868	211	572	783

Total other taxes and duties	2,787	42,436	45,223	2,048	42,043	44,091	1,579	40,814	42,393

Total	$13,297	$102,964	$116,261	$14,322	$91,361	$105,683	$13,750	$86,926	$100,676

All other taxes and duties include taxes reported in production and manufacturing and selling, general and administrative (SG&A) expenses. The above provisions for deferred income taxes include net credits for the effect of changes in tax laws and rates of $300 million in 2008, $258 million in 2007 and $169 million in 2006.

Income taxes (charged)/credited directly to shareholders’ equity were:

	2008	2007	2006
	(millions of dollars)
Cumulative foreign exchange translation adjustment	$360	$(269)	$(36)
Postretirement benefits reserves adjustment:
Net actuarial loss/(gain)	3,361	102
Amortization of actuarial loss/(gain)	(317)	(358)
Prior service cost	4	(23)
Amortization of prior service cost	(51)	(60)
Foreign exchange rate changes	(274)	132

Total postretirement benefits reserves adjustment	2,723	(207)	3,372
Minimum pension liability adjustment	—	—	(1,267)
Other components of shareholders’ equity	315	113	169

The reconciliation between income tax expense and a theoretical U.S. tax computed by applying a rate of 35 percent for 2008, 2007 and 2006 is as follows:

	2008	2007	2006
	(millions of dollars)
Income before income taxes
United States	$10,141	$13,700	$15,507
Non-U.S.	71,609	56,774	51,895

Total	$81,750	$70,474	$67,402

Theoretical tax	$28,613	$24,666	$23,591
Effect of equity method of accounting	(3,878)	(3,115)	(2,445)
Non-U.S. taxes in excess of theoretical U.S. tax	10,761	7,364	6,541
U.S. tax on non-U.S. operations	230	263	239
State taxes, net of federal tax benefit	300	410	512
Other U.S.	504	276	(536)

Total income tax expense	$36,530	$29,864	$27,902

Effective tax rate calculation
Income taxes	$36,530	$29,864	$27,902
ExxonMobil share of equity company income taxes	4,001	2,547	1,920

Total income taxes	40,531	32,411	29,822
Income from continuing operations	45,220	40,610	39,500

Total income before taxes	$85,751	$73,021	$69,322

Effective income tax rate	47%	44%	43%

A51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

Deferred tax liabilities/(assets) are comprised of the following at December 31:

Tax effects of temporary differences for:	2008	2007
	(millions of dollars)
Depreciation	$17,279	$18,810
Intangible development costs	5,578	4,890
Capitalized interest	2,751	2,575
Other liabilities	3,589	3,955

Total deferred tax liabilities	$29,197	$30,230

Pension and other postretirement benefits	$(6,275)	$(3,837)
Tax loss carryforwards	(2,850)	(2,162)
Other assets	(5,274)	(5,848)

Total deferred tax assets	$(14,399)	$(11,847)

Asset valuation allowances	1,264	637

Net deferred tax liabilities	$16,062	$19,020

Deferred income tax (assets) and liabilities are included in the balance sheet as shown below. Deferred income tax (assets) and liabilities are classified as current or long term consistent with the classification of the related temporary difference – separately by tax jurisdiction.

Balance sheet classification	2008	2007
	(millions of dollars)
Other current assets	$(2,097)	$(2,497)
Other assets, including intangibles, net	(1,725)	(1,451)
Accounts payable and accrued liabilities	158	69
Deferred income tax liabilities	19,726	22,899

Net deferred tax liabilities	$16,062	$19,020

The Corporation had $62 billion of indefinitely reinvested, undistributed earnings from subsidiary companies outside the U.S. Unrecognized deferred taxes on remittance of these funds are not expected to be material.

Unrecognized Tax Benefits

Effective January 1, 2007, the Corporation adopted the Financial Accounting Standards Board’s Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” Upon the adoption of FIN 48, the Corporation recognized a transition gain of $267 million in shareholders’ equity. The gain reflected the recognition of several refund claims, partly offset by increased liability reserves.

The Corporation is subject to income taxation in many jurisdictions around the world. Unrecognized tax benefits reflect the difference between positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions through negotiations with the relevant tax authorities or through litigation will take many years to complete. It is difficult to predict the timing of resolution for individual tax positions since such timing is not entirely within the control of the Corporation. However, it is reasonably possible that resolutions could be reached with tax jurisdictions within the next 12 months that could result in a decrease of up to 25 percent in the total amount of unrecognized tax benefits. Given the long time periods involved in resolving individual tax positions, the Corporation does not expect that the recognition of unrecognized tax benefits will have a material impact on the Corporation’s effective income tax rate in any given year.

The following table summarizes the movement in unrecognized tax benefits.

Gross unrecognized tax benefits	2008	2007
	(millions of dollars)
Balance at January 1	$5,232	$4,583

Additions based on current year’s tax positions	656	832

Additions for prior years’ tax positions	294	463

Reductions for prior years’ tax positions	(328)	(609)

Reductions due to lapse of the statute of limitations	(27)	(84)

Settlements with tax authorities	(681)	(25)

Foreign exchange effects/other	(170)	72

Balance at December 31	$4,976	$5,232

The additions and reductions in unrecognized tax benefits shown above include effects related to net income and shareholders’ equity, and timing differences for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The 2008 and 2007 changes in unrecognized tax benefits did not have a material effect on the Corporation’s net income or cash flow.

The following table summarizes the tax years that remain subject to examination by major tax jurisdiction:

Country of Operation	Open Tax Years
Abu Dhabi	2000 - 2008
Angola	2002 - 2008
Australia	2000 - 2008
Canada	1994 - 2008
Equatorial Guinea	2004 - 2008
Germany	1998 - 2008
Japan	2002 - 2008
Malaysia	2003 - 2008
Nigeria	1998 - 2008
Norway	1993 - 2008
United Kingdom	2003 - 2008
United States	1989 - 2008

The Corporation classifies interest on income tax-related balances as interest expense or interest income and classifies tax-related penalties as operating expense.

The Corporation incurred approximately $137 million and $128 million in interest expense on income tax reserves in 2008 and 2007, respectively, and had a related interest payable of $671 million and $597 million at December 31, 2008, and 2007, respectively.

A52

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

The results of operations for producing activities shown below are presented in accordance with Statement of Financial Accounting Standards No. 69. As such, they do not include earnings from other activities that ExxonMobil includes in the Upstream function such as oil and gas transportation operations, oil sands operations, LNG liquefaction and transportation operations, coal and power operations, technical services agreements, other nonoperating activities and adjustments for minority interests. These excluded amounts for both consolidated and equity companies totaled $3,834 million in 2008, $2,271 million in 2007 and $2,431 million in 2006.

Results of Operations	United States	Canada/ South America	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
	(millions of dollars)
2008 – Revenue
Sales to third parties	$3,980	$4,591	$11,239	$2,284	$4,356	$746	$27,196
Transfers	8,525	3,518	10,859	18,361	9,083	2,026	52,372

	$12,505	$8,109	$22,098	$20,645	$13,439	$2,772	$79,568
Production costs excluding taxes	2,143	1,686	2,623	1,603	1,152	280	9,487
Exploration expenses	189	232	180	439	341	60	1,441
Depreciation and depletion	1,303	906	2,510	2,471	794	350	8,334
Taxes other than income	1,983	58	971	1,815	2,996	2	7,825
Related income tax	3,191	1,501	10,715	8,119	5,248	508	29,282

Results of producing activities for consolidated subsidiaries	$3,696	$3,726	$5,099	$6,198	$2,908	$1,572	$23,199

Proportional interest in results of producing activities of equity companies	$1,885	$—	$1,918	$—	$3,057	$1,509	$8,369

2007 – Revenue
Sales to third parties	$3,677	$3,720	$7,282	$807	$3,363	$678	$19,527
Transfers	6,554	2,783	9,780	17,048	7,276	2,087	45,528

	$10,231	$6,503	$17,062	$17,855	$10,639	$2,765	$65,055
Production costs excluding taxes	1,827	1,492	2,859	1,180	961	243	8,562
Exploration expenses	280	264	164	470	226	67	1,471
Depreciation and depletion	1,377	1,121	2,441	2,101	763	453	8,256
Taxes other than income	1,313	111	718	1,599	2,067	1	5,809
Related income tax	2,429	1,041	7,236	7,263	4,105	598	22,672

Results of producing activities for consolidated subsidiaries	$3,005	$2,474	$3,644	$5,242	$2,517	$1,403	$18,285

Proportional interest in results of producing activities of equity companies	$1,342	$—	$1,465	$—	$2,138	$996	$5,941

2006 – Revenue
Sales to third parties	$4,027	$4,390	$9,382	$1,145	$4,393	$533	$23,870
Transfers	6,250	2,638	8,607	16,108	4,900	580	39,083

	$10,277	$7,028	$17,989	$17,253	$9,293	$1,113	$62,953
Production costs excluding taxes	1,916	1,410	2,290	965	824	118	7,523
Exploration expenses	245	172	161	330	157	116	1,181
Depreciation and depletion	1,155	1,023	2,166	2,096	674	305	7,419
Taxes other than income	802	139	846	1,612	2,652	1	6,052
Related income tax	2,711	1,143	8,032	6,878	2,820	217	21,801

Results of producing activities for consolidated subsidiaries	$3,448	$3,141	$4,494	$5,372	$2,166	$356	$18,977

Proportional interest in results of producing activities of equity companies	$1,236	$—	$1,164	$—	$1,555	$867	$4,822

A53

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Average sales prices have been calculated by using sales quantities from the Corporation’s own production as the divisor. Average production costs have been computed by using net production quantities for the divisor . The volumes of crude oil and natural gas liquids (NGL) production used for this computation are shown in the proved reserves table of this report. The volumes for natural gas used for this calculation are the production volumes of natural gas available for sale and thus are different than those shown in the proved reserves table of this report due to volumes consumed or flared. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of six thousand cubic feet per barrel.

Average sales prices and production costs per unit of production – consolidated subsidiaries	United States	Canada/ South America	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
During 2008
Average sales prices
Crude oil and NGL, per barrel	$87.41	$76.24	$89.65	$92.69	$92.28	$94.20	$89.32
Natural gas, per thousand cubic feet	7.22	7.82	10.12	3.33	4.55	2.08	7.54
Average production costs, per barrel (1)	11.80	13.70	8.97	6.66	5.19	9.64	8.72

During 2007
Average sales prices
Crude oil and NGL, per barrel	$62.35	$50.41	$68.01	$70.00	$69.58	$69.15	$66.02
Natural gas, per thousand cubic feet	5.93	5.77	6.22	2.26	3.54	1.79	5.29
Average production costs, per barrel (1)	9.03	10.38	9.12	4.48	4.09	5.79	7.14

During 2006
Average sales prices
Crude oil and NGL, per barrel	$55.13	$47.70	$59.90	$61.26	$62.02	$57.38	$58.34
Natural gas, per thousand cubic feet	6.22	5.81	7.48	—	3.87	2.31	6.08
Average production costs, per barrel (1)	8.78	8.55	6.64	3.39	3.90	5.45	6.04

(1)	Production costs exclude depreciation and depletion and all taxes. Natural gas included by conversion to crude oil-equivalent.

A54

Oil and Gas Exploration and Production Costs

The amounts shown for net capitalized costs of consolidated subsidiaries are $5,779 million less at year-end 2008 and $6,381 million less at year-end 2007 than the amounts reported as investments in property, plant and equipment for the Upstream in note 8. This is due to the exclusion from capitalized costs of certain transportation and research assets and assets relating to the oil sands and LNG operations, all as required by Statement of Financial Accounting Standards No. 19.

Capitalized Costs	United States	Canada/ South America	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
	(millions of dollars)
As of December 31, 2008
Property (acreage) costs – Proved	$3,238	$3,431	$182	$316	$601	$552	$8,320
– Unproved	647	569	48	461	991	45	2,761

Total property costs	$3,885	$4,000	$230	$777	$1,592	$597	$11,081
Producing assets	37,402	13,410	34,846	24,219	15,964	3,400	129,241
Support facilities	712	227	513	481	1,639	429	4,001
Incomplete construction	2,858	997	874	3,996	4,060	3,660	16,445

Total capitalized costs	$44,857	$18,634	$36,463	$29,473	$23,255	$8,086	$160,768
Accumulated depreciation and depletion	28,323	11,987	26,390	11,676	13,366	1,392	93,134

Net capitalized costs for consolidated subsidiaries	$16,534	$6,647	$10,073	$17,797	$9,889	$6,694	$67,634

Proportional interest of net capitalized costs of equity companies	$2,008	$—	$1,404	$—	$1,490	$3,525	$8,427

As of December 31, 2007
Property (acreage) costs – Proved	$3,227	$4,102	$272	$200	$1,172	$521	$9,494
– Unproved	556	524	30	540	1,142	45	2,837

Total property costs	$3,783	$4,626	$302	$740	$2,314	$566	$12,331
Producing assets	35,830	15,370	48,673	19,633	17,302	2,796	139,604
Support facilities	694	269	619	461	1,186	428	3,657
Incomplete construction	2,406	950	891	3,576	3,133	3,040	13,996

Total capitalized costs	$42,713	$21,215	$50,485	$24,410	$23,935	$6,830	$169,588
Accumulated depreciation and depletion	27,427	13,529	36,520	9,261	14,674	1,034	102,445

Net capitalized costs for consolidated subsidiaries	$15,286	$7,686	$13,965	$15,149	$9,261	$5,796	$67,143

Proportional interest of net capitalized costs of equity companies	$1,662	$—	$1,461	$—	$1,413	$3,346	$7,882

A55

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Oil and Gas Exploration and Production Costs (continued)

The amounts reported as costs incurred include both capitalized costs and costs charged to expense during the year. Costs incurred also include new asset retirement obligations established in the current year, as well as increases or decreases to the asset retirement obligation resulting from changes in cost estimates or abandonment date. Total consolidated costs incurred in 2008 were $15,816 million, up $3,741 million from 2007, due primarily to higher exploration and development costs. 2007 costs were $12,075 million, down $938 million from 2006, due primarily to lower development and property acquisition costs.

Costs incurred in property acquisitions, exploration and development activities	United States	Canada/ South America	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
	(millions of dollars)
During 2008
Property acquisition costs – Proved	$—	$1	$—	$—	$5	$55	$61
– Unproved	281	125	25	82	81	8	602
Exploration costs	453	306	389	686	346	61	2,241
Development costs	2,255	907	1,634	4,783	1,904	1,429	12,912

Total costs incurred for consolidated subsidiaries	$2,989	$1,339	$2,048	$5,551	$2,336	$1,553	$15,816

Proportional interest of costs incurred of equity companies	$484	$—	$241	$—	$159	$335	$1,219

During 2007
Property acquisition costs – Proved	$24	$—	$—	$3	$—	$10	$37
– Unproved	39	93	—	10	15	—	157
Exploration costs	375	222	201	584	261	80	1,723
Development costs	1,558	645	1,826	2,846	2,156	1,127	10,158

Total costs incurred for consolidated subsidiaries	$1,996	$960	$2,027	$3,443	$2,432	$1,217	$12,075

Proportional interest of costs incurred of equity companies	$303	$—	$218	$1	$249	$414	$1,185

During 2006
Property acquisition costs – Proved	$11	$—	$6	$—	$206	$11	$234
– Unproved	43	—	5	16	199	—	263
Exploration costs	380	225	178	518	219	126	1,646
Development costs	1,555	850	2,443	3,433	1,475	1,114	10,870

Total costs incurred for consolidated subsidiaries	$1,989	$1,075	$2,632	$3,967	$2,099	$1,251	$13,013

Proportional interest of costs incurred of equity companies	$285	$—	$241	$—	$243	$351	$1,120

A56

Oil and Gas Reserves

The following information describes changes during the years and balances of proved oil and gas reserves at year-end 2006, 2007 and 2008.

The definitions used are in accordance with the Securities and Exchange Commission’s Rule 4-10 (a) of Regulation S-X, paragraphs (2) through (2)iii, (3) and (4).

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves.

The year-end reserves volumes as well as the reserves change categories shown in the following tables are calculated using December 31 prices and costs. These reserves quantities are also used in calculating unit-of-production depreciation rates and in calculating the standardized measure of discounted net cash flow. We understand that the use of December 31 prices and costs is intended to provide a point in time measure to calculate reserves and to enhance comparability between companies. However, the use of year-end prices for reserves estimation introduces short-term price volatility into the process, which is inconsistent with the long-term nature of the upstream business, since annual adjustments are required based on prices occurring on a single day. As a result, the use of prices from a single date is not relevant to the investment decisions made by the Corporation.

Revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of (1) already available geologic, reservoir or production data, (2) new geologic, reservoir or production data or (3) changes in year-end prices and costs that are used in the determination of reserves. This category can also include significant changes in either development strategy or production equipment/facility capacity.

Proved reserves include 100 percent of each majority-owned affiliate’s participation in proved reserves and ExxonMobil’s ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others. Gas reserves exclude the gaseous equivalent of liquids expected to be removed from the gas on leases, at field facilities and at gas processing plants. These liquids are included in net proved reserves of crude oil and natural gas liquids.

In the proved reserves tables, consolidated reserves and equity company reserves are reported separately. However, the Corporation does not view equity company reserves any differently than those from consolidated companies.

Reserves reported under production sharing and other nonconcessionary agreements are based on the economic interest as defined by the specific fiscal terms in the agreement. The percentage of conventional liquids and natural gas proved reserves (consolidated subsidiaries plus equity companies) at year-end 2008 that were associated with production sharing contract arrangements was 22 percent of liquids, 16 percent of natural gas and 19 percent on an oil-equivalent basis (gas converted to oil-equivalent at 6 billion cubic feet = 1 million barrels).

Net proved developed reserves are those volumes that are expected to be recovered through existing wells with existing equipment and operating methods. Undeveloped reserves are those volumes that are expected to be recovered as a result of future investments to drill new wells, to recomplete existing wells and/or to install facilities to collect and deliver the production from existing and future wells.

Crude oil and natural gas liquids and natural gas production quantities shown are the net volumes withdrawn from ExxonMobil’s oil and gas reserves. The natural gas quantities differ from the quantities of gas delivered for sale by the producing function as reported in the Operating Summary due to volumes consumed or flared and inventory changes.

A57

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Crude Oil and Natural Gas Liquids	United States	Canada/ South America (1)		Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
	(millions of barrels)
Net proved developed and undeveloped reserves of consolidated subsidiaries
January 1, 2006	2,113	1,283		883	2,312	515	707	7,813
Revisions	(99)	247		50	24	19	105	346
Purchases	4	—		8	—	734	—	746
Sales	(41)	(27)		(18)	—	—	—	(86)
Improved recovery	21	—		—	—	—	—	21
Extensions and discoveries	2	—		13	38	133	—	186
Production	(116)	(108)		(188)	(285)	(114)	(21)	(832)

December 31, 2006	1,884	1,395		748	2,089	1,287	791	8,194
Revisions	76	15		89	99	342	(38)	583
Purchases	—	—		—	—	—	—	—
Sales	(8)	(426	)(2)	(1)	—	—	—	(435)
Improved recovery	8	5		8	4	—	—	25
Extensions and discoveries	2	45		2	128	1	—	178
Production	(111)	(95)		(173)	(262)	(120)	(40)	(801)

December 31, 2007	1,851	939		673	2,058	1,510	713	7,744
Revisions	(104)	(70)		39	253	274	79	471
Purchases	—	—		—	—	—	—	—
Sales	(4)	(2)		(28)	—	—	(52)	(86)
Improved recovery	—	—		—	—	—	—	—
Extensions and discoveries	5	29		4	65	68	—	171
Production	(104)	(84)		(155)	(239)	(115)	(27)	(724)

December 31, 2008	1,644	812		533	2,137	1,737	713	7,576

Proportional interest in proved reserves of equity companies
End of year 2006	391	—		12	—	1,412	841	2,656
End of year 2007	374	—		26	—	1,428	808	2,636
End of year 2008	327	—		27	—	1,335	870	2,559

Proved developed reserves, included above, as of December 31, 2006
Consolidated subsidiaries	1,466	902		557	1,279	1,090	108	5,402
Equity companies	311	—		11	—	630	544	1,496

Proved developed reserves, included above, as of December 31, 2007
Consolidated subsidiaries	1,327	682		518	1,202	1,127	91	4,947
Equity companies	299	—		8	—	670	511	1,488

Proved developed reserves, included above, as of December 31, 2008
Consolidated subsidiaries	1,257	580		410	1,284	1,157	105	4,793
Equity companies	264	—		9	—	807	610	1,690

(1)	Includes total proved reserves attributable to Imperial Oil Limited of 812 million barrels in 2006, 799 million barrels in 2007 and 694 million barrels in 2008, as well as proved developed reserves of 572 million barrels in 2006, 565 million barrels in 2007 and 488 million barrels in 2008, in which there is a 30.4 percent minority interest.
(2)	Includes 425 million barrels of proved reserves in Venezuela which were expropriated. See note 15, Litigation and Other Contingencies.

A58

Oil and Gas Reserves (continued)

Natural Gas	United States	Canada/ South America (1)		Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
	(billions of cubic feet)
Net proved developed and undeveloped reserves of consolidated subsidiaries
January 1, 2006	13,692	2,324		8,398	841	7,279	821	33,355
Revisions	(1,179)	73		(457)	170	414	(20)	(999)
Purchases	19	—		38	—	—	—	57
Sales	(57)	(44)		(3)	—	—	—	(104)
Improved recovery	12	—		—	—	—	—	12
Extensions and discoveries	268	10		117	1	2,534	—	2,930
Production	(706)	(379)		(1,004)	(26)	(644)	(12)	(2,771)

December 31, 2006	12,049	1,984		7,089	986	9,583	789	32,480
Revisions	1,566	124		375	(22)	813	(43)	2,813
Purchases	9	—		—	—	—	—	9
Sales	(19)	(231	)(2)	(70)	—	—	—	(320)
Improved recovery	—	1		—	—	—	—	1
Extensions and discoveries	208	8		13	81	—	—	310
Production	(641)	(327)		(895)	(39)	(762)	(19)	(2,683)

December 31, 2007	13,172	1,559		6,512	1,006	9,634	727	32,610
Revisions	(1,056)	88		(193)	(55)	1,794	57	635
Purchases	—	—		—	—	—	—	—
Sales	(12)	(17)		(8)	—	—	(24)	(61)
Improved recovery	—	—		—	—	—	—	—
Extensions and discoveries	229	16		10	12	419	—	686
Production	(555)	(263)		(876)	(45)	(710)	(19)	(2,468)

December 31, 2008	11,778	1,383		5,445	918	11,137	741	31,402

Proportional interest in proved reserves of equity companies
End of year 2006	131	—		12,551	—	21,184	1,214	35,080
End of year 2007	125	—		12,341	—	21,733	1,453	35,652
End of year 2008	112	—		11,839	—	21,005	1,521	34,477

(1)	Includes total proved reserves attributable to Imperial Oil Limited of 710 billion cubic feet in 2006, 635 billion cubic feet in 2007 and 593 billion cubic feet in 2008, in which there is a 30.4 percent minority interest.
(2)	Includes 219 billion cubic feet of proved reserves in Venezuela which were expropriated. See note 15, Litigation and Other Contingencies.

A59

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Natural Gas (continued)	United States	Canada/ South America (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
	(billions of cubic feet)
Proved developed reserves, included above, as of December 31, 2006
Consolidated subsidiaries	9,280	1,628	5,346	823	5,882	447	23,406
Equity companies	109	—	9,985	—	7,906	811	18,811

Proved developed reserves, included above, as of December 31, 2007
Consolidated subsidiaries	8,373	1,303	5,064	773	5,570	395	21,478
Equity companies	104	—	9,679	—	8,702	757	19,242

Proved developed reserves, included above, as of December 31, 2008
Consolidated subsidiaries	7,835	1,148	4,426	738	6,241	362	20,750
Equity companies	96	—	9,284	—	11,755	864	21,999

(1)	Includes proved developed reserves attributable to Imperial Oil Limited of 608 billion cubic feet in 2006, 539 billion cubic feet in 2007 and 513 billion cubic feet in 2008, in which there is a 30.4 percent minority interest.

INFORMATION ON CANADIAN OIL SANDS PROVEN RESERVES NOT INCLUDED ABOVE

In addition to conventional liquids and natural gas proved reserves, ExxonMobil has significant interests in proven oil sands reserves in Canada associated with the Syncrude and Kearl projects. For internal management purposes, ExxonMobil views these reserves and their development as an integral part of total upstream operations. However, for financial reporting purposes, these reserves are required to be reported separately from the oil and gas reserves.

The oil sands reserves are not considered in the standardized measure of discounted future cash flows for conventional oil and gas reserves, which is on the following page.

Oil Sands Reserves	Canada (1)
(millions of barrels)
At December 31, 2006	718
At December 31, 2007	694
At December 31, 2008	1,871

(1)	Includes total proven reserves attributable to Imperial Oil Limited of 718 million barrels in 2006, 694 million barrels in 2007 and 1,541 million barrels in 2008, in which there is a 30.4 percent minority interest.

A60

Standardized Measure of Discounted Future Cash Flows

As required by the Financial Accounting Standards Board, the standardized measure of discounted future net cash flows is computed by applying year-end prices, costs and legislated tax rates and a discount factor of 10 percent to net proved reserves. The standardized measure includes costs for future dismantlement, abandonment and rehabilitation obligations. The Corporation believes the standardized measure does not provide a reliable estimate of the Corporation’s expected future cash flows to be obtained from the development and production of its oil and gas properties or of the value of its proved oil and gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including year-end prices, which represent a single point in time and therefore may cause significant variability in cash flows from year to year as prices change.

Standardized Measure of Discounted Future Cash Flows	United States	Canada/ South America (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
	(millions of dollars)
Consolidated subsidiaries
As of December 31, 2006
Future cash inflows from sales of oil and gas	$139,843	$61,187	$83,854	$117,068	$100,751	$42,264	$544,967
Future production costs	39,829	20,639	19,134	22,316	36,008	3,597	141,523
Future development costs	13,664	4,023	10,245	7,037	6,098	5,307	46,374
Future income tax expenses	41,743	12,951	34,050	50,937	35,200	8,156	183,037

Future net cash flows	$44,607	$23,574	$20,425	$36,778	$23,445	$25,204	$174,033
Effect of discounting net cash flows at 10%	25,755	11,429	6,464	12,381	12,777	16,932	85,738

Discounted future net cash flows	$18,852	$12,145	$13,961	$24,397	$10,668	$8,272	$88,295

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$6,337	$—	$7,952	$—	$27,136	$9,858	$51,283

Consolidated subsidiaries
As of December 31, 2007
Future cash inflows from sales of oil and gas	$216,287	$49,985	$115,741	$184,358	$162,727	$64,351	$793,449
Future production costs	59,154	17,422	21,356	34,721	38,343	6,537	177,533
Future development costs	18,950	5,487	10,166	13,983	6,321	7,513	62,420
Future income tax expenses	61,100	7,383	54,065	81,846	83,293	13,387	301,074

Future net cash flows	$77,083	$19,693	$30,154	$53,808	$34,770	$36,914	$252,422
Effect of discounting net cash flows at 10%	46,719	7,607	9,515	20,244	16,229	25,935	126,249

Discounted future net cash flows	$30,364	$12,086	$20,639	$33,564	$18,541	$10,979	$126,173

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$12,045	$—	$11,041	$—	$53,067	$18,365	$94,518

Consolidated subsidiaries
As of December 31, 2008
Future cash inflows from sales of oil and gas	$104,441	$22,952	$71,879	$74,426	$70,026	$20,725	$364,449
Future production costs	44,230	13,113	19,485	24,403	23,018	5,142	129,391
Future development costs	19,828	6,156	8,765	16,064	5,717	7,913	64,443
Future income tax expenses	17,857	961	24,729	16,870	24,932	2,203	87,552

Future net cash flows	$22,526	$2,722	$18,900	$17,089	$16,359	$5,467	$83,063
Effect of discounting net cash flows at 10%	13,107	(239)	7,602	8,052	8,222	5,750	42,494

Discounted future net cash flows	$9,419	$2,961	$11,298	$9,037	$8,137	$(283)	$40,569

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$2,354	$—	$12,507	$—	$25,494	$5,094	$45,449

(1)	Includes discounted future net cash flows attributable to Imperial Oil Limited of $5,505 million in 2006, $6,304 million in 2007 and $1,033 million in 2008, in which there is a 30.4 percent minority interest.

A61

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

Consolidated Subsidiaries	2008	2007		2006
	(millions of dollars)
Value of reserves added during the year due to extensions, discoveries, improved recovery and net purchases less related costs	$(303)	$(1,680	)(1)	$14,316
Changes in value of previous-year reserves due to:
Sales and transfers of oil and gas produced during the year, net of production (lifting) costs	(62,685)	(51,093)		(49,732)
Development costs incurred during the year	11,649	9,668		9,465
Net change in prices, lifting and development costs	(178,960)	112,237		(31,890)
Revisions of previous reserves estimates	7,652	15,571		9,493
Accretion of discount	21,463	15,632		17,368
Net change in income taxes	115,580	(62,457)		6,057

Total change in the standardized measure during the year	$(85,604)	$37,878		$(24,923)

(1)	Includes impact of expropriation of proved reserves in Venezuela. See note 15, Litigation and Other Contingencies.

A62

OPERATING SUMMARY (unaudited)

	2008	2007	2006	2005	2004
	(thousands of barrels daily)
Production of crude oil and natural gas liquids
Net production
United States	367	392	414	477	557
Canada/South America	292	324	354	395	408
Europe	428	480	520	546	583
Africa	652	717	781	666	572
Asia Pacific/Middle East	506	518	485	332	360
Russia/Caspian	160	185	127	107	91

Worldwide	2,405	2,616	2,681	2,523	2,571

	(millions of cubic feet daily)
Natural gas production available for sale
Net production
United States	1,246	1,468	1,625	1,739	1,947
Canada/South America	640	808	935	1,006	1,069
Europe	3,949	3,810	4,086	4,315	4,614
Africa	32	26	—	—	—
Asia Pacific/Middle East	3,114	3,162	2,596	2,114	2,161
Russia/Caspian	114	110	92	77	73

Worldwide	9,095	9,384	9,334	9,251	9,864

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	3,921	4,180	4,237	4,065	4,215

	(thousands of barrels daily)
Refinery throughput
United States	1,702	1,746	1,760	1,794	1,850
Canada	446	442	442	466	468
Europe	1,601	1,642	1,672	1,672	1,663
Asia Pacific	1,352	1,416	1,434	1,490	1,423
Other Non-U.S.	315	325	295	301	309

Worldwide	5,416	5,571	5,603	5,723	5,713

Petroleum product sales (2)
United States	2,540	2,717	2,729	2,822	2,872
Canada	444	461	473	498	615
Europe	1,712	1,773	1,813	1,824	2,139
Asia Pacific and other Eastern Hemisphere	1,646	1,701	1,763	1,902	2,080
Latin America	419	447	469	473	504
Purchases/sales with the same counterparty included above	—	—	—	—	(699)

Worldwide	6,761	7,099	7,247	7,519	7,511

Gasoline, naphthas	2,654	2,850	2,866	2,957	3,301
Heating oils, kerosene, diesel oils	2,096	2,094	2,191	2,230	2,517
Aviation fuels	607	641	651	676	698
Heavy fuels	636	715	682	689	659
Specialty petroleum products	768	799	857	967	1,035
Purchases/sales with the same counterparty included above	—	—	—	—	(699)

Worldwide	6,761	7,099	7,247	7,519	7,511

	(thousands of metric tons)
Chemical prime product sales
United States	9,526	10,855	10,703	10,369	11,521
Non-U.S.	15,456	16,625	16,647	16,408	16,267

Worldwide	24,982	27,480	27,350	26,777	27,788

Operating statistics include 100 percent of operations of majority-owned subsidiaries; for other companies, crude production, gas, petroleum product and chemical prime product sales include ExxonMobil’s ownership percentage and refining throughput includes quantities processed for ExxonMobil. Net production excludes royalties and quantities due others when produced, whether payment is made in kind or cash.

(1)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

(2)	2008, 2007, 2006 and 2005 petroleum product sales data reported net of purchases/sales contracts with the same counterparty.

A63

STOCK PERFORMANCE GRAPHS (unaudited)

Annual total returns to ExxonMobil shareholders were 39 percent in 2006, 24 percent in 2007, and negative 13 percent in 2008, and have averaged more than 16 percent per year over the past five years. Total returns mean share price increase plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of ExxonMobil common stock, the S&P 500, and an industry competitor group over the last five and 10 years. The industry competitor group consists of three other international integrated oil companies: BP, Chevron, and Royal Dutch Shell.

A64

DIRECTIONS

ExxonMobil 2009 Annual Meeting

Wednesday, May 27, 2009

9:00 a.m., Central Time

Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, Texas 75201

•	Free parking is available at the Arts District Garage. Traffic in the area may cause a delay; please allow extra time for parking.

•

From I-45/Hwy. 75 – Take I-35E exit (Woodall Rodgers Frwy.) to Pearl Street exit or St. Paul exit (follow frontage road east to Pearl Street), turn south and continue to Ross Avenue, turn left to the Arts District Garage.

•	From I-35E – Take I-45/Hwy. 75 exit (Woodall Rodgers Frwy.) to Pearl Street exit, continue to Ross Avenue, turn left to the Arts District Garage.

•	From DFW Airport – Take South exit to Hwy. 183 East (merges with I-35E), follow directions from I-35E (above).

•	From Love Field – Exit airport on Mockingbird Lane west to I-35E South, follow directions from I-35E (above).

Printed entirely on recycled paper	002cs17820

Electronic Voting Instructions

You can vote by Internet or telephone

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Validation details are located in the shaded bar below.

Please vote immediately. Your vote is important.

Vote by Internet
		•	Log on to the Internet and go to www.investorvote.com/exxonmobil
		•	Follow the steps outlined on this secured Web site.

Vote by telephone
		•	Call toll-free 1-800-652-VOTE (8683) from a touch-tone telephone. There is NO CHARGE for this call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		•	Call 1-781-575-2300 outside the U.S., Canada & Puerto Rico from a touch-tone telephone. Place your call through an operator and we will accept the charge for this call.
	☒	•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	VOTING ITEMS

The Directors recommend a vote FOR items 1 and 2 below.								The Directors recommend a vote AGAINST shareholder proposal items 3 through 13 below. É
1. Election of Directors (page 13):
01 - M.J. Boskin, 02 - L.R. Faulkner, 03 - K.C. Frazier,
04 - W.W. George, 05 - R.C. King, 06 - M.C. Nelson,										For	Against	Abstain			For	Against	Abstain
07 - S.J. Palmisano, 08 - S.S Reinemund,								3.	Cumulative Voting (page 51)	☐	☐	☐	9.	Corporate Sponsorships Report (page 60)	☐	☐	☐
09 - R.W. Tillerson, 10 - E.E. Whitacre, Jr.
☐	FOR all nominees							4.	Special Shareholder Meetings (page 53)	☐	☐	☐	10.	Amendment of EEO Policy (page 62)	☐	☐	☐
☐	WITHHOLD vote from all nominees							5.	Incorporate in North Dakota (page 54)	☐	☐	☐	11.	Greenhouse Gas Emissions Goals (page 63)	☐	☐	☐
☐	For All EXCEPT - To withhold a vote from one or more nominees, mark the box to the left and the corresponding numbered box(es) below.							6.	Board Chairman and CEO (page 55)	☐	☐	☐	12.	Climate Change and Technology Report (page 65)	☐	☐	☐

								7.	Shareholder Advisory Vote on Executive Compensation (page 57)	☐	☐	☐	13.	Renewable Energy Policy (page 66)	☐	☐	☐
01 -	☐	02 -	☐	03 -	☐	04 -	☐
05 -	☐	06 -	☐	07 -	☐	08 -	☐	8.	Executive Compensation Report (page 59)	☐	☐	☐
09 -	☐	10 -	☐

	For	Against	Abstain
2. Ratification of Independent Auditors (page 50)	☐	☐	☐

If voting by mail, this proxy must be signed on the reverse side.

¢	É

  <STOCK#>                    00ZYDR

c/o Computershare Investor Services P.O. Box 43105 Providence, RI 02940-3105

2009 Annual Meeting of Shareholders Admission Ticket
TIME:	Wednesday, May 27, 2009 9:00 a.m., Central Time

PLACE:	Morton H. Meyerson Symphony Center 2301 Flora Street Dallas, Texas 75201

AUDIOCAST:	Live on the Internet at exxonmobil.com. Instructions appear on the Web site one week prior to the event.
ADMISSION:	This ticket will admit shareholder. Ticket for one guest can be requested at Admissions desk at annual meeting. Valid admission ticket and government-issued picture identification required.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY/VOTING INSTRUCTIONS Solicited by the Board of Directors	É

The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, M.J. Boskin, W.W. George, R.C. King, M.C. Nelson, and R.W. Tillerson, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2009 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

This proxy covers shares of ExxonMobil common stock registered in the name of the undersigned (whether certificated or book-entry) and shares held in the name of the undersigned in the Computershare Investment Plan. This card also provides voting instructions to the applicable trustees for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or a Computershare Investment Plan IRA.

If no other indication is made on the reverse side of this form, the proxies/trustees shall vote: (a) for the election of the director nominees; and, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

B	Non-Voting Items

☐	Annual Report Mailing Mark box with an X to	Change of Address — Please print your new address below.	Comments — Please print your comments below.
discontinue annual report mailing for this account.

C	Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	É